As filed with the Securities and Exchange Commission on November 30, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Limbach Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1700	46-5399422
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

31-35th Street
Pittsburgh, Pennsylvania 15201
(412) 359-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles A. Bacon III
Chief Executive Officer
Limbach Holdings, Inc.
31-35th Street
Pittsburgh, Pennsylvania 15201
Tel: (412) 359-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein, Esq. Elliott M. Smith, Esq. Winston & Strawn LLP 200 Park Avenue New York, New York 10166-4193 Tel: (212) 294-6700 Fax: (212) 294-4700	Scott Wright, Esq. General Counsel Limbach Holdings, Inc. 31-35th Street Pittsburgh, Pennsylvania 15201 Tel: (412) 359-2100	Christopher J. Voss, Esq. David B. Allen, Esq. K&L Gates LLP 925 Fourth Avenue, Suite 2900 Seattle, Washington 98104-1158 Tel: (206) 623-7580 Fax: (206) 623-7022

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Shares of Common Stock offered by the Company, $0.0001 par value per share	$20,675,000	$2,396.23
Shares of Common Stock offered by the Selling Stockholders, $0.0001 par value per share	$5,325,000	$617.17
Total	$26,000,000	$3,013.40

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2016

PROSPECTUS

       Shares

Limbach Holdings, Inc.

Common Stock

We are offering        shares of our common stock. The selling stockholders identified in this prospectus are offering        shares of our common stock. We will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

Our common stock is listed on The Nasdaq Capital Market under the symbol “LMB”. On November 29, 2016, the last sale price of our common stock on The Nasdaq Capital Market was $15.05 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 9.

We are an “emerging growth company” under the federal securities laws and have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commission(1)	$	$
Proceeds to us, before expenses	$	$
Proceeds to the selling stockholders, before expenses	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.

The underwriters have an option to purchase up to an additional        shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about            , 2016.

D.A. Davidson & Co.         Craig-Hallum Capital Group

The date of this prospectus is              , 2016.

i

About this Prospectus

You should rely only on the information contained in this prospectus. We, the selling stockholders and the underwriters have not authorized anyone to provide you with different or additional information. We, the selling stockholders and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us”, “the Company” or “Successor” are to Limbach Holdings, Inc., a Delaware corporation, together with our consolidated subsidiaries, following the consummation of the business combination we consummated on July 20, 2016, whereby we acquired all of the outstanding equity of Limbach Holdings LLC (the “Business Combination”), and any such references relating to periods prior to the Business Combination, including to “Limbach Holdings LLC” or “Limbach” refer to Limbach Holdings LLC, our accounting predecessor in the Business Combination. References to “1347 Capital” are to our company prior to completion of the Business Combination when we were a blank check company with nominal operations. In the Business Combination, we were deemed the accounting acquirer and successor of Limbach Holdings LLC. Upon the closing of the Business Combination, we changed our name to Limbach Holdings, Inc.

Market and Industry Data

Within this prospectus, we reference certain market and industry data and other statistical information. We have obtained this data and information from various independent, third party industry sources and publications. Nothing in the data or information used or derived from third party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. We believe that these external sources and estimates are reliable, but have not independently verified them. Statements as to our market position are based on market data currently available to us. Although we are not aware of any misstatements regarding the economic, employment, industry and other market data presented herein, these estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;
•	we are exempt from the requirement to obtain an attestation and report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;
•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and
•	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

In this prospectus we have elected to take advantage of the reduced disclosure requirements relating to executive compensation, and in the future we may take advantage of any or all of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.0 billion or more, (ii) December 31, 2019, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended.

ii

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have determined to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will not be subject to all new or revised accounting standards generally applicable to other public companies that are not emerging growth companies.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus. It does not contain all the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and the historical financial statements and the accompanying notes included in this prospectus.

We are a commercial specialty contractor in the areas of heating, ventilation, air-conditioning (“HVAC”), plumbing, electrical and building controls for the design and construction of new and renovated buildings, maintenance services, energy retrofits and equipment upgrades. Across the U.S., we provide comprehensive facility services consisting of mechanical construction, full HVAC service and maintenance, energy audits and retrofits, engineering and design build services, constructibility evaluation, equipment and materials selection, offsite/prefab construction, and the complete range of sustainable building solutions and practices. Our customers include private enterprises as well as federal, state, and local public agencies located in Florida, California, Massachusetts, New Jersey, Pennsylvania, Maryland, Washington D.C., Virginia, West Virginia, Ohio and Michigan.

We operate our business in two segments: (i) Construction, in which we generally manage large construction or renovation projects that involve primarily HVAC, plumbing, sheet metal fabrication and installation, specialty piping and electrical services; and (ii) Services, in which we provide facility maintenance or general construction services primarily related to HVAC, plumbing or electrical services. Our market sectors primarily include the following:

•	Healthcare facilities;
•	Education, including schools and universities;
•	Sports & Amusement, including arenas and related facilities;
•	Transportation, including passenger terminals and maintenance facilities for rail and airports;
•	Government facilities, including federal, state and local agencies;
•	Hospitality, including hotels and resorts;
•	Corporate and commercial office buildings;
•	Retail and mixed use;
•	Residential multifamily apartment buildings (excluding condominiums); and
•	Industrial manufacturing.

These sectors are projected by FMI (a leading third party consultant to the engineering and construction industry) to experience strong growth through 2020, as noted in FMI’s 2016 Construction Outlook, Second Quarter report. We are focused on expanding our top four sectors noted above (Healthcare, Education, Sports & Amusement, and Transportation), leveraging our core areas of expertise and targeting projects with optimal risk/reward characteristics.

Our subsidiary divisions include the Limbach Company, which operates in regions that utilize organized union labor in New England, Eastern Pennsylvania, Western Pennsylvania, New Jersey, Ohio, Michigan and the Mid-Atlantic region; Limbach of Southern California, operating in Southern California as a union operation; and Harper Limbach, our non-union, or “open shop” division, which operates in Florida. All business units provide design, construction and maintenance services.

Among our core growth strategies is to offer design, construction and maintenance services for HVAC, plumbing and electrical in all of our branch operations. Over the coming years, we plan to equip each of our business units with the ability to provide this combined offering. This combined approach is appealing to building owners who own and operate facilities with complex HVAC, plumbing and electrical systems. Complex systems lend themselves to delivery methodologies that fit our integrated business model, including design/assist, design/build and integrated project delivery. We believe that few specialty construction companies in the United States offer fully-integrated HVAC, plumbing and electrical services. We believe our integrated approach provides a significant competitive advantage, especially when combined with our proprietary design and production software systems. Our integrated approach allows for increased prefabrication of HVAC components, improves cycle times for project delivery and reduces risks associated with onsite construction.

In 2015, we were ranked the 12th largest mechanical contractor by Engineering News Record, with revenues of $331.3 million, an improvement of 12.5% over 2014 revenues. Our Construction revenues totaled $273.6 million in 2015, an 11.9% improvement over 2014. Our Service revenues totaled $57.8 million in 2015, an improvement of 15.6% over 2014. In addition to HVAC and plumbing services, we also provide electrical design, installation and maintenance services in our Mid-Atlantic business unit. We envision a further expansion into the electrical business across the rest of our company, following what we believe was a successful initial expansion of these services in the Mid-Atlantic region.

Our services primarily include the following categories:

•	Specialty Contracting, including the design and construction of HVAC, plumbing and/or electrical systems within commercial and institutional buildings;
•	General Contracting, including construction on projects that primarily involve HVAC, plumbing and/or electrical;
•	Maintenance of HVAC, plumbing and/or electrical systems;
•	Service Projects for system and equipment upgrades, including energy retrofits;
•	Emergency service work, which we refer to as “Spot Work”;
•	Water Treatment;
•	Automatic Temperature Controls (“ATC”); and
•	Performance Contracting, including significant building energy retrofits.

Our Specialty Contracting services for general contractors, construction managers and energy services companies (“ESCOs”), include the following features and services:

•	Competitive Lump Sum Bidding (including plan and specification bidding with select qualified competitors);
•	Design/Assist Services, for which we typically contract on a negotiated basis to maintain a project budget, and occasionally are contracted on a lump sum basis;
•	Integrated Project Delivery, for which we contract on a negotiated basis to collaborate with a team to establish a target budget and execute on a project within the target budget;
•	Design/Build, which services are provided on either a negotiated basis or through competitive bidding; and
•	Performance Contracting, for which we assess a building owner’s facilities and offer a proposal to reduce energy and operating costs, and when successful, we often perform ongoing maintenance of the building systems.

We possess the abilities to provide design services in-house through our Innovation and Design Center located in Orlando, Florida. We sell the majority of our services by leading with our engineered solutions, which we believe are viewed as highly valued by our select customer base and drive higher margin outcomes.

Our near-term sales pipeline remains adequate for both construction and maintenance contracts. Industry forecasting by FMI, the American Institute of Architects (“AIA”) and other industry publications project continued growth in all of our sectors in the near and midterm. Combining the expansion of the market opportunities, our competitive differentiation and the growth strategies we are employing, we believe we will continue to realize steady sales and improve margin opportunities.

Operational Strengths

We believe our competitive strengths make us a unique provider within our industry:

We are a Nationally Respected Brand.  We are known for delivering a painless process from a customer point-of-view. We deliver systems that work and are economical and easy to operate and maintain. We listen to our customers and understand their expectations. We communicate with our customers throughout the process to validate that we are exceeding expectations. We are known for excellence in the critical start-up and commissioning phase of complex HVAC, plumbing and electrical systems.

Solid Core Purpose, True Core Values and a Vision for Growth.  From the technician in the field to the leadership of the company, we focus on caring for people. Our core purpose “is to create great opportunities for people”, as demonstrated by the leadership teams in every business unit. We have implemented internal development programs, led by our Chief Learning Officer, which allow us to attract and retain talent and emphasize the importance of promoting from within. Our core values reflect who we are and have been tested successfully several times over. We care about our people and believe our approach provides a competitive advantage. We believe we have strong employee retention rates as a result of our ability to hire, develop and retain top industry talent.

Engineering-Led Sales through LEDS.  One of our primary competitive advantages is Limbach Engineering & Design Services (“LEDS”), our in-house design engineering, preconstruction and cost estimating service. When we provide design/assist services, LEDS contributes technical input, cost planning, logistical planning, schedule and design peer review in an effort to assist the owner, architect, engineer and construction manager/general contractor (“CM/GC”) in delivering the desired scope for the owner’s approved budget. We believe LEDS creates savings for our customers by significantly reducing their building system budgeted costs. This capability provides us with a competitive advantage, since few of our HVAC, plumbing or electrical competitors employ in-house design engineering, pre-construction and cost estimating services.

Proprietary LMPS System to Design, Estimate, Coordinate and Fabricate.   We believe our technology platform, Limbach Modeling and Production System (“LMPS”), provides another competitive advantage. We have invested in developing our own, proprietary bid-design-production system. We designed and built the system around lean principles that eliminate waste and improve productivity. These principles deliver value to our building owners and improve our gross margin. Applied at the commencement of a contract, LMPS provides real time estimating tied to the creation of a 3D model, commonly known in the industry as Building Information Modeling (“BIM”). Coordination of system design and installation procedures is updated regularly through LMPS. LMPS provides our team members with the ability to provide real-time, “what-if” planning options and scenarios with the conventional stops-and-starts of the design/value engineering/redesign process. Once design, cost, logistical planning and schedule are finalized in LMPS, the system is used to generate fabrication drawings for our scope of work. This process leads to prefabricated solutions, reducing our onsite construction time, improving safety, and enhancing our profit margins.

Fabrication Capability.  Our company maintains fabrication facilities in each primary business unit. All business units include pipe prefabrication and most have some sheet metal assembly capability. Two of our business units have full sheet metal production lines (Ohio and Michigan). Our in-house production facilities provide opportunities for better process control and enhanced gross profit. Our plants only provide production for our own needs and we do not provide production for any third parties. Using industry available software, we have assembled a system that allows us to manage our complete material, fabrication and installation workflows in a very efficient and cost effective way. As we continue to execute our strategic plan, we anticipate adding electrical and fire protection elements, allowing Limbach to offer a complete design and production system for all building services.

Experienced Executive Team.   Our Chief Executive Officer (“CEO”) has over 33 years of industry experience, including 12 years as CEO of Limbach. Prior to joining Limbach, our CEO served as chief executive officer of the North and South American business unit for the global commercial development and construction management firm, Lend Lease. Our Chief Operating Officer has been with Limbach for 28 years. He started out of college and worked his way up to his current position. The Chief Financial Officer brings 30 years of experience in the industry, with a keen understanding of the risks and opportunities with specialty contractors. Our EVP of Service & Maintenance has 34 years of experience in the industry, the last nine with

Limbach, driving the growth of our maintenance business line. Our President of LEDS has 34 years’ experience in the industry. His skills and leadership are a strong reason for the remarkable growth we have enjoyed and he is integral to our customer relationships. We recently added a new position, SVP of Sales & Marketing to improve our go-to-market services, targeting more direct to owner business opportunities. Our SVP Sales & Marketing brings 35 years of selling experience in the industry. These individuals and our other leaders form a collective team that is highly focused on achieving our vision and stated goals.

Consistent History of Managing Construction Projects and Contract Risk.   Our long and successful track record gives us a solid understanding of how to manage risks. Our General Counsel and Chief Financial Officer bring highly skilled financial, legal and risk management expertise to Limbach. We have established limits of authority and other critical risk management processes to help our executives understand how to execute our work and manage risk. While we value our customers, we also work hard to reach reasonable contracts with fair terms. In many contractual relationships, we deploy pre-negotiated, standard rider agreements with our major and repeat customers, eliminating the need to negotiate every new contract. Our business units are led by talented leaders that have entrepreneurial skills. The business unit leaders carefully review each market opportunity, determine the strategic fit, assess resources available to execute the specific type of project, and score the opportunity according to our criteria.

Longstanding Customer Relationships.   We carefully screen, identify, secure and maintain mutually beneficial customer relationships. Some of our larger, well-known building owner customers include Disney Imagineering, Hospital Corporation of America, Honda, Ohio Health, Nationwide Children’s Hospital, Boston Medical Center, University of Pennsylvania, University of Southern California, University of Pittsburgh, Michigan State University, Harvard University, MGM Casinos and The Broad Art Museum. Key general contractor/construction manager (“GC/CM”) customers include Turner Construction, Skanska, Barton Malow, Lend Lease, Gilbane, Hensel Phelps, Suffolk Construction, Clark Construction, Whiting-Turner, Brasfield & Gorrie and many others. We proactively manage account plans and relationships, from the senior-most level down to the field level.

Growth Strategies

We have implemented the following strategies to drive growth in our business and, ultimately, to enhance stockholder value:

•	Recurring Income Expansion: We expect to continue our rapid service and maintenance expansion, launched in 2013, which includes energy retrofits of existing buildings. Our goal is to move the maintenance percentage of overall company revenue from 19.2% to 25% of revenue over the next several years. We believe this will provide a secure, dependable revenue stream and continue to reduce risk in the overall business, as well as create “pull-through” construction sales through spot, special projects division (“SPD”), and small construction projects with maintenance customers.
•	Full Building Systems Offering: We intend to roll out a fully integrated building systems offering throughout our current geographic footprint, with a goal of capturing between 30% and 60% of a building’s construction value (depending upon project complexity and scope), with follow-on, long term maintenance contracts. Today, in our HVAC and plumbing business, we aim to capture 15 – 25% of a building’s capital cost with our current range of services. We believe that adding electrical services and an integrated offering could improve our capture rate in the same sales process by approximately 5 – 20%. A fully integrated offering also strengthens our long-term goal to expand our service offering to include acting as a prime contractor/construction manager on projects that are heavy in HVAC, plumbing and electrical requirements, such as central energy plants for large campus facilities.
•	Geographic Expansion into Growth Markets: We expect to expand geographically into U.S. regions that offer attractive growth prospects in our target end markets. Certain of these markets we may enter on a greenfield basis, either because they are contiguous with our current markets, or because we have an existing customer who can provide a sufficient anchor to support opening a new branch or satellite. In other markets we would expect to enter via acquisition of a strong local or regional contractor that offers an outstanding reputation, strong execution and an attractive customer list, and is compatible in culture and values with our company.

Corporate History and Information

We are a Delaware corporation originally formed in April 2014 as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. On July 20, 2016, we completed the Business Combination whereby we acquired all the outstanding equity in Limbach Holdings LLC and changed our name to Limbach Holdings, Inc.

Our principal executive office is located at 31-35th Street, Pittsburgh, Pennsylvania 15201 and our telephone number is (412) 359-2100.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

Prior to the Business Combination, we were a blank check company with nominal operations. On July 20, 2016, we completed the Business Combination, whereby we acquired Limbach Holdings LLC through a merger pursuant to which Limbach Holdings LLC became our wholly owned subsidiary. In the Business Combination, we were deemed the accounting acquirer and Limbach Holdings LLC was deemed the acquiree, and our accounting predecessor. As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the accompanying summary historical financial information includes a black line division which indicates that the Predecessor and Successor reporting entities shown are presented on a different basis and are, therefore, not comparable. The period presented from July 20, 2016 through September 30, 2016 is the “Successor” period. The periods presented from July 1, 2016 through July 19, 2016 and January 1, 2016 through July 19, 2016, as well as the relevant 2015 periods, are the “Predecessor” periods.

The following table sets forth summary historical financial information that is presented as of December 31, 2015 and 2014 (Predecessor), and September 30, 2016 (Successor), and for the pre-acquisition periods for the years ended December 31, 2015 and 2014 (Predecessor), from January 1, 2015 through September 30, 2015 (Predecessor), from January 1, 2016 through July 19, 2016 (Predecessor) and the post-acquisition period from July 20, 2016 through September 30, 2016 (Successor). The financial information for the pre-acquisition periods from January 1, 2015 through September 30, 2015 (Predecessor), from January 1, 2016 through July 19, 2016 (Predecessor) and the post acquisition period from July 20, 2016 through September 30, 2016 (Successor) is derived from the unaudited condensed consolidated financial statements of the Company included elsewhere in this prospectus. The financial information as of December 31, 2015 (Predecessor) and for the years ended December 31, 2015 and 2014 (Predecessor) is derived from the audited consolidated financial statements of Limbach Holdings LLC, our accounting predecessor, included elsewhere in this prospectus.

The historical financial information of 1347 Capital, prior to the Business Combination (a special purpose acquisition company, or SPAC) has not been reflected in the Predecessor financial statements as these historical amounts have been considered de minimis. SPACs deposit the proceeds from their initial public offerings into a trust account until a business combination occurs, where such funds are then used to either pay consideration for the acquiree or stockholders who elect to redeem their shares of common stock in connection with the vote to approve such business combination, and the SPAC operations until the closing of a business combination are nominal and de minimis. Accordingly, no other activity in the Company was reported for periods prior to July 19, 2016 besides Limbach Holding LLC’s operations as Predecessor.

Management has prepared the unaudited consolidated financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that it considers necessary for a fair presentation of our financial position and operating results for such periods. Our historical results are not necessarily indicative of the results to be expected in any future period, and our interim results are not necessarily indicative of the results to be expected for the full fiscal year. You should read the following summary financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	Successor	Predecessor
	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016	January 1, 2015 through September 30, 2015	Years Ended December 31,
				2015	2014
				(in thousands)
Statement of Operations Data:
Contract revenues	$91,889	$221,391	$239,570	$331,350	$294,436
Cost of contract revenues	79,818	192,911	207,320	285,938	255,381
Gross profit	12,071	28,480	32,250	45,412	39,055
General and administrative expenses	10,207	24,015	27,454	37,767	33,972
Income (loss) from operations	410	4,465	4,796	7,645	5,083
Other income (expense), net	(21)	1	4	(73)	37
Interest expense	(853)	(1,898)	(2,361)	(3,200)	(3,134)
Total other expense, net	(874)	(1,897)	(2,357)	(3,273)	(3,097)
Net income (loss)	(464)	2,568	2,439	$4,372	$1,986
Balance Sheet Data:
Cash	$546	—	—	$6,107	$8,612
Accounts Receivable	122,306	—	—	85,357	73,858
Costs and Earnings in Excess of Billings	28,612	—	—	20,745	12,896
Total assets	208,118	—	—	127,329	109,270
Accounts Payable	48,997	—	—	42,569	39,911
Billings in Excess of Costs and Earnings	43,405	—	—	26,272	24,699
Term Debt, Revolver, Sub Debt and Leases	50,778	—	—	33,655	30,070
Total Liabilities	165,024	—	—	119,120	105,309
Total Members’ Equity	32,986	—	—	8,209	3,961
Cash Flow Data:
Net cash provided by operating activities	$(15,383)	$1,639	$(7,455)	$606	$4,131
Net cash used in investing activities	(13,013)	(2,107)	(797)	(2,322)	(818)
Net cash used in financing activities	28,682	(5,401)	(157)	(788)	(5,571)

THE OFFERING

Total common stock offered by us
shares
Total common stock offered by the selling stockholders
shares
Option to purchase additional shares
shares from us
Common stock to be outstanding immediately after this offering shares
Use of proceeds
The net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $ million. We will not receive any proceeds from the sale of shares by the selling stockholders.
We intend to use the net proceeds from this offering to repay all amounts outstanding under our Loan Agreement, dated July 20, 2016, with Alcentra Capital Corporation, as agent and as a lender, and the other lenders from time to time party thereto, providing for a $13.0 million term loan, evidenced by an unsecured note subordinated to our credit agreement (the “Subordinated Loan”). The Subordinated Loan matures on July 20, 2022 and bears interest at a rate of 16.00%, of which 13.00% is cash interest and 3.00% is payment-in-kind. We used the proceeds of the Subordinated Loan to pay a portion of the cash consideration owed to the former equity owners of Limbach Holdings LLC in connection with the Business Combination. Any proceeds from this offering in excess of amounts used to repay the Subordinated Loan will be used for general corporate purposes, including working capital and capital expenditures. See “Use of Proceeds.”
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
The Nasdaq Capital Market Symbol
LMB

Unless otherwise indicated, all information in this prospectus relating to the number of shares of our common stock to be outstanding immediately after this offering:

•	excludes 4,665,676 shares reserved for future issuance pursuant to the exercise of outstanding warrants; and
•	assumes no exercise by the underwriters of their option to purchase up to additional shares.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide to invest, you should carefully consider the risks described below, together with all other information included in this prospectus. We believe the risks described below are the risks that are material to us. Any of the following risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition, results of operations and growth prospects. In that case, you could experience a partial or complete loss of your investment.

Risks Related to Our Business

Certain of the markets where we work have not experienced a full recovery of construction activity coming out of the most recent economic downturn.

Construction activity and opportunity in certain markets in Ohio and Western Pennsylvania has not returned to pre-recessionary levels. Competition in these markets remains intense. This lack of construction activity may materially and adversely affect our business because our business is dependent on levels of construction activity.

Our contract backlog is subject to unexpected adjustments and cancellations and could be an uncertain indicator of our future earnings.

We cannot guarantee that the revenues projected in our contract backlog will be realized or, if realized, will be profitable. Projects reflected in the contract backlog may be affected by project cancellations, scope adjustments, time extensions or other changes. Such changes may adversely affect the revenue and profit we ultimately realize on these projects.

Because we bear the risk of cost overruns in most of our contracts, we may experience reduced profits or, in some cases, losses if costs increase above estimates.

Our contract prices are established largely upon estimates and assumptions of our projected costs, including assumptions about: future economic conditions; prices, including commodities prices; availability of labor, including the costs of providing labor, equipment, and materials; and other factors outside our control. If our estimates or assumptions prove to be inaccurate, if circumstances change in a way that renders assumptions and estimates inaccurate or we fail to successfully execute the work, cost overruns may occur and we could experience reduced profits or a loss for affected projects. For instance, unanticipated technical problems may arise; we could have difficulty obtaining permits or approvals; local laws, labor costs or labor conditions could change; bad weather could delay construction; raw materials prices could increase; suppliers or subcontractors may fail to perform as expected; or site conditions may be different than expected. We are also exposed to increases in energy prices. Additionally, in certain circumstances, we guarantee project completion or the achievement of certain acceptance and performance testing levels by a scheduled date. This includes our performance contracting services tied to energy savings on retrofitted energy conservation projects. Failure to meet schedule or performance requirements typically results in additional costs to us, and in some cases may also create liability for consequential and liquidated damages. Performance problems for existing and future projects could cause our actual results of operations to differ materially from those anticipated and could damage our reputation within the industry and our customer base.

The costs incurred and gross profit realized on our contracts can vary, sometimes substantially, from the original projections due to a variety of factors, including, but not limited to:

•	on-site conditions that differ from those in the original bid or contract;
•	failure to include required materials or work in a bid, or the failure to estimate properly the quantities or costs needed to complete a lump sum or guaranteed maximum price contract;
•	contract or project modifications creating unanticipated costs not covered by change orders;
•	failure by the customer, owner or general contractor to properly approve and authorize change orders for work that is required and, as a result, the inability to bill and collect for the value of the work performed;

•	failure by suppliers, vendors, subcontractors, designers, engineers, consultants, joint venture partners or customers to perform their obligations;
•	delays in quickly identifying and taking measures to address issues which arise during contract execution;
•	changes in availability, proximity and costs of materials, including pipe, sheet metal, and other construction materials;
•	claims or demands from third parties for alleged damages arising from the design, construction or use and operation of a project of which our work is part;
•	difficulties in obtaining required governmental permits or approvals;
•	availability and skill level of workers in the geographic location of a project;
•	citations issued by any governmental authority, including the Occupational Safety and Health Administration;
•	unexpected labor conditions or work stoppages;
•	changes in applicable laws and regulations;
•	delays caused by weather conditions;
•	fraud, theft or other improper activities by suppliers, vendors, subcontractors, designers, engineers, consultants, joint venture partners or customers or our own personnel; and
•	mechanical or performance problems with equipment.

Many of our contracts with our customers contain provisions that purport to shift some or all of the above risks from the customer to us, even in cases where the customer is partly at fault. We are not always able to shift this risk to subcontractors. Our experience has often been that customers are willing to negotiate equitable adjustments in the contract compensation or completion time provisions if unexpected circumstances arise. However, customers may seek to impose contractual risk-shifting provisions more aggressively, which could increase risks and adversely affect our cash flow, earnings and financial position.

Intense competition in our industry could reduce our market share and profit.

The markets we serve are highly fragmented and competitive. The industry is characterized by many small companies whose activities are geographically concentrated. We compete on the basis of our technical expertise and experience, financial and operational resources, industry reputation and dependability. While we believe our customers consider a number of these factors in awarding available contracts, a large portion of our work is awarded through a bid process. Consequently, price is often the principal factor in determining which contractor is selected, especially on smaller, less complex projects. Smaller competitors are sometimes able to win bids for these projects based on price alone due to their lower cost and financial return requirements. We expect competition to intensify in the industry, presenting us with significant challenges in our ability to maintain strong growth rates and acceptable profit margins. We also expect increased competition from in-house service providers, because some of our customers have employees who perform service and maintenance work similar to the services we provide. Vertical consolidation is also expected to intensify competition in the industry. If we are unable to meet these competitive challenges, we will lose market share to our competitors and experience an overall reduction in our profits. In addition, our profitability will be impaired if we have to reduce prices to remain competitive.

Our business has union and open shop operations, subjecting the business to risk for labor disputes.

We have separate subsidiary employers that have union and non-union operations. Our Company regularly reviews our organizational structure for compliance with all contractual and legal obligations. Our management and professional advisors believe that the Company is properly organized, but there is a risk that the structure and operations could be challenged by one of the unions. An adverse claim or judgment resulting from such a challenge could have a material adverse effect on our operations.

Our success depends upon the continuing contributions of certain key personnel, each of whom would be difficult to replace. If we lose the benefit of the experience, efforts and abilities of one or more of these individuals, our operating results could suffer.

Our continuing success depends on the performance of our management team. We cannot guarantee the continued employment of any of our key executives who may choose to leave the company for any number of reasons, such as other business opportunities, differing views on strategic direction or other reasons. We rely on the experience, efforts and abilities of these individuals, each of whom would be difficult to replace.

If we are unable to attract and retain qualified managers, employees, joint venture partners and subcontractors, we will be unable to operate efficiently, which could reduce our profitability.

Our business is labor intensive, and many of our operations experience a high rate of employment turnover. At times of low unemployment rates in the United States, it will be more difficult to find qualified personnel in some geographic areas where we operate. Additionally, our business is managed by a small number of key executive and operational officers. Generally, the industry is facing a shortage of trained, skilled, and qualified management, operational, and field personnel. We may be unable to hire and retain the sufficient skilled labor force necessary to operate efficiently and to support our growth strategy. Changes in general or local economic conditions and the resulting impact on the labor market and on our joint venture partners may make it difficult to attract or retain qualified individuals in the geographic areas where we perform our work. Our labor expenses may increase as a result of a shortage in the supply of skilled personnel. Labor shortages, increased labor costs or the loss of key personnel could reduce our profitability and negatively impact our business. Further, our relationship with some customers could suffer if we are unable to retain the employees with whom those customers primarily work and have established relationships.

Our inability to properly utilize our workforce could have a negative impact on our profitability.

The extent to which we utilize our workforce affects our profitability. Underutilizing the workforce could result in lower gross margins and, consequently, a decrease in short-term profitability. On the other hand, overutilization of our workforce could negatively impact safety, employee satisfaction and project execution, leading to a potential decline in future project awards. The utilization of our workforce is impacted by numerous factors, including:

•	our estimates of headcount requirements and our ability to manage attrition;
•	efficiency in scheduling projects and our ability to minimize downtime between project assignments;
•	productivity;
•	labor disputes; and
•	availability of skilled labor at any given time.

Our failure to comply with immigrant labor regulations could affect our business.

In certain markets, we rely heavily on immigrant labor. We have taken steps that we believe are sufficient and appropriate to ensure compliance with immigration laws. However, we cannot provide assurance that our management has identified, or will identify in the future, all illegal immigrants who work for us. The failure to identify illegal immigrants who work for us may result in fines or other penalties being imposed upon the company, which could have a material adverse effect on our operations, results of operations and financial condition.

Our participation in construction joint ventures exposes us to liability and/or harm to our reputation for failures of our partners.

As part of our business, we are a party to joint venture arrangements, pursuant to which we typically jointly bid on and execute particular projects with other companies in the construction industry. Success on these joint projects depends upon the various risks discussed in these “Risk Factors” and on whether our joint venture partners satisfy their contractual obligations.

We and our joint venture partners are generally jointly and severally liable for all liabilities and obligations of the joint ventures. If a joint venture partner fails to perform or is financially unable to bear its portion of required capital contributions or other obligations, including liabilities stemming from lawsuits, we could be required to make additional investments, provide additional services or pay more than our proportionate share of a liability to make up for our partner’s shortfall. Furthermore, if we are unable to adequately address our partner’s performance issues, the customer may terminate the project, which could result in legal liability to us, harm to our reputation and reduction to our profit on a project.

We may be unable to identify and contract with qualified Disadvantaged Business Enterprise (“DBE”) contractors to perform as subcontractors.

Certain of our projects contain minimum DBE participation clauses. If we subsequently fail to complete these projects with the minimum DBE participation, we may be held responsible for breach of contract, which may include restrictions on our ability to bid on future projects, as well as monetary damages. To the extent we are responsible for monetary damages, the total costs of the project could exceed the original estimates, we could experience reduced profits or a loss for that project, and there could be a material adverse impact to our financial position, results of operations, cash flows and liquidity.

Strikes or work stoppages could have a negative impact on our operations and results.

We are party to collective bargaining agreements covering a majority of our craft workforce. Although strikes, work stoppages and other labor disputes have not had a significant impact on our operations or results in the past, such labor actions, or an inability to renew the collective bargaining agreements, could have a significant impact on our operations and results if they occur in the future.

Timing of the award and performance of new contracts could have an adverse effect on our operating results and cash flow.

A substantial portion of our revenues and earnings is generated from large-scale project awards. The timing of project awards is unpredictable and outside of our control. Awards, including expansions of existing projects, often involve complex and lengthy negotiations and competitive bidding processes. These processes can be impacted by a wide variety of factors, including a customer’s decision to not proceed with the development of a project, governmental approvals, financing contingencies, commodity prices, environmental conditions, and overall market and economic conditions. We may not win contracts that we have bid upon due to price, a customer’s perception of our ability to perform and/or perceived technology advantages held by others. Many of our competitors may be more inclined to take greater or unusual risks or terms and conditions in a contract that we might not deem acceptable. Because a significant portion of our revenues is generated from large projects, our results of operations can fluctuate quarterly and annually depending on whether and when large project awards occur and the commencement and progress of work under large contracts already awarded. As a result, we are subject to the risk of losing new awards to competitors or the risk that revenue may not be derived from awarded projects as quickly as anticipated.

The uncertainty of the timing of contract awards may also present difficulties in matching the size of our work crews with contract needs. In some cases, we may maintain and bear the cost of more ready work crews than are currently required, in anticipation of future needs for existing contracts or expected future contracts. If a contract is delayed or an expected contract award is not received, we would incur costs that could have a material adverse effect on our anticipated profit.

In addition, the timing of the revenues, earnings and cash flows from our contracts can be delayed by a number of factors, including adverse weather conditions; other subcontractors delaying the progression of proceeding work; delays in receiving material and equipment from suppliers and services from subcontractors; and changes in the scope of work to be performed. Such delays, if they occur, could have adverse effects on our operating results for current and future periods until the affected contracts are completed.

Design-build contracts subject us to the risk of design errors and omissions.

Design-build is increasingly being used as a method of project delivery as it provides the customer with a single point of responsibility for both design and construction. When we are awarded these projects we typically perform the design and engineering work in-house. In the event of a design error or omission by us causing damages, there is risk that we, the subcontractor or the respective professional liability insurance or errors and omissions insurance would not be able to absorb the liability. Any liabilities resulting from an asserted design defect with respect to our construction projects may have a material adverse effect on our financial position, results of operations and cash flows.

Our dependence on a limited number of customers could adversely affect our business and results of operations.

Due to the size and nature of our regional construction contracts, one or a few customers have in the past, and may in the future, represent a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. Similarly, our backlog frequently reflects multiple contracts for certain customers; therefore, one customer may comprise a significant percentage of backlog at a certain point in time. The loss of business from any one of such customers could have a material adverse effect on our business or results of operations. Also, a default or delay in payment on a significant scale by a customer could materially adversely affect our business, results of operations, cash flows and financial condition.

Our dependence on subcontractors and suppliers of materials could increase our costs and impair our ability to complete contracts on a timely basis or at all, which would adversely affect our profits and cash flow.

We rely heavily on third-party subcontractors to perform some, and often a majority, of the work on many of our contracts. We also rely almost exclusively on third-party suppliers to provide the materials (including pipe, sheet metal and control systems) for our contracts. If we are unable to retain qualified subcontractors or suppliers, or if our subcontractors or suppliers do not perform as anticipated for any reason, our execution and profitability could be harmed. By contract, we remain liable to our customers for the performance or failures of our subcontractors and suppliers.

We generally do not bid on projects unless we have commitments from suppliers for the materials and equipment and from subcontractors for the services required to complete the projects at prices that have been included in the bid. Thus, to the extent that we cannot obtain commitments from our suppliers for materials and equipment, and from subcontractors for services needed, our ability to bid for contracts may be impaired. In addition, if a supplier or subcontractor is unable to deliver materials, equipment or services according to the negotiated terms of a supply/services agreement for any reason, including the deterioration of our financial condition, we may suffer delays and be required to purchase the materials, equipment and services from another source at a higher price or incur other unanticipated costs. This may reduce the profit to be realized, or result in a loss, on a contract.

Earnings for future periods may be impacted by impairment charges for goodwill and intangible assets.

We carry a significant amount of goodwill and identifiable intangible assets on our consolidated balance sheets. Goodwill is the excess of purchase price over the estimated fair value of the net assets of acquired businesses. We assess goodwill for impairment each year, and more frequently if circumstances suggest an impairment may have occurred. We may determine in the future that a significant impairment has occurred in the value of our unamortized intangible assets or fixed assets, which could require us to write off a portion of our assets and could adversely affect our financial condition or reported results of operations.

Actual and potential claims, lawsuits and proceedings could ultimately reduce our profitability and liquidity and weaken our financial condition.

We have been and are likely to continue to be named as a defendant in legal proceedings claiming damages in connection with the operation of our business. These actions and proceedings may involve claims for, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination, breach of contract, or property damage. In addition, we may be subject to class action lawsuits involving allegations of violations of the Fair Labor Standards Act and state wage and hour laws. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of any such actions or proceedings. We also are, and will likely continue to be, from time to time a plaintiff in legal proceedings against customers, in which we seek to recover payment of contractual amounts we are owed, as well as claims for increased costs we incur. When appropriate, we will establish provisions against possible exposures, and adjust these provisions from time to time according to ongoing exposure. If the assumptions and estimates related to these exposures prove to be inadequate or inaccurate, we could experience a reduction in our profitability and liquidity and a weakening of our financial condition. In addition, claims, lawsuits and proceedings may harm our reputation or divert management resources away from operating the business.

We typically warrant the services we provide, guaranteeing the work performed against defects in workmanship and the material we supply. If warranty claims occur, we could be required to repair or replace warrantied items at our cost. In addition, our customers may elect to repair or replace the warrantied item by using the services of another provider and require us to pay for the cost of the repair or replacement. Costs incurred as a result of warranty claims could adversely affect our operating results and financial condition.

Our use of the percentage-of-completion method of accounting could result in a reduction or reversal of previously recorded revenue or profits.

A material portion of our revenue is recognized using the percentage-of-completion method of accounting, which results in recognizing contract revenue and earnings ratably over the contract term in the proportion that our actual costs bear to our estimated contract costs. The earnings or losses recognized on individual contracts are based on estimates of contract revenue, costs and profitability. We review our estimates of contract revenue, costs and profitability on an ongoing basis. Prior to contract completion, we may adjust our estimates on one or more occasions as a result of change orders to the original contract, collection disputes with the customer on amounts invoiced, or claims against the customer for increased costs incurred by us due to customer-induced delays and other factors. Contract losses are recognized in the fiscal period when the loss is determined. Contract profit estimates are also adjusted in the fiscal period in which it is determined that an adjustment is required. As a result of the requirements of the percentage-of-completion method of accounting, the possibility exists, for example, that we could have estimated and reported a profit on a contract over several periods and later determined, usually near contract completion, that all or a portion of such previously estimated and reported profits were overstated. If this occurs, the full aggregate amount of the overstatement will be reported for the period in which such determination is made, thereby eliminating all or a portion of any profits from other contracts that would have otherwise been reported in such period, or even resulting in a loss being reported for such period. On a historical basis, we believe that we have made reasonably reliable estimates of the progress towards completion on our long-term contracts. However, given the uncertainties associated with these types of contracts, it is possible for actual costs to vary from estimates previously made, which may result in reductions or reversals of previously recorded revenue and profits.

A significant portion of our business depends on our ability to provide surety bonds. Any difficulties in the financial and surety markets may adversely affect our bonding capacity and availability.

In the past we have expanded, and it is possible will continue to expand, the number and percentage of total contract dollars that require an underlying construction surety bond (bid, payment, and performance bonds). Historically, surety market conditions have experienced times of difficulty as a result of significant losses incurred by many surety companies and the results of macroeconomic trends outside of our control. Consequently, during times when less overall bonding capacity is available in the market, surety terms have become more expensive and more restrictive. As such, we cannot guarantee our ability to maintain a sufficient level of bonding capacity in the future, which could preclude our ability to bid for certain contracts or successfully contract with some customers. Additionally, even if we continue to be able to access bonding capacity to sufficiently bond future work, we may be required to post collateral to secure bonds, which would decrease the liquidity we would have available for other purposes. Our surety providers are under no commitment to guarantee our access to new bonds in the future; thus, our ability to access or increase bonding capacity is at the sole discretion of our surety providers. If our surety companies were to limit or eliminate our access to bonds, the alternatives would include seeking bonding capacity from other surety companies, increasing business with clients that do not require bonds and posting other forms of collateral for project performance, such as letters of credit or cash. We may be unable to secure these alternatives in a timely manner, on acceptable terms, or at all. As such, if we were to experience an interruption or reduction in the availability of bonding capacity, it is likely we would be unable to compete for or work on certain projects.

We place significant decision making powers with our subsidiaries’ management, which presents certain risks.

We believe that our practice of placing significant decision making powers with local management is important to our successful growth and allows us to be responsive to opportunities and to customers’ needs. However, this practice presents certain risks, including the risk that we may be slower or less effective in our attempts to identify or react to problems affecting an important business than we would under a more centralized structure, or that we would be slower to identify a misalignment between a subsidiary’s and our overall business strategy. Further, if a subsidiary location fails to follow our compliance policies, we could be made party to a contract, arrangement or situation that requires the assumption of large liabilities or has less advantageous terms than is typically found in the market.

Information technology system failures, network disruptions or cyber security breaches could adversely affect our business.

We use sophisticated information technology systems, networks, and infrastructure in conducting some of our day-to-day operations and providing services to certain customers, including technology used for building designs, project modeling and scheduling. Information technology system failures, including suppliers’ or vendors’ system failures, could disrupt our operations by causing transaction errors, processing inefficiencies, the loss of customers, other business disruptions, or the loss of employee personal information. In addition, these systems, networks, and infrastructure may be vulnerable to deliberate cyber-attacks that interfere with their functionality or the confidentiality of our information or our customers’ data. These events could impact our customers, employees and reputation and lead to financial losses from remediation actions, loss of business or potential liability, or an increase in expense, all of which may have a material adverse effect on our business.

Our insurance policies against many potential liabilities require high deductibles. Additionally, difficulties in the insurance markets may adversely affect our ability to obtain necessary insurance.

Although we maintain insurance policies with respect to our related exposures, these policies are subject to high deductibles; as such, we are, in effect, self-insured for substantially all of our typical claims. Our estimates of liabilities for unpaid claims and associated expenses and the appropriateness of the estimated liability are reviewed and updated quarterly. However, insurance liabilities are difficult to assess and estimate due to the many relevant factors, the effects of which are often unknown, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents that have occurred but are not reported, and the effectiveness of our safety program. Our accruals are based on known facts, historical trends (both internal trends and industry averages) and our reasonable estimate of our future expenses. We believe our accruals are adequate. However, our risk management strategies and techniques may not be fully effective in mitigating the risk exposure in all market environments or against all types of risk. If any of the variety of instruments, processes or strategies we use to manage our exposure to various types of risk are not effective, we may incur losses that are not covered by our insurance policies or that exceed our accruals or coverage limits.

Additionally, we typically are contractually required to provide proof of insurance on projects we work on. Historically, insurance market conditions become more difficult for insurance consumers during periods when insurance companies suffer significant investment losses as well as casualty losses. Consequently, it is possible that insurance markets will become more expensive and restrictive. Also, our prior casualty loss history might adversely affect our ability to procure insurance within commercially reasonable ranges. As such, we may not be able to maintain commercially reasonable levels of insurance coverage in the future, which could preclude our ability to work on many projects. Our insurance providers are under no commitment to renew our existing insurance policies in the future; therefore, our ability to obtain necessary levels or kinds of insurance coverage are subject to market forces outside our control. If we are unable to obtain necessary levels of insurance, we likely would be unable to compete for or work on most projects.

If we experience delays and/or defaults in customer payments, we could be unable to recover all expenditures.

Because of the nature of our contracts, at times we commit resources to projects prior to receiving payments from the customer in amounts sufficient to cover expenditures on projects as they are incurred. Delays in customer payments may require us to make a working capital investment. If a customer defaults in making their payments on a project to which we have devoted resources, it could have a material negative effect on our results of operations.

Misconduct by our employees, subcontractors or partners or our overall failure to comply with laws or regulations could harm our reputation, damage our relationships with customers, reduce our revenue and profits, and subject us to criminal and civil enforcement actions.

Misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by one or more of our employees, subcontractors or partners could have a significant negative impact on our business and reputation. Examples of such misconduct include employee or subcontractor theft, the failure to comply with safety standards, laws and regulations, customer requirements, environmental laws, and any other applicable laws or regulations. While we take precautions to prevent and detect these activities, such precautions may not be effective and are subject to inherent limitations, including human error and fraud. Our failure to comply with applicable laws or regulations or acts of misconduct could subject us to fines and penalties, harm our reputation, damage relationships with customers, reduce our revenue and profits, and subject us to criminal and civil enforcement actions.

Failure or circumvention of our disclosure controls and procedures or internal controls over financial reporting could seriously harm our financial condition, results of operations, and business.

We plan to continue to maintain and strengthen internal controls and procedures to enhance the effectiveness of our disclosure controls and internal controls over financial reporting. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, and not absolute, assurances that the objectives of the system are met. Any failure of our disclosure controls and procedures or internal controls over financial reporting could harm our financial condition and results of operations.

Our management and independent registered public accounting firm have identified internal control deficiencies, which our management and independent registered public accounting firm believe constitute a material weakness and a significant deficiency.

Although we did not engage our independent registered public accounting firm to conduct an audit of our internal control over financial reporting, in connection with the audits of our consolidated financial statements as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, our independent registered public accounting firm informed us that they identified a material weakness and significant deficiency relating to our internal control over financial reporting under standards established by the PCAOB. The PCAOB defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting.

The material weakness identified by our independent registered public accounting firm identified the Company as not yet having developed an entity level and financial reporting control environment that is designed with appropriate precision for a public company including journal entry controls, and that the Company currently does not have the accounting department infrastructure to account for complex transactions or to handle SEC reporting requirements.

In addition, during the audits of our consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, our independent registered public accounting firm identified a significant deficiency related to our internal controls over information technology systems, specifically logical security controls.

Although we are in the process of remediating our material weakness and significant deficiency, if our internal control over financial reporting or our related disclosure controls and procedures are not effective, we may not be able to accurately report financial results, prevent fraud or file periodic reports in a timely manner. Our management is required to assess the effectiveness of our disclosure controls and procedures over financial reporting on a quarterly basis. If we are unable to remediate our material weakness and significant deficiency, our management may not be able to conclude that our disclosure controls and procedures or internal control over financial reporting are effective. The inability to remediate this material weakness and significant deficiency may cause investors to lose confidence in our reported financial information and may lead to a decline in the stock price of the combined company.

We have subsidiary operations throughout the United States and are exposed to multiple state and local regulations, as well as federal laws and requirements applicable to government contractors. Changes in laws, regulations or requirements, or a material failure of any of our subsidiaries or us to comply with any of them, could increase our costs and have other negative impacts on our business.

Our 14 locations operate in 24 states, which exposes us to a variety of state and local laws and regulations, particularly those pertaining to contractor licensing requirements. These laws and regulations govern many aspects of our business, and there are often different standards and requirements in different locations. In addition, our subsidiaries that perform work for federal government entities are subject to additional federal laws and regulatory and contractual requirements. Changes in any of these laws, or any of our subsidiaries’ material failure to comply with them, can adversely impact our operations by, among other things, increasing costs, distracting management’s time and attention from other items, and harming our reputation.

As Federal Government Contractors under applicable federal regulations, our subsidiaries are subject to a number of rules and regulations, and our contracts with government entities are subject to audit. Violations of the applicable rules and regulations could result in a subsidiary being barred from future government contracts.

Federal Government Contractors must comply with many regulations and other requirements that relate to the award, administration and performance of government contracts. A violation of these laws and regulations could result in imposition of fines and penalties, the termination of a government contract, or debarment from bidding on government contracts in the future. Further, despite our decentralized nature, a violation at one of our locations could impact the ability of the other locations to bid on and perform government contracts; additionally, because of our decentralized nature, we face risk in maintaining compliance with all local, state and federal government contracting requirements. Prohibition against bidding on future government contracts could have an adverse effect on our financial condition and results of operations.

Past and future environmental, safety and health regulations could impose significant additional costs on us that reduce our profits.

HVAC systems are subject to various environmental statutes and regulations, including the Clean Air Act and those regulating the production, servicing and disposal of certain ozone-depleting refrigerants used in HVAC systems. There can be no assurance that the regulatory environment in which we operate will not change significantly in the future. Various local, state and federal laws and regulations impose licensing standards on technicians who install and service HVAC systems. And additional laws, regulations and standards apply to contractors who perform work that is being funded by public money, particularly federal public funding. Our failure to comply with these laws and regulations could subject us to substantial fines, the loss of licenses or potentially debarment from future publicly-funded work. It is impossible to predict the full nature and effect of judicial, legislative or regulatory developments relating to health and safety regulations and environmental protection regulations applicable to our operations.

Unsatisfactory safety performance may subject us to penalties, affect customer relationships, result in higher operating costs, negatively impact employee morale and result in higher employee turnover.

Our projects are conducted at a variety of sites including construction sites and industrial facilities. Each location is subject to numerous safety risks, including electrocutions, fires, explosions, mechanical failures, weather-related incidents, transportation accidents and damage to equipment. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and other consequential damages, and could lead to suspension of operations, large damage claims and, in extreme cases, criminal liability. While we have taken what we believe are appropriate precautions to minimize safety risks, we have experienced serious accidents in the past and may experience additional accidents in the future. Serious accidents may subject us to penalties, civil litigation or criminal prosecution. Claims for damages to persons, including claims for bodily injury or loss of life, could result in significant costs and liabilities, which could adversely affect our financial condition and results of operations. In addition, like other companies in our industry, we track our injury history in the form of an Experience Modification Rate (“EMR”). In the event that the EMR associated with certain of our operating units exceeds the minimum threshold set by customers, we may be unable to pursue certain projects. Poor safety performance could also jeopardize our relationships with our customers and harm our reputation.

If we do not effectively manage the size and cost of our operations, our existing infrastructure may become either strained or over-burdensome, and we may be unable to increase revenue growth.

The growth that we have experienced in the past, and that we may experience in the future, may provide challenges to our organization, requiring us to expand our personnel and operations. Future growth may strain our infrastructure, operations and other managerial and operating resources. We have also experienced severe constriction in the markets in which we operated in the past and, as a result, in our operating requirements. Failing to maintain the appropriate cost structure for a particular economic cycle may result in us incurring costs that affect our profitability. If our business resources become strained or over-burdensome, our earnings may be adversely affected and we may be unable to increase revenue growth. Further, we may undertake contractual commitments that exceed our labor resources, which could also adversely affect our earnings and ability to increase revenue growth.

We are susceptible to adverse weather conditions, which may harm our business and financial results.

Our business may be adversely affected by severe weather in areas where we have significant operations. Repercussions of severe weather conditions may include:

•	curtailment of services;
•	suspension of operations;
•	inability to meet performance schedules in accordance with contracts and potential liability for liquidated damages;
•	injuries or fatalities;
•	weather related damage to facilities;
•	disruption of information systems;
•	inability to receive machinery, equipment and materials at jobsites; and
•	loss of productivity.

Force majeure events, including natural disasters and terrorists’ actions, could negatively impact our business, which may affect our financial condition, results of operations or cash flows.

Force majeure, or extraordinary events beyond the control of the contracting parties, such as natural and man-made disasters, as well as terrorist actions, could negatively impact us. We typically negotiate contract language, providing certain relief from force majeure events in private client contracts, and review and attempt to mitigate force majeure events in both public and private client contracts. We remain obligated to perform our services after most extraordinary events subject to relief that may be available pursuant to a force majeure clause. If we are not able to react quickly to force majeure events, our operations may be affected significantly, which would have a negative impact on our financial position, results of operations, cash flows and liquidity.

Deliberate, malicious acts, including terrorism and sabotage, could damage our facilities, disrupt our operations or injure employees, contractors, customers or the public and result in liability to us.

Intentional acts of destruction could damage or destroy our facilities, reducing our operational production capacity and requiring us to repair or replace facilities at substantial cost. Additionally, employees, contractors and the public could suffer substantial physical injury from acts of terrorism for which we could be liable. Governmental authorities may also impose security or other requirements that could make our operations more difficult or costly. The consequences of any such actions could adversely affect our financial condition and results of operations.

Recent healthcare legislation may increase our costs and reduce future profitability.

In 2012, the United States Supreme Court upheld the majority of the provisions in the Patient Protection and Affordable Care Act (the “Affordable Care Act”). The Affordable Care Act places requirements on employers to provide a minimum level of benefits to employees and assesses penalties on employers if the benefits do not meet the required minimum level or if the cost of coverage to employees exceeds affordability thresholds specified in the Affordable Care Act. The minimum benefits and affordability requirements took effect in 2015. The Affordable Care Act also imposes an excise tax beginning in 2018 on plans whose average cost exceeds specified amounts. Although our initial assessment indicates that the provisions in the Affordable Care Act will not have a material adverse impact to our financial position, results of operations, cash flows and liquidity, it is difficult to predict the financial and operational impacts due to the breadth and complexity of this legislation.

Our future acquisitions may not be successful.

We expect to pursue selective acquisitions of businesses. We cannot assure that we will be able to locate acquisitions or that we will be able to consummate transactions on terms and conditions acceptable to us, or that acquired businesses will be profitable. Acquisitions may expose us to additional business risks different than those we have traditionally experienced. We also may encounter difficulties integrating acquired businesses and successfully managing the growth we expect to experience from these acquisitions.

We may choose to finance future acquisitions with debt, equity, cash or a combination of the three. Future acquisitions could dilute earnings. To the extent we succeed in making acquisitions, a number of risks will result, including:

•	the assumption of material liabilities (including for environmental-related costs and multiemployer pension plans);
•	failure of due diligence to uncover situations that could result in legal exposure or to quantify the true liability exposure from known risks;
•	the diversion of management’s attention from the management of daily operations to the integration of operations;
•	difficulties in the assimilation and retention of employees, in the assimilation of different cultures and practices, in the assimilation of broad and geographically dispersed personnel and operations, and the retention of employees generally;
•	the risk of additional financial and accounting challenges and complexities in areas such as tax planning, treasury management, financial reporting and internal controls;
•	potential inability to realize the cost savings or other financial benefits anticipated prior to the acquisition; and
•	increased exposure to challenges to the validity of our “double breasted” structure (i.e. union and open shop subsidiaries) under the National Labor Relations Act if an “open shop” business is acquired.

The failure to successfully integrate acquisitions could have an adverse effect on our business, financial condition and results of operations.

A change in tax laws or regulations of any federal or state jurisdiction in which we operate could increase our tax burden and otherwise adversely affect our financial position, results of operations, cash flows and liquidity.

We continue to assess the impact of various U.S. federal or state legislative proposals that could result in a material increase to our U.S. federal or state taxes. We cannot predict whether any specific legislation will be enacted or the terms of any such legislation. However, if such proposals were to be enacted, or if modifications were to be made to certain existing regulations, the consequences could have a material adverse impact on us, including increasing our tax burden, increasing the cost of tax compliance or otherwise adversely affecting our financial position, results of operations, cash flows and liquidity.

Our obligation to contribute to multiemployer pension plans could give rise to significant expenses and liabilities in the future.

We contribute to approximately 50 multiemployer pension plans in the United States under collective bargaining agreements that generally provide pension benefits to employees covered by these agreements. Approximately 53.8% of our current employees are members of collective bargaining units. Our Predecessor contributions to multiemployer pension plans were approximately $24,326,000 and $26,543,000 for the fiscal years ended December 31, 2014 and 2015, respectively, and $16,747,000 for the period from January 1, 2016 through July 19, 2016. Our Successor contributions to these plans were approximately $6,611,000 for the period from July 20, 2016 through September 30, 2016. The costs of providing benefits through such plans have increased in recent years. The amount of any increase or decrease in our required contributions to these multiemployer pension plans will depend upon many factors, including the outcome of collective bargaining, actions taken by trustees who manage the plans, government regulations, the actual return on assets held in the plans and the potential payment of a withdrawal liability. Based upon the information available to us from the multiemployer pension plans’ administrators, we believe that several of these multiemployer pension plans are underfunded. The unfunded liabilities of these plans may result in required increased future payments by us and the other participating employers. Underfunded multiemployer pension plans may impose a surcharge requiring additional pension contributions. Our risk of such increased payments may be greater if any of the participating employers in these underfunded plans withdraws from the plan due to insolvency and is not able to contribute an amount sufficient to fund the unfunded liabilities associated with its participants in the plan.

With limited exception, an employer who is obligated under a collective bargaining agreement to contribute a to multiemployer pension plan is liable, upon termination of such contribution obligation to the plan or withdrawal from a plan, for its proportionate share of the plan’s unfunded vested pension liabilities. In the event that we withdraw from participation in a plan, applicable law could require us to make withdrawal liability contributions to such plan, and we would have to reflect that liability and the related expense in our consolidated financial statements. Our withdrawal liability payable to an individual multiemployer pension plan would depend on the extent of the plan’s funding of vested benefits. If the multiemployer pension plans in which we participate have significant underfunded liabilities, such underfunding will increase the size of our potential withdrawal liability. As of December 31, 2015, we recorded a $375,000 liability related to our withdrawal from a local Teamsters fund in Detroit, Michigan. No other liability for underfunding of multiemployer pension plans was recorded in our Predecessor consolidated financial statements for the years ended December 31, 2014 and 2015, or the period from January 1, 2016 through July 19, 2016, or in our Successor consolidated financial statements for the period from July 20, 2016 through September 30, 2016.

Rising inflation and/or interest rates, or deterioration of the United States economy could have a material adverse effect on our business, financial condition and results of operations.

Economic factors, including inflation and fluctuations in interest rates, could have a negative impact on our business. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. To the extent that Congress is unable to lower United States debt substantially, a decrease in federal spending could result, which could negatively impact the ability of government agencies to fund existing or new infrastructure projects. In addition, such actions could have a material adverse effect on the financial markets and economic conditions in the United States and throughout the world, which may limit our ability and the ability of our customers to obtain financing and/or could impair our ability to execute our acquisition strategy. These and related economic factors could have a material adverse effect on our financial position, results of operations, cash flows and liquidity.

Failure to remain in compliance with covenants under our debt and credit agreements or service our indebtedness could adversely impact our business.

Our credit agreement and other debt obligations include certain debt covenants, including, certain financial covenants, are more described in “Management’s Discussion and Analysis of Financial Condition and Results of Operation.” Our failure to comply with any of these covenants, or to pay principal, interest or other amounts when due thereunder, would constitute an event of default under the applicable agreements. Under certain circumstances, the occurrence of an event of default under one of these agreements (or the acceleration of the maturity of the indebtedness under one of these agreements) may constitute an event of default under one or more of our other debt agreements. Default under our debt agreements could result in, among other things, us no longer being entitled to borrow under one or more of the agreements, acceleration of the maturity of outstanding indebtedness under the agreements, and/or foreclosure on any collateral securing the obligations under the agreements. If we are unable to service our debt obligations, or if we are unable to comply with our financial or other debt covenants, and our indebtedness becomes immediately due and payable, we could be forced to curtail our operations, reorganize our capital structure (including through bankruptcy proceedings), or liquidate some or all of our assets in a manner that could cause holders of our securities to experience a partial or total loss of their investment.

Risks Related to this Offering and an Investment in Our Common Stock

Since the consummation of the Business Combination, our common stock has not had an active, liquid trading market, and you may not be able to sell your common stock at or above the public offering price, or at all.

Following the consummation of the Business Combination, our common stock has been quoted on the OTCQB and there has not been an active, liquid public market for our common stock. An active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The public offering price for our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration in an acquisition.

The price of our common stock could be volatile following this offering.

The market price of our common stock following this offering may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things:

•	actual or anticipated variations in our quarterly results of operations;
•	recommendations by securities analysts;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	news reports relating to trends, concerns and other issues in the financial services industry generally;
•	perceptions in the marketplace regarding us and/or our competitors;
•	new technology used, or services offered, by competitors; and
•	changes in government regulations.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Our common stock will be controlled by insiders, who currently own, in the aggregate, approximately 85% of our outstanding shares of common stock and, as a result, are able to exert significant control over matters submitted to our board and stockholders for approval.

After this offering, our officers, directors and stockholders who own more than 5% of our outstanding shares of common stock will, in the aggregate, beneficially own approximately       % of our outstanding shares of common stock (assuming no exercise by the underwriters of their option to purchase additional shares and that none of such insiders purchase shares of common stock in this offering). As such, our insiders will be able to significantly influence or even unilaterally approve matters requiring approval by our stockholders, including the election of directors, certain decisions relating to our capital structure, amendments to our certificate of incorporation and the approval of mergers or other business combination transactions. The interests of these stockholders may not always coincide with the interests of our other stockholders and investors who acquired shares of common stock in this offering may have no effective voice in the management of our company.

If equity research analysts publish unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

The trading market for our common stock could be affected by whether equity research analysts publish research or reports about us and our business. We cannot predict at this time whether any research analysts will publish research and reports on us and our common stock. If one or more equity analysts do cover us and our common stock and publish research reports about us, the price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

If any of the analysts who elect to cover us downgrades our stock, our stock price could decline rapidly. If any of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect on our business and stock price.

We are required to comply with the SEC’s rules implementing Sections 302 and 404(a) of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. In particular, we are required to certify our compliance with Section 404(a) of the Sarbanes-Oxley Act, which requires us to furnish annually a report by management on the effectiveness of our internal control over financial reporting. Furthermore, unless we remain an emerging growth company and elect additional transitional relief available to emerging growth companies, or we qualify as a smaller reporting company under applicable SEC rules, then our independent registered public accounting firm will be required to report on the effectiveness of our internal control over financial reporting.

As described elsewhere herein, our management identified a material weakness in our internal control over financial reporting relating to our not yet having developed an entity level and financial reporting control environment that is designed with appropriate precision for a public company, including journal entry controls, and the accounting department infrastructure to account for complex transactions or to handle SEC reporting requirements. If we are unable to remediate this material weakness in our internal control over financial reporting, or if we identify additional material weaknesses in our internal control over financial reporting, our management will be unable to assert that our internal control over financial reporting is effective and investors, counterparties and customers may lose confidence in the accuracy and completeness of our financial statements and reports, which could have an adverse effect on our liquidity, access to capital markets and perceptions of our creditworthiness and/or a decline in the market price of our common stock. In addition, we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, the

Board of Governors of the Federal Reserve System, the FDIC, the OCC or other regulatory authorities, which could require additional financial and management resources. These events could have an adverse effect on our business, financial condition and results of operations.

Future equity issuances could result in dilution, which could cause our common stock price to decline.

We are generally not restricted from issuing additional shares of our common stock, up to the 100,000,000 shares of voting common stock authorized by our second amended and restated certificate of incorporation, which could be increased by a vote of a majority of our shares. We may issue additional shares of our common stock in the future pursuant to current or future equity compensation plans, upon conversions of preferred stock or debt, upon exercise of warrants or in connection with future acquisitions or financings. If we choose to raise capital by selling shares of our common stock for any reason, the issuance would have a dilutive effect on the holders of our common stock and could have a material negative effect on the market price of our common stock.

Future sales of our common stock may cause our common stock price to decline.

If our existing stockholders sell, or indicate an intent to sell, amounts of our common stock in the public market after the contractual lock-up and other legal restrictions on resale lapse, the trading price of our common stock could decline. Based upon shares outstanding as of November 29, 2016, after this offering, assuming no exercise by the underwriters of their option to purchase additional shares, approximately      shares of common stock will be outstanding. Of these shares, the shares of our common stock to be sold in this offering will be freely tradable, unless such shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act.

Our directors, officers and holders of greater than 10% of our outstanding common stock are subject to a 180-day market stand-off or a contractual lock-up agreement that prevents them from selling their securities prior to the expiration of the 180-day period, except that 1347 Investors LLC and FdG HVAC LLC, two of our significant stockholders, may each sell up to an aggregate of 350,000 and 150,000 shares, respectively, of our common stock after the expiration of the first 90 days following the date of this prospectus. The underwriters may, in their sole discretion, permit securities subject to the lock-up to be sold prior to its expiration.

After the market stand-offs and lock-up agreements pertaining to this offering expire, up to an additional        shares will be eligible for sale in the public market, of which        are held by directors, executive officers and other affiliates and will be subject to the availability of and volume limitations under Rule 144 under the Securities Act and various contractual agreements.

In addition, we have entered into a registration rights agreement pursuant to which we have agreed, under certain circumstances, to file a registration statement to register the resale of a substantial number of shares held by certain of our existing stockholders, as well as to cooperate in certain public offerings of such shares. Registration of these shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration, except for shares purchased or subscribed for by affiliates. After the closing of this offering, the holders of        shares of our common stock will be entitled to such registration rights. See “Shares Eligible for Future Sale — Registration Rights.” As such, upon registration of such shares, a substantial number of shares of our common stock may be sold in the public market, which may cause the trading price of our common stock to decline. We may issue additional shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our board also has the power, without stockholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue preferred stock in the future that has preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction perceived to be favorable to our stockholders.

We are an “emerging growth company,” and the reduced regulatory and reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as described in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of reduced regulatory and reporting requirements that are otherwise generally applicable to public companies. These include, without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced financial reporting requirements, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments. The JOBS Act also permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies, which we intend to take advantage of.

We may take advantage of these provisions until December 31, 2019, unless we earlier cease to be an emerging growth company, which would occur if our annual gross revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in a three-year period, or if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. Investors may find our common stock less attractive if we rely on the exemptions, which may result in a less active trading market and increased volatility in our stock price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in this prospectus relating to outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;
•	the future financial performance of the Company following the Business Combination;
•	changes in the markets in which the Company competes;
•	expansion plans and opportunities; and
•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available to the Company as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the Business Combination disrupts current plans and operations of the Company;
•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the business to grow and manage growth profitably;
•	costs related to the Business Combination;
•	the outcome of any legal proceedings that have been or may be instituted against the Company;
•	changes in applicable laws or regulations;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and
•	other risks and uncertainties set forth in this prospectus in the section entitled “Risk Factors” beginning on page 9, which are incorporated herein by reference.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $     (or approximately $     if the underwriters exercise their option to purchase additional shares from us in full). Each $     increase or decrease in the assumed public offering price of $     per share would increase or decrease the net proceeds to us from this offering by approximately $     (or approximately $     million if the underwriters exercise their purchase option in full). We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

We intend to use the net proceeds from this offering to repay all amounts outstanding under our Loan Agreement, dated July 20, 2016, with Alcentra Capital Corporation, as agent and as a lender, and the other lenders from time to time party thereto, providing for a $13.0 million term loan, evidenced by an unsecured note subordinated to our credit agreement (the “Subordinated Loan”). The loan matures on July 20, 2022 and bears interest at a rate of 16.00%, of which 13.00% is cash interest and 3.00% is payment-in-kind. We used the proceeds of the Subordinated Loan to pay a portion of the cash consideration owed to the former equity owners of Limbach Holdings LLC in connection with the Business Combination.

Any proceeds from this offering in excess of amounts used to repay the Subordinated Loan will be used for general corporate purposes, including working capital and capital expenditures.

DIVIDEND POLICY

No dividends have been declared or paid on our shares of common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, cash flows, capital requirements, and other factors that our board of directors deems relevant. Our ability to pay dividends is limited by our Credit Agreement. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred securities.

In addition, the holders of Preferred Stock will, in priority to any other class or series of capital stock, be entitled to receive, as and when declared by our board, fixed, cumulative, preferential dividends at a rate of: (i) 8% per annum in years one through three from issuance, (ii) 10% per annum in years four through five from issuance, and (iii) 12% per annum thereafter, payable in equal quarterly installments. Dividends on outstanding Preferred Stock will accrue from day to day from the date of issuance of the Preferred Stock. No dividends may be made in excess of the accrued and unpaid preferred yield in respect of such Preferred Stock.

CAPITALIZATION

The following table shows our capitalization, on a consolidated basis, as of September 30, 2016, on an actual basis and on an as adjusted basis after giving effect to our receipt of the net proceeds from the sale by us of      shares and the application of such proceeds as described in “Use of Proceeds”. You should read the following table in conjunction with the sections titled “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2016
	Actual	As adjusted
	(dollars in thousands)
Cash and cash equivalents	$546
Debt:
Long-term debt, net of current portion and debt issuance costs	46,400
Current portion of long-term debt	4,378
Debt issuance costs	678
Total Debt	51,456
Preferred Stock	10,108
Shareholder’s equity	32,986
Total capitalization	$94,550

DILUTION

If you purchase shares of our common stock in this offering, your ownership interest will experience immediate book value dilution to the extent the public offering price per share exceeds our net tangible book value per share immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding.

Our net tangible book value at September 30, 2016 was $11.7 million, or $1.97 per share based on the number of shares outstanding as of such date. After giving effect to our sale of      shares in this offering at an assumed public offering price of $     per share, and after deducting underwriting discounts and estimated offering expenses, our as adjusted net tangible book value at September 30, 2016 would have been approximately $     million, or $     per share. Therefore, under those assumptions this offering would result in an immediate increase of $     in the net tangible book value per share to our existing stockholders, and immediate dilution of $     in the net tangible book value per share to investors purchasing shares in this offering. The following table illustrates this per share dilution.

Assumed public offering price per share		$
Net tangible book value per share at September 30, 2016	$1.97
Increase in net tangible book value per share attributable to this offering
As adjusted net tangible book value per share after this offering
Dilution in net tangible book value per share to new investors		$

If the underwriters exercise their option to purchase additional shares from us in full, the as adjusted net tangible book value after giving effect to this offering would be $     per share. This represents an increase in net tangible book value of $     per share to existing stockholders and dilution of $     per share to new investors.

A $     increase (decrease) in the assumed public offering price of $     per share, would increase (decrease) our net tangible book value by $     million, or $     per share, and the dilution to new investors by $     per share, assuming no change to the number of shares offered by us as set forth on the cover of this prospectus, and after deducting underwriting discounts and estimated offering expenses.

PRICE RANGE OF SECURITIES

Our units, common stock, warrants included in the units issued in our initial public offering, or public warrants, and rights were traded on The Nasdaq Capital Market under the symbols “TFSCU,” “TFSC,” “TFSCW,” and “TFSCR” respectively from July 16, 2014 to July 13, 2016, when our common stock, units, rights and public warrants commenced trading on the OTCQB market under the same trading symbols. Upon the consummation of the Business Combination, each outstanding right converted into one-tenth of one share of our common stock and our units separated into their component share of common stock and warrant. On November 16, 2016, our common stock began trading again on The Nasdaq Capital Market under the symbol “LMB.” Our public warrants continue to be quoted on the OTCQB under the symbol “LMBHW.” The following table sets forth the high and low sales prices for our common stock and public warrants for the periods presented.

As of November 29, 2016, the closing price of our common stock on The Nasdaq Capital Market was $15.05 and the closing price of our public warrants on the OTCQB was $2.30, respectively. Prior to July 16, 2014, there was no established public trading market for our securities.

	Common Stock		Public Warrants
	High	Low	High	Low
Fiscal 2014
Third Quarter	$9.80	$9.43	$0.30	$0.23
Fourth Quarter	$9.64	$9.35	$0.23	$0.20
Fiscal 2015
First Quarter	$9.63	$9.40	$0.25	$0.20
Second Quarter	$9.85	$9.60	$0.36	$0.21
Third Quarter	$9.80	$9.60	$0.34	$0.18
Fourth Quarter	$9.85	$9.72	$0.38	$0.14
Fiscal 2016
First Quarter	$10.00	$9.77	$0.25	$0.11
Second Quarter	$10.35	$8.00	$0.45	$0.12
Third Quarter	$12.70	$6.75	$1.43	$0.20

Holders

As of November 29, 2016, we had 63 holders of record for our common stock, and 48 holders of record of each of our warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income for the nine months ended September 30, 2016 and for the year ended December 31, 2015, give pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2015.

The Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income for the nine months ended September 30, 2016 and for the year ended December 31, 2015 were derived from the Unaudited Statements of Income and Comprehensive Income of Limbach (Predecessor) from January 1, 2016 through July 19, 2016 and Limbach (Successor) from July 20, 2016 through September 30, 2016, and from the audited Statement of Income and Comprehensive Income of Limbach (Predecessor) for the year ended December 31, 2015.

The Business Combination was accounted for using the acquisition method of accounting with 1347 Capital identified as the accounting acquirer under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”). The Company's preliminary allocation of purchase price is based upon preliminary valuations performed to determine the fair value of the net assets as of the acquisition date. The amounts allocated to goodwill and intangible assets are based on preliminary valuations and are subject to adjustments to reflect final valuations. These final valuations of the assets and liabilities could have a material impact on the Company’s preliminary purchase price allocation. The pro forma adjustments are based on the information currently available. The pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income.

The Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income for the nine months ended September 30, 2016 and for the year ended December 31, 2015 are not necessarily indicative of what the actual results of operations would have been had the Business Combination and related financing transactions taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the post-Business Combination company. The Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income should be read in conjunction with the accompanying notes, the unaudited condensed consolidated financial statements of the Company for the nine months ended September 30, 2016 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

The Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income have been prepared to illustrate the effect of the Business Combination and related financing transactions and have been prepared for informational purposes only and should not be relied upon. The historical consolidated statements of operations have been adjusted in the Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income to give effect to pro forma events that are (1) directly attributable to the Business Combination and related financing transactions, (2) factually supportable and (3) expected to have a material continuing impact on the results of the post-merger company.

In connection with the Business Combination, cash consideration of $32.4 million, 2,200,005 shares of common stock (“Merger Shares”), and 1,666,676 warrants (“Merger Warrants” were paid to the former equity owners of Limbach as consideration pursuant to the merger agreement relating to the Business Combination (as amended, the “Merger Agreement”). 400,000 shares representing $10,000,000 principal amount of Class A Preferred Stock were issued to the 1347 Investors (the “Sponsor”) as additional financing.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income
For The Year Ended December 31, 2015

	Predecessor
	Limbach Holdings LLC	Pro Forma Adjustments For Business Combination	Pro Forma Adjustments For Financing	Notes	Pro Forma Combined For Business Combination
Revenue, net	$331,349,686	$—	$—		$331,349,686
Cost of services	285,937,632	—	—		285,937,632
Gross profit	45,412,054	—	—		45,412,054

Selling, general and administrative expenses	37,766,723	3,206,253	—	1a	40,972,976
Amortization of intangibles	—	5,491,790	—	1b	5,491,790
Operating income	7,645,331	(8,698,043)	—		(1,052,712)

Interest expense	3,200,069	—	268,398	1c	3,751,326
			282,859	1d
Gain (loss) on sale of property and equipment	(73,542)	—	—		(73,542)
Income (loss) before income taxes	4,371,720	(8,698,043)	(551,257)		(4,877,580)
Provision for (benefit from) income taxes	—	(1,670,826)	(212,895)	1e	(1,883,721)
Net income (loss) and total comprehensive income (loss)	4,371,720	(7,027,217)	(338,362)		(2,993,859)
Preferred stock dividends	—	933,333	—	1f	933,333
Net income (loss) attributable to common stock holders	$4,371,720	$(7,960,550)	$(338,362)		$(3,927,192)

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income
For The Nine Months Ended September 30, 2016

	Predecessor	Successor
	Limbach Holdings LLC - 1/1/2016 through 7/19/2016	Limbach Holdings, Inc. - 7/20/2016 through 9/30/2016	Pro Forma Adjustments For Business Combination	Pro Forma Adjustments For Financing	Notes	Pro Forma Combined For Business Combination
Revenue, net	$221,390,705	$91,888,977	$—	$—		$313,279,682
Cost of services	192,910,348	79,817,774	—	—		272,728,122
Gross profit	28,480,357	12,071,203	—	—		40,551,560

Selling, general and administrative expenses	24,015,239	10,207,492	1,542,763	—	1a	35,765,494
Amortization of intangibles	—	1,454,000	451,407	—	1b	1,905,407
Operating income	4,465,118	409,711	(1,994,170)	—		2,880,659

Interest expense	1,898,040	852,862	—	201,298	1c	3,101,816
				149,616	1d
Gain (loss) on sale of property and equipment	895	(21,483)	—	—		(20,588)
Income (loss) before income taxes	2,567,973	(464,634)	(1,994,170)	(350,914)		(241,745)
Provision for (benefit from) income taxes	—	(2,277,442)	2,319,603	(135,523)	1e	(93,362)
Net income (loss) and total comprehensive income (loss)	2,567,973	1,812,808	(4,313,773)	(215,391)		(148,383)
Preferred stock dividends	—	160,000	540,000	—	1f	700,000
Net income (loss) attributable to common stock holders	$2,567,973	$1,652,808	$(4,853,773)	$(215,391)		$(848,383)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of Transaction

Pursuant to the Merger Agreement, 1347 Capital paid to the holders of Limbach membership interests and holders of Limbach options to acquire membership interests of Limbach consideration of an aggregate of $51.0 million, comprised of (a) $32.4 million in cash, (b) 2,200,005 shares of the Company’s common stock, par value $0.0001 per share, (c) 666,670 Merger Warrants to purchase one share of the Company’s common stock at an exercise price of $12.50, and (d) 1,000,006 Merger Warrants to purchase one share of the Company’s common stock at an exercise price of $11.50. Per the relevant accounting rules, this business combination is reflective of:

•	$32.4 million Cash Consideration paid from the Trust Account;
•	2,200,005 shares of 1347 Capital’s common stock paid as consideration valued at $17.5 million;
•	666,670 Merger Warrants issued as consideration valued at $0.5 million; and
•	1,000,006 Merger Warrants issued as consideration valued at $0.6 million.

Limbach optionholders had the right to be substantially cashed-out or participate pro rata with the holders of Limbach membership interests to the extent of the implied value of the membership interests underlying the options. Options held by Cash-out Optionholders were converted into the right to receive (a) an amount of cash equal to the aggregate implied value of the membership interests underlying such options (assuming the full exercise of all outstanding Limbach options for cash), less the exercise price of such options, less $1,000, and (b) 100 Merger Shares, each with a nominal value of $10.00 per share. Options held by Participating Optionholders were converted into the right to receive (x) a pro rata share of the Merger Shares remaining after subtracting the aggregate number of Merger Shares issued to the Cash-out Optionholders, (y) an amount of cash equal to the aggregate implied value of the membership interests underlying such options (assuming the full exercise of all outstanding Limbach options for cash), less the exercise price of such options, less the aggregate nominal value of Merger Shares issued to such Participating Optionholder (provided that such amount shall not be negative), and (z) a pro rata share of the Merger Warrants, if any. All outstanding membership interests of Limbach then outstanding were converted into the right to receive (a) a pro rata share of the Cash Consideration remaining after subtracting the cash amounts paid to the Cash-out Optionholders and the Participating Optionholders, (b) a pro rata share of the Merger Shares remaining after subtracting the aggregate number of Merger Shares issued to the Cash-out Optionholders, and (c) a pro rata share of the Merger Warrants, if any.

2. Basis of Presentation

The Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income for the nine months ended September 30, 2016 and for the year ended December 31, 2015 give pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2015. The Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income for the nine months ended September 30, 2016 and for the year ended December 31, 2015 were derived from the unaudited Statement of Income and Comprehensive Income of Limbach for the nine months ended September 30, 2016 and from the audited Statement of Income and Comprehensive Income of Limbach for the year ended December 31, 2015.

The Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income were prepared using the acquisition method of accounting with 1347 Capital identified as the accounting acquirer under the provisions of ASC 805 and was based on the audited historical financial information of Limbach. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income to give effect to pro forma events that are (i) directly attributable to the Business Combination and the related financing transactions, (ii) factually supportable, and (iii) expected to have a material continuing impact on the post-merger company.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management's intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The Company's preliminary allocation of purchase price is based upon preliminary valuations performed, as disclosed above, to determine the fair value of the net assets as of the acquisition date. The amounts allocated to goodwill and intangible assets are based on preliminary valuations and are subject to adjustments to reflect final valuations. These final valuations of the assets and liabilities could have a material impact on the Company’s preliminary purchase price allocation.

3. Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income Adjustments

1a	Represents adjustment for property and equipment based on the fair value determined at acqusition date and the economic useful lives of such assets. For the year ended December 31, 2015, depreciation expense under the new fair values and economic lives would have been $5,804,253 and previously recorded depreciation expense totaling $2,598,000 would be deducted. For the nine months ended September 30, 2016, depreciation expense under the new fair values and economic lives would have been $4,353,190 and previously recorded depreciation expense totaling $2,810,427 would be deducted.
1b	To record pro forma amortization expense on the portion of the purchase price allocated to identifiable intangible assets as follows (dollar amounts in thousands):

Definite-lived:	Fair Value at 7/20/16	Amortization Method	Useful Life (in years)	Estimated Future Amortization Expenses
				Year 1	Year 2	Year 3	Year 4	Year 5
Trade Name	$9,960	Indefinite life	N/A	$—	$—	$—	$—	$—
Backlog-Construction	5,200	Pattern of economic benefit	2.5	3,527	1,411	262	—	—
Backlog-Service	920	Straight line	1.0	920	—	—	—	—
Customer Relationships - Service	4,930	Pattern of economic benefit	15.0	1,045	832	662	527	419
Total	$21,010			$5,492	$2,243	$924	$527	$419
In consideration of the amortization methods utilized, the total amortization expense applicable to the first nine months of Year 2 would have totaled $1,905,407. Accordingly, the pro forma adjustment for the nine months ended September 30, 2016 reflects this $1,905,407 amount, less the $1,454,000 amount recorded by the Successor for the the period from July 20, 2016 through September 30, 2016.
1c	For the year ended December 31, 2015, adjustment represents: 1) $3,324,986 annual interest expense pertaining to issuance of new debt, including $1,086,533 on $24,000,000 senior term debt @ 4.52722% interest rate (1 month LIBOR + 4.0%), $2,080,000 on $13,000,000 of subordinated debt @ 16% interest rate, and $158,453 on $25,000,000 of revolving line of credit with an estimated $3,500,000 average drawn balance @ 4.52722% interest rate (1 month LIBOR + 4.0%) and 2) adjustment for reversal of interest expense in the amount of $3,056,588 pertaining to the existing debt paid off based on 1/1/2015 merger assumption. For the nine months ended September 30, 2016, adjustment represents: 1) $2,493,739 of computed interest expense pertaining to issuance of new debt, including $814,900 on $24,000,000 senior term debt @ 4.52722% interest rate (1 month LIBOR + 4.0%), $1,560,000 on $13,000,000 of subordinated debt @ 16% interest rate, and $118,839 on $25,000,000 of revolving line of credit with an estimated $3,500,000 average drawn balance @ 4.52722% interest rate (1 month LIBOR + 4.0%) and

2) adjustment for reversal of interest expense in the amount of $2,292,441 pertaining to the existing debt paid off based on 1/1/2015 merger assumption.
1d	For the year ended December 31, 2015, adjustment represents $282,859 of amortization expense related to debt issuance costs totaling $1,312,922, which are being amortized over the term of debt. For the nine months ended September 30, 2016, adjustment represents $201,478 of amortization that would have been recorded for this period related to these same debt issuance costs totaling $1,312,922, less $51,862 of such amortization which was included as expense for the Successor period from July 20, 2016 through September 30, 2016.
1e	Represents the income tax effect of the pro forma adjustments, calculated using the U.S federal income tax rate of 34% and state tax rate of 4.62%. Because the Predecessor entity was an LLC which filed its taxes as a partnership, the Predecessor's income was not subject to taxes in 2015 and 2016; however, given the assumption of the January 1, 2015 merger date for these Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income, related adjustments have been included as a 38.62% provision for (benefit from) income taxes on the Company's pro forma income for year ended December 31, 2015 and the nine months ended September 30, 2016. The Successor's deferred tax benefit for the period from July 20, 2016 through September 30, 2016, which is related to the release of the valuation allowance as a result of the business combination, is considered inapplicable for pro forma purposes and its effect has been removed. The effective tax rate of the combined company could be significantly different depending on post-acquisition income and other activities.
1f	Represents adjustment for cumulative Preferred Stock dividends using a straight-line basis for the computation of the dividends. The terms are as follows:
Year 1  8.0% $  800,000
Year 2  8.0%    800,000
Year 3  8.0%    800,000
Year 4 10.0%  1,000,000
Year 5 10.0%  1,000,000
Year 6 12.0% 1,200,000
Total interest of $5,600,000 over 6 years = $933,333 per year. Accordingly, preferred dividends would have been $933,333 for the year ended December 31. 2015, and $700,000 for the nine months ended September 30, 2016.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following includes management’s discussion related to Limbach Holdings, Inc. (“Limbach”). The discussion should be read in conjunction with our Condensed Consolidated Financial Statements and related notes thereto. This discussion and analysis contains forward looking statements that are based on our management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward looking statements as a result of various factors, including the factors described under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus.

Additionally, the discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with (1) the Company’s Pro Forma Condensed Combined Financial Statements for the nine months ended September 30, 2016 and the year ended December 31, 2015, including the notes thereto, included elsewhere in this prospectus; (2) the audited consolidated financial statements of Limbach Holdings LLC, “Predecessor”, for the year ended December 31, 2015, and related notes thereto, along with the related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Definitive Proxy Statement/Prospectus/Information Statement filed with the Securities and Exchange Commission (“SEC”) on June 10, 2016 (the “Proxy Statement”); and (3) the Company’s Condensed Consolidated Financial Statements for the period July 1, 2016 through July 19, 2016 (Predecessor), from July 20, 2016 through September 30, 2016 (Successor) and from January 1, 2016 through July 19, 2016 (Predecessor) and from July 20, 2016 through September 30, 2016 (Successor), including the notes thereto, filed with the Quarterly Report on Form 10-Q on November 14, 2016; included elsewhere in this prospectus.

On July 20, 2016, we completed the Business Combination in which we acquired Limbach Holdings LLC. Following the Business Combination, we changed our name to Limbach Holdings, Inc. The Condensed Consolidated Financial Statements and certain note presentations separate the Company’s presentations into two distinct periods, the period up to, and including, the Business Combination closing date (labeled “Predecessor”) and the period after that date (labeled “Successor”), to indicate the application of different bases of accounting between the periods presented. The accompanying Condensed Consolidated Financial Statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable. The period presented from July 20, 2016 through September 30, 2016 is the “Successor” period. The periods presented from July 1, 2016 through July 19, 2016 and January 1, 2016 through July 19, 2016 are the “Predecessor” periods.

The historical financial information of 1347 Capital, prior to the business combination (a special purpose acquisition company, or SPAC) has not been reflected in the Predecessor financial statements as these historical amounts have been considered de minimis.

The application of acquisition accounting, pursuant to U.S. Generally Accepted Accounting Principles (“GAAP”), for the Business Combination significantly affected certain assets, liabilities, and expenses. As a result, financial information as of September 30, 2016 and for July 20, 2016 through September 30, 2016 (Successor), July 1, 2016 through July 19, 2016 (Predecessor) and January 1, 2016 through July 19, 2016 (Predecessor), may not be comparable to Limbach’s Predecessor financial information for the three and nine months ended September 30, 2015. We did not combine certain financial information for the July 20, 2016 through September 30, 2016 (Successor) with Limbach’s Predecessor financial information July 1, 2016 through July 19, 2016 (Predecessor) and January 1, 2016 through July 19, 2016 (Predecessor) for comparison to prior periods. We have presented revenue, cost of revenue, and selling, general and administrative expenses for the July 20, 2016 through September 30, 2016 (Successor) with Limbach’s Predecessor revenue, cost of revenue, and selling, general and administrative expenses July 1, 2016 through July 19, 2016 (Predecessor) and the January 1, 2016 through July 19, 2016 (Predecessor). Revenue, cost of revenue, and selling, general and administrative expenses, excluding transaction costs and related amortization of intangibles, were not materially affected by acquisition accounting. Refer to Notes 1 and 4 to the Condensed Consolidated Financial Statements for additional information on the accounting for the Business Combination.

Calendar Year

We operate on a calendar year ending on December 31 for financial reporting purposes. For calendar year 2016, the Company’s financial statements reflect January 1, 2016 through July 19, 2016 (Predecessor) and July 20, 2016 through September 30, 2016 (Successor) and for calendar year 2015, the Company’s financial statements reflect January 1, 2015 through September 30, 2015 (Predecessor).

Overview

We are an industry-leading commercial specialty contractor in the areas of HVAC, plumbing, electrical and building controls through design and construction of new and renovated buildings, maintenance services, energy retrofits and equipment upgrades for private customers and federal, state, and local public agencies in Florida, California, Massachusetts, New Jersey, Pennsylvania, Maryland, Washington DC, Virginia, West Virginia, Ohio and Michigan. We operate our business in two segments, (i) Construction, in which we generally manage large construction or renovation projects that involve primarily HVAC, plumbing, sheet metal fabrication and installation, specialty piping and electrical services, and (ii) Service, in which we provide facility maintenance or general construction services primarily related to HVAC, plumbing or electrical services. Our market sectors primarily include the following:

•	Healthcare facilities;
•	Education, including schools and universities;
•	Sports & Amusement, including arenas and related facilities;
•	Transportation, including passenger terminals and maintenance facilities for rail and airports;
•	Government facilities, including federal, state and local agencies;
•	Hospitality, including hotels and resorts;
•	Corporate and commercial office buildings;
•	Residential multifamily apartment buildings (excluding condominiums); and
•	Industrial manufacturing.

Limbach was founded in 1901, and maintains an established brand within the industry. We believe we are viewed as a value added and trusted partner by our customers, which include building owners, general contractors, construction managers and energy service companies, or ESCOs.

Our services provided to building owners are centered on HVAC, plumbing, and electrical building systems, which typically include ongoing maintenance, upgrades to existing building systems, energy retrofits and delivering general construction services. We also construct new buildings or additions or renovations of existing buildings for general contractors, construction managers and ESCOs.

Our services primarily include the following categories:

•	Specialty contracting, including the design and construction of HVAC, plumbing and/or electrical systems within commercial and institutional buildings;
•	General contracting, including construction on projects that primarily involve HVAC, plumbing and/or electrical;
•	Maintenance of HVAC, plumbing and/or electrical systems;
•	Service projects for system and equipment upgrades, including energy retrofits;
•	Emergency service work, which we refer to as “Spot Work”;
•	Water treatment;

•	Automatic temperature controls (“ATC”); and
•	Performance contracting, including significant building energy retrofits.

Typical maintenance and water treatment agreements range in value from $2,500 to over $200,000. Service Projects typically range in value from $1,000 to $500,000. Spot work varies in value and is typically billed at preapproved billing rates. ATC projects vary in size from $10,000 to over $250,000. Specialty contracting, general contracting and performance contracting can range from $100,000 to $100.0 million. The durations of our contracts generally range from six months to two years. While these ranges are typical for our services, certain projects may be below or above these stated ranges.

Our construction offerings for general contractors, construction managers and ESCOs include the following:

•	Competitive lump sum bidding (including plan and specification bidding with select qualified competitors);
•	Design/assist services, for which we typically contract on a negotiated basis to maintain a project budget, and occasionally are contracted on a lump sum basis;
•	Integrated project delivery, for which we contract on a negotiated basis to collaborate with a team to establish a target budget and execute on a project within the target budget;
•	Design/build, which services are provided on either a negotiated basis or through competitive bidding; and
•	Performance contracting, for which we assess a building owner’s facilities and offer a proposal to reduce energy and operating costs, and when successful, we often perform ongoing maintenance of the building systems.

Our specialty contracting is provided through either our special projects division or our major projects group. Special projects typically range in value from $5,000 to $1.0 million. Major projects typically range in value from $1.0 million to $100.0 million. Actual contracts may be below or above these stated ranges depending upon the actual project requirements.

We possess the abilities to provide design services in-house through our design center located in Orlando, Florida. We sell the majority of our services by leading with our engineered solutions, which we believe are viewed as highly valued by our select customer base and drive higher margin outcomes.

Our near-term sales pipeline is supported by industry trends for both construction and maintenance contracts. Industry forecasting by FMI, the AIA and other industry publications project continued growth in all of our sectors in the near and midterm. Combining the expansion of the market opportunities, our competitive differentiation and the growth strategies we are employing, we believe we will continue to realize steady sales and opportunities for margin improvement.

Comparison of financial data:

	Successor	Predecessor
(Amounts in thousands except for percentage)	July 20, 2016 through September 30, 2016 ($)	July 1, 2016 through July 19, 2016 ($)	July 1, 2015 through September 30, 2015 ($)
Revenue	$91,889	$26,924	$82,899
Net Income	1,813	(919)	1,477
Adjusted EBITDA	3,178	(520)	3,423

	Successor	Predecessor
(Amounts in thousands except for percentage)	July 20, 2016 through September 30, 2016 ($)	January 1, 2016 through July 19, 2016 ($)	January 1, 2015 through September 30, 2015 ($)
Revenue	$91,889	$221,391	$239,570
Net Income	1,813	2,568	2,439
Adjusted EBITDA	3,178	6,741	8,067

(Amounts in thousands except for percentage)	Predecessor
	December 31, 2015 ($)	December 31, 2014 ($)
Revenue	$331,350	$294,436
Net Income	4,372	1,986
Adjusted EBITDA	13,180	9,076

JOBS Act

We are an “emerging growth company” (“EGC”) pursuant to the JOBS Act. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying companies. Under the JOBS Act, we will remain an EGC until the earliest of:

•	December 31, 2019 (the last day of the fiscal year following the fifth anniversary of our initial public offering of common equity securities);
•	the last day of the fiscal year in which we have annual gross revenue of $1.0 billion or more;
•	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
•	the date on which we are deemed to be a “large accelerated filer,” which will occur at such time as the Company has an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter.

Pursuant to Section 107(b) of the JOBS Act, as an EGC we elected to delay adoption of accounting pronouncements newly issued or revised after April 5, 2012 applicable to public companies until such pronouncements are made applicable to private companies.

As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies.

Business Combination

We were originally formed on April 15, 2014 as a special purpose acquisition company named 1347 Capital Corp. for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. On July 20, 2016, we completed the Business Combination in which we acquired Limbach Holdings LLC. Following the Business Combination, we changed our name to Limbach Holdings, Inc. and became a public company listed on the OTCQB. On November 14, 2016, we received approval to list our common stock on The Nasdaq Capital Market.

Highlights and Trends

Industry forecast

Industry forecasting by FMI, the AIA and other industry publications project continued growth in all of our sectors in the near and midterm. As noted in FMI’s Q2 Construction Outlook report our top four sectors Healthcare, Education, Sports & Amusement, and Transportation are projected to experience strong growth through 2020. Combining the expansion of the market opportunities, our competitive differentiation and the growth strategies we are employing, we believe we will continue to realize steady sales and improve margin opportunities.

Trends that could affect the Company’s business are discussed in “Risk Factors-Risks Related to Limbach’s Business and Industry” included in the Proxy Statement.

Recent Events

On July 20, 2016, the Company subsidiaries Limbach Holdings LLC, Limbach Facility Services LLC (“Borrower”), Limbach Company LLC (“Limbach Company”), Limbach Company LP (“Limbach LP”), Harper Limbach LLC (“Harper”) and Harper Limbach Construction LLC together with Limbach Holdings, Limbach Company, Limbach LP and Harper, collectively the “Guarantors”, and together with Borrower, the “Loan Parties”, entered into a Credit Agreement with Fifth Third Bank, as administrative agent and as a lender, the other institutions party thereto as lenders and the other loan parties party thereto, providing for a $25.0 million revolving credit facility of which $3.5 million was drawn upon at the closing of the Business Combination, and a $24.0 million term loan facility (the “Credit Agreement”). The Credit Agreement also provides that up to $5.0 million may be drawn against the $25.0 million revolving credit facility for the issuances of letters of credit. As of September 30, 2016, the Company has one letter of credit outstanding for $3.4 million. The term loans and the revolving credit facility will mature on July 20, 2021. The credit facilities are guaranteed by the Guarantors and are collateralized by substantially all of the Loan Parties’ respective assets. The Credit Agreement includes restrictions on, among other things and subject to certain exceptions, the Loan Parties’ ability to incur additional indebtedness, pay dividends or make other distributions, redeem or purchase capital stock, make investments and loans and enter into certain transactions, including selling assets, engaging in mergers or acquisitions and entering into transactions with affiliates.

Also on July 20, 2016, the Loan Parties entered into a Loan Agreement with Alcentra Capital Corporation (“Alcentra”), as agent and as a lender, providing for a $13.0 million term loan, evidenced by an unsecured note subordinate to the Credit Agreement (the “Subordinated Loan Agreement”).The loan matures on July 20, 2022, and bears interest at a rate of 16.0%, of which 13.0% is cash interest and 3.0% is deferred interest. Under certain conditions, Alcentra may elect to receive, in satisfaction of all or a portion of the outstanding deferred interest, a number of shares of Limbach stock pursuant to a conversion calculation. As of September 30, 2016, the loan balance, including deferred interest, was $13.1 million.

Key Performance Indicators

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA which is described below.

Key Components of Consolidated Statements of Operations

Revenue

We generate revenue principally from fixed-price construction contracts under which we deliver HVAC, plumbing, and electrical construction services to our customers. The terms of our contracts generally range from six months to two years. Revenue from fixed price and modified fixed price contracts are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenue from time and materials contracts are recognized as services are performed. We believe that our extensive experience in HVAC, plumbing, and electrical projects and our internal cost review procedures during the bidding process enable us to reasonably estimate costs and mitigate the risk of cost overruns on fixed price contracts.

We generally invoice customers based on a schedule of values that breaks down the contract amount into discrete billing items. Costs and estimated earnings in excess of billings on uncompleted contracts are recorded as an asset until billable under the contract terms, and billings in excess of costs and estimated earnings on uncompleted contracts are recorded as a liability until the contracts revenue is recognizable.

Cost of Revenue

Cost of revenue primarily consists of the labor, equipment, material, subcontract, and other job costs in connection with fulfilling the terms of our contracts. Labor costs consist of wages plus taxes, fringe benefits, and insurance. Equipment costs consist of the ownership and operating costs of company-owned assets, in addition to outside-rented equipment. If applicable, job costs include estimated contract losses to be incurred in future periods. Due to the varied nature of our services, and the risks associated therewith, contract costs as a percentage of contract revenue have historically fluctuated and we expect this fluctuation to continue in future periods.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of personnel costs for our administrative, estimating, human resources, safety, IT, legal, finance and accounting employees and executives. Also included are non-personnel costs, such as travel-related expenses, legal and other professional fees and other corporate expenses. We expect to incur incremental costs associated with supporting the growth of our business and to meet the increased compliance requirements associated with our transition to and operation as a public company. Those costs include increases in our accounting, human resources, IT and legal personnel, additional consulting, legal and audit fees, insurance costs, board of directors’ compensation and the costs of achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest expense incurred in connection with our debt, along with interest, and miscellaneous income.

Depreciation and Amortization

Depreciation and amortization expenses are periodic non-cash charges that consist of depreciation of fixed assets, including leasehold improvements and equipment, and amortization of various intangible assets primarily including leasehold interests, Construction and Service backlogs and definite lived assets.

Impairment of Long-Lived Assets

Limbach reviews long-lived assets such as leasehold improvements, equipment and intangibles on an asset-by-asset basis for impairment whenever events or circumstances indicate the value of the assets may not be recoverable and records an impairment charge when appropriate.

Interest Expense

Interest expense consists primarily of interest expense on outstanding debt. Deferred financing costs are recorded at cost and amortized using the effective interest method.

Transaction-Related Costs

Direct transaction-related costs consist of costs incurred in connection with the Business Combination. These costs, totaling $0.1 million for July 20, 2016 through September 30, 2016 (Successor), are reflected in selling, general and administrative expenses in the respective consolidated income statements. 1347 Capital Corp. also incurred transaction costs of $5.9 million independently prior to the Business Combination, and since the Company’s financial results prior to the Business Combination are not consolidated with the Predecessor, those costs are not reflected in the Predecessor financial statements, but are disclosed herein.

Debt Extinguishment

On July 20, 2016, in connection with the Business Combination, Limbach refinanced its existing debt by entering into the Credit Agreement and Subordinated Loan Agreement, and incurred lender and third party costs which were all capitalized on the balance sheet. The refinancing qualified as debt extinguishment under GAAP. Accordingly, all unamortized debt issuance costs related to the original debt were expensed.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, taxes, and non-operating expenses such as management fees and consulting fees. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period exclusive of expenses that will not reoccur following consummation of the Merger Agreement. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, is provided under “Reconciliation of non-GAAP financial measures” below.

Income Tax Expenses

Following the Business Combination, Limbach is taxed as a C Corporation. The Limbach (Predecessor) financial information included herein and in the Prospectus reflect our results as a limited liability company taxed as a partnership for federal income purposes. As a partnership, our profits were not taxed at the entity level. Following the Business Combination, our financial results include the effects of federal income taxes which will be paid at the parent level.

Provision for Income Taxes

The Company’s current federal and state income taxes are $0.4 million which are offset by $2.7 million of deferred income tax benefits for a net deferred income tax benefit of $2.3 million for the period from July 20, 2016 through September 30, 2016 (Successor). The Company has a net deferred tax asset of $3.0 million as of September 30, 2016 (Successor). Prior to the Business Combination, the Company had a deferred tax asset of $2.3 million which was offset by an equivalent valuation allowance. The valuation allowance was recorded due to management’s assumptions and judgments regarding the recoverability of the deferred tax asset, based on the more likely than not criterion. Upon the consummation of the Business Combination, management determined that no valuation allowance was required and it was reversed. This resulted in $2.3 million of deferred income tax benefit, and an unusually high effective tax rate of 364.6%, within the Successor period from July 20, 2016 through September 30, 2016.

The provision for income taxes includes federal, state, local and foreign taxes. The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes, which requires the use of the asset and liability method. Under this method, deferred tax assets and liabilities and income or expense is recognized for the expected future tax consequences of temporary differences between the financial statement carrying values and their respective tax bases, using enacted tax rates expected to be applicable in the years in which the temporary differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes.

Backlog Information

Our contract backlog consists of the remaining unearned revenue on awarded contracts. Backlog is not a term recognized under GAAP; however, it is a common measurement used in our industry. Once we have successfully negotiated a project and have received written confirmation of the contract being awarded to us, we record the value of the contract as backlog. Consequently, contract backlog is also an important factor we use to monitor in our business. The duration of our contracts vary significantly from months to years and our backlog is subject to increases as projects are added. Our backlog does not necessarily represent the amount of work that we are currently negotiating or pursuing at any given time. It is also subject to change as contract backlog can increase or decrease due to contract change orders.

Given the multi-year duration of many of our contracts, backlog revenue is expected to be earned over a period that will extend beyond a given year. Many of our contracts contain provisions that allow the contract to be canceled at any time; however, we can generally recover costs incurred up to the date of cancellation.

Construction backlog at December 31, 2015 and December 31, 2014 was $355.4 million and $308.7 million, respectively. Of the backlog at December 31, 2015, we expect to recognize approximately $280 million during the twelve months ending December 31, 2016. In addition, service backlog as of December 31, 2015 and December 31, 2014 was $22.7 million and $18.3 million, respectively.

Construction backlog at September 30, 2016 and December 31, 2015 was $402.2 million and $355.4 million, respectively. The increase of construction backlog is driven by two branches, Mid Atlantic $61.2 million and Michigan $33.0 million, offset by a decrease of $31.9 million in Florida. Of the backlog at September 30, 2016, we expect to recognize approximately $91.1 million by the end of year. In addition, service backlog as of September 30, 2016 and December 31, 2015 was $48.1 million and $22.7 million, respectively.

Surety Bonding

In connection with our business, occasionally we are required to provide various types of surety bonds that provide an additional measure of security to our customers for our performance under certain government and private sector contracts. Our ability to obtain surety bonds depends upon our capitalization, working capital, past performance, management expertise and external factors, including the capacity of the overall surety market. Surety companies consider such factors in light of the amount of our backlog that we have currently bonded and their current underwriting standards, which may change from time-to-time. During the year ended December 31, 2015, approximately 30% of our projects, measured by revenue, required us to post a bond. The bonds we provide typically have face amounts ranging from $500,000 to in excess of $25.0 million, and up to $100.0 million for a current project. As of September 30, 2016, we had approximately $166.6 million in surety bonds outstanding. We believe that our $600 million bonding capacity provides us with a significant competitive advantage relative to many of our competitors with limited bonding capacity.

Operating Segments

We manage and measure the performance of our business in two distinct operating segments: Construction and Service. These segments are reflective of how the Company’s chief operating decision makers review operating results for the purposes of allocating resources and assessing performance. Our chief operating decision makers are our chief executive officer, chief financial officer and chief operating officer.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies below. Management evaluates performance based on income from operations of the respective business units after the allocation of corporate office operating expenses. Transactions between segments are eliminated in consolidation. Our corporate office provides selling, general and administrative support services to our two operating segments. Management allocates costs between segments for selling, general and administrative expenses and depreciation expense. Some selling, general and administrative expenses such as executive and administrative salaries and payroll expenses, corporate marketing, corporate depreciation and amortization, and consulting, accounting and corporate legal fees are not allocated to segments because the allocation method would be arbitrary and would not provide an accurate presentation of operating results of segments, instead these types of expenses are maintained as a corporate expense.

We do not identify capital expenditures and total assets by segment in our internal financial reports due in part to the shared use of a centralized fleet of vehicles and specialized equipment. Interest expense is not allocated to segments because of the corporate management of debt service including interest.

Results of Operations

Comparison of Results of Operations for July 20, 2016 through September 30, 2016 (Successor), July 1, 2016

Through July 19, 2016 (Predecessor), and July 1, 2015 through September 30, 2015 (Predecessor)

The following table presents operating results for July 20, 2016 through September 30, 2016 (Successor), July 1, 2016 through July 19, 2016 (Predecessor) and July 1, 2015 through September 30, 2015 (Predecessor), in absolute terms and expressed as a percentage of total revenue, as compared below:

	Successor			Predecessor
	July 20, 2016 through September 30, 2016			July 1, 2016 through July 19, 2016			July 1, 2015 through September 30, 2015
(Amounts in thousands except for percentage)	($)	(%)		($)	(%)		($)	(%)
Statement of Operations Data:
Revenue:
Construction	$73,917	80.4%		$24,150	89.7%		$66,739	80.5%
Service	17,972	19.6%		2,774	10.3%		16,160	19.5%
Total revenue	91,889	100.0%		26,924	100.0%		82,899	100.0%
Cost of revenue:
Construction	65,868	89.1	%(1)	21,511	89.1	%(1)	58,724	88.0	%(1)
Service	13,950	77.6	%(2)	2,259	81.4	%(2)	12,656	78.3	%(2)
Total cost of revenue	79,818	86.9%		23,770	88.3%		71,380	86.1%
Selling, general and administrative
Construction	4,399	4.8%		1,149	4.3%		4,981	6.0%
Service	2,431	2.6%		563	2.1%		2,419	2.9%
Corporate	3,377	3.7%		2,187	8.1%		1,807	2.2%
Total selling, general and administrative expenses	10,207	11.1%		3,899	14.5%		9,207	11.1%
Amortization of intangibles	1,454	1.6%		—	0.0%		—	0.0%
Operating Income	410	0.4%		(745)	-2.8%		2,312	2.8%
Other expenses:
Corporate	874	1.0%		174	0.6%		835	1.0%
Total other expenses	874	1.0%		174	0.6%		835	1.0%
(Loss) income from operations before provision for income taxes	(464)	-0.5%		(919)	-3.4%		1,477	1.8%
Income tax benefit	2,277	2.5%		—	0.0%		—	0.0%
Net (loss) income	1,813	2.0%		(919)	-3.4%		1,477	1.8%
Dividends on redeemable convertible preferred stock	160	0.2%		—	0.0%		—	0.0%
Net (loss) income attributable to Limbach common stockholders	$1,653	1.8%		$(919)	-3.4%		$1,477	1.8%

(1)	As a percentage of Construction revenue.
(2)	As a percentage of Service revenue.

Comparison of select financial data:

	Successor	Predecessor	Predecessor
	July 20, 2016 through September 30, 2016	July 1, 2016 through July 19, 2016	July 1, 2015 through September 30, 2015	Increase/(Decrease)
(Amounts in thousands except for percentages)	($)	($)	($)	($)	(%)
Revenue:
Construction	$73,917	$24,150	$66,739	$31,328	46.9%
Service	17,972	2,774	16,160	4,586	28.4%
Total revenue	91,889	26,924	82,899	35,914	43.3%
Cost of revenue:
Construction	65,868	21,511	58,724	28,655	48.8%
Service	13,950	2,259	12,656	3,553	28.1%
Total cost of revenue	79,818	23,770	71,380	32,208	45.1%
Gross Profit:
Construction	8,049	2,639	8,015	2,673	33.3%
Service	4,022	515	3,504	1,033	29.5%
Total gross profit	12,071	3,154	11,519	3,706	32.2%
Selling, general and administrative expenses:
Construction	4,399	1,149	4,981	567	11.4%
Service	2,431	563	2,419	575	23.8%
Corporate	3,377	2,187	1,807	3,757	207.9%
Total selling, general and administrative expenses	10,207	3,899	9,207	4,899	53.2%
Amortization of intangibles	1,454	—	—	1,454	100.0%
Income (loss) from operations:
Construction	3,650	1,490	3,034	2,106	69.4%
Service	1,591	(48)	1,085	458	42.2%
Corporate	(4,831)	(2,187)	(1,807)	(5,211)	288.4%
Total income (loss) from operations	410	(745)	2,312	(2,647)	-114.5%

Revenue

Revenue was $91.9 million for July 20, 2016 through September 30, 2016 (Successor) and $26.9 million for July 1, 2016 through July 19, 2016 (Predecessor) as compared to $82.9 million for July 1, 2015 through September 30, 2015. Revenue increased $35.9 million, or 43.3%, for July 20, 2016 through September 30, 2016 (Successor) and July 1, 2016 through July 19, 2016 (Predecessor) as compared to the same period for 2015. Construction revenue increased by $31.3 million, or 46.9%, and Service revenue increased by $4.6 million, or 28.4%. The increase in Construction revenue was primarily driven by growth in Southern California ($4.1 million), Florida ($7.5 million) and Michigan ($17.5 million). The increase in Service revenue resulted primarily from the Company’s focus over recent years on developing longer term customer relationships and sales of larger service owner-direct projects and contracts. All regions, with the exception of Michigan experienced growth in Service revenue between Q3 2015 compared to Q3 2016.

Gross Profit

Gross profit was $12.1 million for July 20, 2016 through September 30, 2016 (Successor) and $3.2 million for July 1, 2016 through July 19, 2016 (Predecessor) as compared to $11.5 million for July 1,

2015 through September 30, 2015. Gross profit increased $3.7 million, or 32.2%, for July 20, 2016 through September 30, 2016 (Successor) and July 1, 2016 through July 19, 2016 (Predecessor) as compared to the same period for 2015. Construction gross profit increased $2.7 million, or 33.3%. Service gross profit increased $1.0 million, or 29.5%. The increase in gross profit resulted from an increase in revenue. The decrease in construction gross profit was caused by a large construction project in the Michigan branch that was taken at a slightly lower gross profit than other projects. The large project accounted for 28% of the construction revenue for the predecessor and successor periods.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $10.2 million for July 20, 2016 through September 30, 2016 (Successor) and $3.9 million for July 1, 2016 through July 19, 2016 (Predecessor) as compared to $9.2 million for July 1, 2015 through September 30, 2015. Selling, general and administrative expenses increased $4.9 million, or 53.2%, for July 20, 2016 through September 30, 2016 (Successor) and July 1, 2016 through July 19, 2016 (Predecessor) as compared to the same period for 2015. For the period from July 1, 2016 through July 19, 2016 (Predecessor), the Company incurred $1.5 million related to stock option compensation expense incurred in connection with the Business Combination. The Successor incurred direct transaction costs of $0.1 million and other compensation expense of $0.6 million related to the Business Combination. The remaining increase was primarily due to an increase in the salary and benefits for selling and support staff at corporate, and additional staff in Michigan and Florida to support the backlog and Eastern PA and Western PA staff additions. The company also added to its Service sales staff.

Amortization of intangibles

Total amortization expense for the amortizable intangible assets was $1.5 million for July 20, 2016 through September 30, 2016 (Successor). There were no intangible assets in the Predecessor periods, and accordingly no amortization expense.

Other Expense

Other expense was $0.9 million for July 20, 2016 through September 30, 2016 (Successor) and $0.2 million for July 1, 2016 through July 19, 2016 (Predecessor) as compared to $0.8 million for July 1, 2015 through September 30, 2015. Other expense increased $0.3 million, or 37.5%, for July 20, 2016 through September 30, 2016 (Successor) and July 1, 2016 through July 19, 2016 (Predecessor) as compared to the comparable period for 2015, due to an increase in interest expense of $0.2 million, resulting from the new senior term debt. New construction projects began during the first half of 2016 which required additional working capital and revolver borrowing. As these projects progress, we anticipate that our borrowing needs will decrease.

Provision for Income Taxes

The Predecessor is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities or benefits being passed to the members. As part of purchase accounting, the Company was required to record all of Limbach’s acquired assets and liabilities at their acquisition date fair value. The Company established deferred tax assets as well as deferred tax liabilities related to indefinite-lived intangibles through the purchase price allocation. The Company’s current federal and state income taxes are $0.4 million which are offset by $2.7 million of deferred income tax benefits for a net deferred income tax benefit of $2.3 million for the period from July 20, 2016 through September 30, 2016 (Successor). The Company has a net deferred tax asset of $3.1 million as of September 30, 2016 (Successor). Prior to the Business Combination, the Company had a deferred tax asset of $2.3 million which was offset by an equivalent valuation allowance. The valuation allowance was recorded due to management’s assumptions and judgments regarding the recoverability of the deferred tax asset, based on the more likely than not criterion. Upon the consummation of the Business Combination, management determined that no valuation allowance was required and it was reversed. This resulted in $2.3 million of deferred income tax benefit, and an unusually high effective tax rate of 364.6%, within the Successor period from July 20, 2016 through September 30, 2016.

Comparison of Results of Operations for July 20, 2016 through September 30, 2016 (Successor), January 1, 2016

Through July 19, 2016 (Predecessor), and January 1, 2015 through September 30, 2015 (Predecessor)

The following table presents operating results for July 20, 2016 through September 30, 2016 (Successor), January 1, 2016 through July 19, 2016 (Predecessor) and January 1, 2015 through September 30, 2015 (Predecessor), in absolute terms and expressed as a percentage of total revenue, as compared below:

	Successor		Predecessor
	July 20, 2016 through September 30, 2016		January 1, 2016 through July 19, 2016		January 1, 2015 through September 30, 2015
(Amounts in thousands except for percentage)	($)	(%)	($)	(%)	($)	(%)
Statement of Operations Data:
Revenue:
Construction	$73,917	80.4%	$183,100	82.7%	$194,284	81.1%
Service	17,972	19.6%	38,291	17.3%	45,286	18.9%
Total revenue	91,889	100.0%	221,391	100.0%	239,570	100.0%
Cost of revenue:
Construction	65,868	89.1% (1)	162,800	88.9% (1)	172,147	88.6% (1)
Service	13,950	77.6% (2)	30,111	78.6% (2)	35,173	77.7% (2)
Total cost of revenue	79,818	86.9%	192,911	87.1%	207,320	86.5%
Selling, general and administrative
Construction	4,399	4.8%	11,680	5.3%	14,982	6.3%
Service	2,431	2.6%	6,302	2.8%	7,452	3.1%
Corporate	3,377	3.7%	6,033	2.7%	5,020	2.1%
Total selling, general and administrative expenses	10,207	11.1%	24,015	10.8%	27,454	11.5%
Amortization of intangibles	1,454	1.6%	—	0.0%	—	0.0%
Operating Income	410	0.4%	4,465	2.0%	4,796	2.0%
Other expenses:
Corporate	874	1.0%	1,897	0.9%	2,357	1.0%
Total other expenses	874	1.0%	1,897	0.9%	2,357	1.0%
(Loss) income from operations before provision for income taxes	(464)	-0.5%	2,568	1.2%	2,439	1.0%
Income tax benefit	2,277	2.5%	—	0.0%	—	0.0%
Net (loss) income	1,813	2.0%	2,568	1.2%	2,439	1.0%
Dividends on redeemable convertible preferred stock	160	0.2%	—	0.0%	—	0.0%
Net (loss) income attributable to Limbach common stockholders	$1,653	1.8%	$2,568	1.2%	$2,439	1.0%

(1)	As a percentage of Construction revenue.
(2)	As a percentage of Service revenue.

Comparison of select financial data:

	Successor	Predecessor	Predecessor
	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016	January 1, 2015 through September 30, 2015	Increase/(Decrease)
(Amounts in thousands except for percentages)	($)	($)	($)	$	%
Revenue:
Construction	$73,917	$183,100	$194,284	$62,733	32.3%
Service	17,972	38,291	45,286	10,977	24.2%
Total revenue	91,889	221,391	239,570	73,710	30.8%
Cost of revenue:
Construction	65,868	162,800	172,147	56,521	32.8%
Service	13,950	30,111	35,173	8,888	25.3%
Total cost of revenue	79,818	192,911	207,320	65,409	31.5%
Gross Profit:
Construction	8,049	20,300	22,137	6,212	28.1%
Service	4,022	8,180	10,113	2,089	20.7%
Total gross profit	12,071	28,480	32,250	8,301	25.7%
Selling, general and administrative expenses:
Construction	4,399	11,680	14,982	1,097	7.3%
Service	2,431	6,302	7,452	1,281	17.2%
Corporate	3,377	6,033	5,020	4,390	87.5%
Total selling, general and administrative expenses	10,207	24,015	27,454	6,768	24.7%
Amortization of intangibles	1,454	—	—	1,454	100.0%
Income (loss) from operations:
Construction	3,650	8,620	7,155	5,115	71.5%
Service	1,591	1,878	2,661	808	30.4%
Corporate	(4,831)	(6,033)	(5,020)	(5,844)	116.4%
Total income (loss) from operations	410	4,465	4,796	79	1.6%

Revenue

Revenue was $91.9 million for July 20, 2016 through September 30, 2016 (Successor) and $221.4 million for January 1, 2016 through July 19, 2016 (Predecessor) as compared to $239.6 million for January 1, 2015 through September 30, 2015. Revenue increased $73.7 million, or 30.8%, for July 20, 2016 through September 30, 2016 (Successor) and January 1, 2016 through July 19, 2016 (Predecessor) as compared to the same period for 2015. Construction revenue increased by $62.7 million, or 32.3%, and Service revenue increased by $11.0 million, or 24.2%. The increase in Construction revenue was primarily driven by growth in the Southern California ($22.3 million), Florida ($17.2 million), and Michigan ($29.1 million) regions and partially offset by decline in the Mid Atlantic ($9.1 million) region. The $13.9 million increase in Service revenue resulted primarily from the Company’s focus over recent years on developing longer term customer relationships and sales of larger service owner-direct projects and contracts. Growth in Ohio $5.9 million, Florida $4.3 million, and Southern California $2.6 million caused the overall service revenue growth.

Gross Profit

Gross profit was $12.1 million for July 20, 2016 through September 30, 2016 (Successor) and $28.5 million for January 1, 2016 through July 19, 2016 (Predecessor) as compared to $32.3 million for January 1, 2015 through September 30, 2015. Gross profit increased $8.3 million, or 25.7%, for July 20, 2016 through September 30, 2016 (Successor) and January 1, 2016 through July 19, 2016 (Predecessor) as compared to the same period for 2015. Construction gross profit increased $6.2 million, or 28.1%. Service gross profit increased $2.1 million, or 20.7%. The increase in gross profit resulted from increase in revenue. The total gross profit percentage decreased from 13.5% as of September 30, 2015 to 12.9% as of September 30, 2016. The increase in Construction gross profit was primarily driven by growth in the Southern California $2.5 million, Florida $2.4 million, Michigan $2.5 million regions and partially offset by decline in the Mid Atlantic $1.5 million. Service gross profit percentage of 21.7% for January 1, 2016 through September 30, 2016 represented a decrease from 22.3% for January 1, 2015 through September 30, 2015 due to the Company performing larger service projects which produce higher gross profit dollars at a lower gross profit percentage indicating that the core annuity like service and maintenance business continues to grow and produce favorable gross margin. Growth in Ohio $1.1 million, Florida $1.0 million, and Southern California $.5 million caused the overall Service gross profit growth.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $10.2 million for July 20, 2016 through September 30, 2016 (Successor) and $24.0 million for January 1, 2016 through July 19, 2016 (Predecessor) as compared to $27.5 million for January 1, 2015 through September 30, 2015. Selling, general and administrative expenses increased $6.8 million, or 24.7%, for July 20, 2016 through September 30, 2016 (Successor) and January 1, 2016 through July 19, 2016 (Predecessor) as compared to the same period for 2015. For the period from January 1, 2016 through July 19, 2016 (Predecessor), the Company incurred $1.5 million related to stock option compensation expense incurred in connection with the Business Combination. The Successor incurred transaction costs of $0.1 million and other compensation expense of $0.6 million related to the Business Combination. The remaining increase was primarily due to an increase in the salary and benefits for selling and support staff at corporate, additional incentive accrual, investment in IT infrastructure and additional staff in Michigan and Florida to support backlog.

Amortization of intangibles

Total amortization expense for the amortizable intangible assets was $1.5 million for July 20, 2016 through September 30, 2016 (Successor). There were no intangible assets in the Predecessor periods, and accordingly no amortization expense.

Other Expense

Other expense was $0.9 million for July 20, 2016 through September 30, 2016 (Successor) and $1.9 million for January 1, 2016 through July 19, 2016 (Predecessor) as compared to $2.4 million for January 1, 2015 through September 30, 2015 (Predecessor). Other expense increased $0.4 million, or 17.6%, for July 20, 2016 through September 30, 2016 (Successor) and January 1, 2016 through July 19, 2016 (Predecessor) as compared to the comparable period for 2015, due to an increase in interest expense of $0.4 million, resulting from the new senior debt which has a much higher balance in the Successor period, as well as a higher subordinated debt balance from January 1, 2016 to July 19, 2016 (Predecessor) versus January 1, 2015 through September 30, 2015 (Predecessor). New construction projects began during the first half of 2016 which required additional working capital and revolver borrowing. As these projects progress, we anticipate that our borrowing needs will decrease.

Provision for Income Taxes

The Predecessor is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities or benefits being passed to the members. As part of purchase accounting, the Company was required to record all of Limbach’s acquired assets and liabilities at their acquisition date fair value. The Company established deferred tax assets as well as deferred tax liabilities related to indefinite-lived intangibles through the purchase price allocation. The Company’s current federal and state income taxes are $0.4 million which are offset by $2.7 million of deferred income tax benefits for a net deferred income tax benefit of $2.3 million for the period from July 20, 2016 through September 30, 2016 (Successor). The Company has a net deferred tax asset of $3.1 million as of September 30, 2016 (Successor). Prior to the Business Combination, the Company had a deferred tax asset of $2.3 million which was offset by an equivalent valuation allowance. The valuation allowance was recorded due to management’s assumptions and judgments regarding the recoverability of the deferred tax asset, based on the more likely than not criterion. Upon the consummation of the Business Combination, management determined that no valuation allowance was required and it was reversed. This resulted in $2.3 million of deferred income tax benefit, and an unusually high effective tax rate of 364.6%, within the Successor period from July 20, 2016 through September 30, 2016.

Year Ended December 31, 2015 — Predecessor Compared to Year Ended December 31, 2014 — Predecessor

Revenues

Revenue increased $36.9 million in the year ended December 31, 2015, or 12.5%, compared to the year ended December 31, 2014. Our 2015 revenue returned to levels consistent with our historical performance, as a substantial portion of the increased revenue related to the lack of severe weather conditions in comparison to 2014. Revenues from our operations in our northern regions during the year ended December 31, 2014 were negatively impacted by the unusually harsh winter and our operations in our southern regions experienced delays in existing backlog projects which pushed revenue to be realized in calendar year 2015. Overall sales improved in the second half of 2014 which contributed to further increases in revenues in the year ended December 31, 2015.

	Year Ended December 31,
	2014	2015
	(in thousands)
Revenue:
Construction	$244,438	273,563
Service	49,988	57,787
Total	294,436	331,350

Construction Revenue grew by $29.1 million, or 11.9%, year over year, primarily due to the factors discussed above. Service revenue grew by $7.8 million, or 15.6%, year over year which also contributed to the overall increase in revenue. Expansion of the scope of construction business in the Mid-Atlantic region contributed approximately $5 million to the construction revenue growth. Branches that experienced significant changes in construction revenue were increases in Southern California of $19.0 million, $10 million in Mid Atlantic (which includes the increased scope of construction business), $8 million in Michigan, $6 million in Eastern Pennsylvania. These amounts were offset by decreases of $12 million, $3 million and $2 million in Ohio, Florida, and New England, respectively. The increase in service revenue was attributable to a renewed focus on service sales which began in 2012 with the hiring of and investment in additional service sales staff. The realization of revenue from service sales investment can take between twelve and eighteen months to develop due to the lead time in service sales. The increase in service revenue was primarily driven by an increase of $7 million in Ohio.

Gross Profit

	Year Ended December 31,
	2014	2015
	(in thousands)
Construction	$26,163	32,136
Service	12,892	13,276
Total	39,055	45,412

The $6.3 million increase in total gross profit is directly related to the construction revenue growth. Construction project execution improved in 2015 which positively impacted construction gross profit. Increases in gross profit were primarily driven by increases of $2.2 million, $2.1 million, $1.4 million and $1.1 million in Mid-Atlantic, Southern California, Michigan and Western Pennsylvania, respectively. These increases were partially offset by a decrease in gross profit in Ohio of $2.2 million. Service gross profit increased due to increased service revenue, although the service gross margin decreased year over year because of larger owner-directed service projects, which tend to have lower margins than maintenance contracts. In addition, construction and service productivity was not negatively impacted in 2015 as it was in 2014 by the harsh winter weather.

Selling, General and Administrative Expenses

	Year ended December 31,
	2014	2015
	(in thousands)
Construction	$20,892	19,278
Service	9,468	9,855
Corporate	3,612	8,634
Total	33,972	37,767
Percentage of Revenue	11.4%	11.5%

Selling, general and administrative expenses increased $3.8 million in the year ended December 31, 2015 as sales staff and operations oversight staff were added to meet the demands of growth in our business and we incurred costs in opening additional business locations to meet market demand. Additional sales staff added $400,000 of expenses to SG&A and operations, engineering, and project management staff additions to handle current and future growth increased SG&A by approximately $500,000. Satellite offices were opened in three branches to meet existing customer demands at more distant locations. Each satellite office added approximately $75,000 – $100,000 to SG&A. An increase in incentive compensation expense of $2.7 million as a result of stronger operating results drove the remainder of the increase in expense. Cost controls in employee benefits, information technology, travel, and other areas caused selling, general and administrative expense as a percentage of revenue to decline despite the increase in expenses. The 11.2% increase in total general and administrative expenses was lower than the 12.5% increase in revenue growth year over year.

Other Income (Expense)

	Year Ended December 31,
	2014	2015
	(in thousands)
Other income (expense)	$(3,097)	(3,273)
Percentage of revenue	(1.1)%	(1.0)%

Interest Expense increased $66,000 due to subordinate debt interest and additional revolver borrowing. A net loss of $73,000 on disposal of equipment in 2015, compared to a net gain of $37,000 in 2014 contributed to the increase. We do not allocate interest expense across our operating segments.

Year Ended December 31, 2014 — Predecssor Compared to Year Ended December 31, 2013 — Predecessor

Segment information for the years ended December 31, 2013 and 2014 is as follows:

	Year Ended December 31,
	2013	2014
	(in thousands)
Revenues:
Construction	$287,878	$244,438
Service	39,903	49,998
Total	$327,781	$294,436
Gross Profit:
Construction	$33,113	$26,163
Service	9,965	12,892
Total	$43,078	$39,055
Selling, General and Administrative Expense:
Construction	$20,745	$20,892
Service	7,231	9,468
Corporate	6,753	3,612
Total	$34,729	$33,972
Income (Loss) from Operations:
Construction	$8,885	$2,602
Service	2,734	3,424
Corporate	(3,270)	(943)
Total	$8,349	$5,083
Other Data:
Depreciation and Amortization:
Construction	$1,405	$1,438
Service	426	469
Corporate	759	687
Total	$2,590	$2,594

Revenue

	Year Ended December 31,
	2013	2014
	(in thousands)
Construction	$287,878	$244,438
Service	$39,903	$49,998
Total	$327,781	$294,436

Revenue decreased $33.3 million in the year ended December 31, 2014, or 10.2%, compared to the year ended December 31, 2013. 2013 revenue in a few branches exceeded plan due to successful sales in 2012 and previous years and project changes that increased in scope and revenue. 2014 revenue was below expectations due to the unusually harsh winter which negatively impacted our construction segment in northern regions and stalled projects in certain southern regions. In addition, a few major construction projects were completed in 2013 that were not offset by similarly large projects in 2014. Service revenue grew by $10.1 million, or 25.30%, year over year which offset the negative impact of construction project delays. The decrease in construction revenue was primarily driven by decreases of $19 million, $17 million, $6 million and $5 million in each of Southern California, Florida, Ohio and Eastern Pennsylvania, respectively. These decreases were partially offset by an increase in Mid-Atlantic construction revenue of $7 million. The increase in service revenue was primarily attributable to increases of $5.3 million, $2.5 million and $1.8 million in each of Mid-Atlantic, Florida, and Western Pennsylvania, respectively.

Gross Profit

	Year Ended December 31,
	2013	2014
	(in thousands)
Construction	$33,113	$26,163
Service	$9,965	$12,892
Total	$43,078	$39,055

The $4.0 million decrease in gross profit is directly related to the decrease in construction revenue in the year ended December 31, 2014 compared to the year ended December 31, 2013. The harsh weather in the winter of 2014 had a dramatic negative impact on productivity on construction projects and service work, which negatively affected gross profit. Decreases in gross profit in Southern California and Florida resulted from project delays that caused inefficiencies and higher costs that decreased project margin in the year ended December 31, 2014. Michigan, New England and Mid-Atlantic experienced significant project productivity impacts on new construction projects because of the harsh winter weather, further contributing to the decrease in gross profit. In addition to the weather impact, we experienced material gross profit losses on two projects that were recognized in 2014 and which decreased construction gross margin by approximately 21%. Service gross margin grew by 29.4%, which helped offset the negative construction impact. The decrease in gross profit in construction was also attributable to decreases of $3.7 million and $1.9 million, and 1.2 million in Southern California, Florida, and Western Pennsylvania, respectively, partially offset by an increase of $1.6 million in Mid-Atlantic. The increase in gross profit in service was primarily driven by increases of $1.2 million, $0.7 million, and $0.5 million in Mid-Atlantic, Florida, and Western Pennsylvania, respectively.

Selling, General and Administrative Expenses

	Year Ended December 31,
	2013	2014
	(in thousands)
Construction	$20,745	20,892
Service	7,231	9,468
Corporate	6,753	3,612
Total	$34,729	33,972
Percentage of Revenue	10.6%	11.4%

Selling, general and administrative expenses decreased slightly in the year ended December 31, 2014 as compared to the year ended December 31, 2013. This decrease was a result of reduced construction activity in the three months ended March 31, 2014 as compared to the prior year period. The decrease in revenue in 2014 as compared to 2013 required reduction in general and administrative expenses to maintain profitability. Specifically, we reduced or eliminated employee salary increases and incentives, reduced discretionary travel expenses, and deferred information technology expenses. In reaction to market conditions, we invested in construction and service sales training and development which slightly offset other general and administrative expense.

Other Income (Expense)

	Year Ended December 31,
	2013	2014
	(in thousands)
Other income (expense)	$(3,046)	(3,097)
Percentage of revenue	-0.9%	-1.1%

Increased interest expense due to subordinated debt levels caused the total increase in Other income (expense) in the year ended December 31, 2014 as compared to the year ended December 31, 2013.

Seasonality, Cyclicality and Quarterly Trends

Severe weather can impact our operations. In the northern climates where we operate, and to a lesser extent the southern climates as well, severe winters can slow our productivity on construction projects, which shifts revenue and gross profit recognition to a later period. Our maintenance operations may also be impacted by mild or severe weather. Mild weather tends to reduce demand for our maintenance services, whereas severe weather may increase the demand for our maintenance and spot services. Our operations also experience mild cyclicality, as building owners typically work through maintenance and capital projects at an increased level during the third and fourth calendar quarters of each year.

Effect of Inflation

The prices of products such as steel, pipe, copper and equipment from manufacturers are subject to fluctuation. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial. When appropriate, we include cost escalation factors into our bids and proposals. In addition, we are often able to mitigate the impact of future price increases by entering into fixed price purchase orders for materials and equipment and subcontracts on our projects.

Non-GAAP Measures

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income, plus depreciation and amortization expense, interest expense, taxes, and non-operating expenses such as management and consulting fees. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period exclusive of expenses that will not reoccur. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, is provided under “Reconciliation of non-GAAP financial measures” below.

Reconciliation of Non-GAAP Financial Measures

The following table reconciles net income (the most comparable GAAP financial measure) to Adjusted EBITDA for the periods presented in this table and elsewhere in this prospectus. The notes to the table below contain a further description of the adjustments.

	Successor	Predecessor
(Amounts in thousands)	July 20, 2016 through September 30, 2016 ($)	July 1, 2016 through July 19, 2016 ($)	July 1, 2015 through September 30, 2015 ($)
Net income	$1,813	$(919)	$1,477
Adjustments:
Depreciation and amortization	2,789	149	594
Interest Expense	853	179	829
Taxes	(2,277)	—	147
Management Fees(1)	—	71	341
Consulting fees(2)	—	—	35
Adjusted EBITDA attributable to Limbach common stockholders	$3,178	$(520)	$3,423

	Successor	Predecessor
(Dollar amounts in thousands)	July 20, 2016 through September 30, 2016 ($)	January 1, 2016 through July 19, 2016 ($)	January 1, 2015 through September 30, 2015 ($)	December 31, 2015	December 31, 2014
Net income	$1,813	$2,568	$2,439	4,372	1,986
Adjustments:
Depreciation and amortization	2,789	1,582	1,852	2,630	2,594
Interest Expense	853	1,898	2,361	3,200	3,134
Taxes	(2,277)	—	154	(73)	37
Management Fees(1)	—	693	1,019	1,336	1,259
Consulting fees(2)	—	—	242	224	—
Adjusted EBITDA attributable to Limbach common stockholders	$3,178	$6,741	$8,067	13,180	9,076

(1)	Limbach expensed and paid management fees to its majority shareholder and a minority shareholder group. Total management fees were $0.1 million for July 1, 2016 through July 19, 2016 (Predecessor). Total management fees were $0.7 million for January 1, 2016 through July 19, 2016 (Predecessor). The management agreement terminated upon closing of the Business Combination.
(2)	The Company employed a management consulting firm to undertake a onetime assessment of all existing senior management staff. Limbach incurred $0.2 million of expenses related to the onetime assessment of existing senior management staff. The Company continues to employ the consultant for new hire assessment and other projects and expenses are recognized in the current year and these new expenses are not considered an Adjusted EBITDA adjustment.

Liquidity and Capital Resources

Summary of Cash Flows

Our liquidity needs relate primarily to the provision of working capital (defined as current assets less current liabilities) to support operations, funding of capital expenditures, and investment in strategic opportunities. Historically, liquidity has been provided by operating activities and borrowing from commercial banks and institutional lenders.

As is typical in the construction industry, particularly for growing companies, we from time to time experience negative operating cash flows. Our current negative trends result from retention terms, common in the industry, which allow the owner and/or general contractor to retain up to 10.0% of each bill until the project is complete to ensure the construction company completes the project or the owner/general contractor has funds to complete the job if the contractor defaults; guaranteed maximum price contracts that limit the monthly billing and fee recognition; and on many of our construction projects, we incur higher expenses early in the project relative to collections for the work, which collections increase as the projects continue. In particular, we have incurred significant up front expenses on several large projects in recent months. Billing and collections on these projects are increasing on a monthly basis and management expects the negative cash trend will be reversed as these projects mature, cash is collected, and profits increase. For these reasons, management believes our cash position will stabilize in the fourth quarter of 2016. Management further expects that high volumes of service work, which is less sensitive to the cash flow issues presented by large construction projects, will further alleviate the negative cash flow trends.

We believe our current cash and cash equivalents of $0.5 million, cash to be received from existing and new customers, and availability of borrowing under a revolving line of credit under our Credit Agreement (pursuant to which we had $9.9 million of availability as of September 30, 2016) will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. Additionally, we expect that certain non-cash items, including certain deferred tax assets resulting from accumulated Net Operating Losses generated by the Company prior to the Business Combination, certain permanent book-tax differences originating in the ordinary course of business, and certain additional temporary differences between book and tax basis resulting from the Business Combination will mitigate our cash outflow until such items are completely utilized, and therefore add to liquidity in the near term.

The following table reflects our available funding capacity as of September 30, 2016:

(In thousands)
Available Funding Capacity
Cash & Cash Equivalents		$546
Credit agreement:
Revolving credit facility	$25,000
Term Loan	23,250
Subordinated debt	13,084
State of Ohio	52
	61,386
Outstanding borrowings	(48,144)
Issued letters of credit	(3,390)
Net credit agreement capacity available		9,852
Total available funding capacity		$10,398

Our cash flows are primarily impacted from period to period by fluctuations in working capital. Factors such as our contract mix, commercial terms, days sales outstanding (“DSO”) and delays in the start of projects may impact our working capital. In line with industry practice, we accumulate costs during a given month then bill those costs in the current month for many of our contracts. While labor costs associated with these contracts are paid weekly and salary costs associated with the contracts are paid on a bi-weekly basis, certain subcontractor costs are generally not paid until we receive payment from our customers (contractual “pay-if-paid” terms). We have not historically experienced a large volume of write-offs related to our receivables and our unbilled revenue on contracts in progress. We regularly assess our receivables and costs in excess of billings for collectability and provide allowances for doubtful accounts where appropriate. We believe that our reserves for doubtful accounts are appropriate as of September 30, 2016, but adverse changes in the economic environment may impact certain of our customers’ ability to access capital and compensate us for our services, as well as impact project activity for the foreseeable future.

The following table represents our summarized working capital information:

	Successor	Predecessor
	As of
(In thousands, except ratios)	September 30, 2016	December 31, 2015
Current assets	$153,896	$114,071
Current liabilities	(117,359)	(87,199)
Net Working capital	$36,537	$26,872
Current Ratio*	1.31	1.31

*	Current ratio is calculated by dividing current assets by current liabilities.

The following table presents summary cash flow information for the periods indicated:

	Successor	Predecessor
(Amount in thousands)	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016	January 1, 2015 through September 30, 2015		Year Ended December 31,
				2015	2014	2013
	(in thousands)
Net cash provided by (used in)
Operating activities	$(15,383)	$1,639	$(7,455)		$606	$4,131	$14,204
Investing activities	(13,013)	(2,107)	(797)		(2,323)	(818)	(2,005)
Financing activities	28,682	(5,401)	(157)		(788)	(5,571)	(6,740)
Net increase (decrease) in cash	$286	$(5,869)	$(8,409)		(2,505)	(2,257)	5,459
Property and Equipment financed with capital leases	467	1,014	834		1,547	1,003	1,560

Cash Flows Provided by (Used in) Operating Activities

Cash flows provided by (used in) operating activities was $(15.4) million for July 20, 2016 through September 30, 2016 (Successor) and $1.6 million for January 1, 2016 through July 19, 2016 (Predecessor) as compared to $(7.4) million for January 1, 2015 through September 30, 2015. For July 20, 2016 through September 30, 2016 (Successor) and January 1, 2016 through July 19, 2016 (Predecessor), we used cash and cash equivalents of $13.8 million for operating activities. We experienced an increase in receivables of $37.1 million and an increase in costs and estimated earnings in excess of billings on uncompleted contracts of $7.9 million offset by an increase in billings in excess of costs and estimated earnings on uncompleted contracts of $17.1 million. The increase in receivables was due to several large payments in our Michigan, Mid Atlantic, and Southern California branches that were expected on or before September 30 not being collected until the first week of October. The increase in costs and estimated earnings in excess of billings on uncompleted contracts was due to our contractual terms related to billings on several large guaranteed maximum price contracts in New England, Mid Atlantic and Southern California and slow owner and general contractor approval on authorized change orders in Mid Atlantic and Southern California. Non-cash charges for depreciation and amortization increased by $2.5 million to $4.4 million in nine months 2016 from $1.9 million in 2015 due primarily to the amortization of intangible assets acquired as part of the acquisition of Limbach Holdings LLC in the third quarter of 2016.

For January 1, 2015 through September 30, 2015 (Predecessor), we used cash and cash equivalents in operating activities of $7.5 million. We experienced an increase in costs and estimated earnings in excess of billings on uncompleted contracts of $7.5 million and an increase in receivables of $5.5 million offset by an increase in accrued expenses and other current liabilities of $3.7 million and capitalized deferred interest on subordinated debt of $2.0 million. The increase in costs and estimated earnings in excess of billings on uncompleted contracts was due to two large guaranteed maximum price (“GMP”) contracts having contract terms that limit the timing and amount of monthly billing which causes the costs and estimated earnings in excess of billings on uncompleted contracts to increase at each month end until the project nears completion. The increase in accrued expenses and other current liabilities was due to accrued payroll and incentive accrual. The increase in receivables was due to additional business volume.

During the year ended December 31, 2015, we generated cash and cash equivalents of $0.6 million from operating activities from net income before non-cash depreciation and amortization of $2.6 million. We experienced an increase in receivables of $10.2 million, an increase in trade payables of $2.6 million and an increase in billings in excess of costs and estimated earnings on uncompleted contracts of $1.0 million. Accrued expenses increased $6.2 million and costs and estimated earnings in excess of billings on uncompleted contracts increased $8.5 million. The increase in receivables was due to additional business volume. The increase in costs and estimated earnings in excess of billings on uncompleted contracts was due to two large GMP projects that require monthly billing to cut off one week before month end and an increase in unbilled service costs. The increase in accrued expenses is primarily the result of incentive accrual at year end. Trade payables increased due to additional volume.

During the year ended December 31, 2014, we generated cash and cash equivalents of $4.1 million from operating activities from net income, before $2.6 million and accrued interest on subordinated debt of $2.4 million. We experienced an increase in billings in excess of costs and estimated earnings on uncompleted contracts of $0.45 million, and an increase in trade payables of $0.45 million, offset by an increase in receivables of $4.0 million. The increase in trade payables and costs and estimated earnings on uncompleted contracts were primarily attributable to higher business volumes.

During the year ended December 31, 2013, we generated cash and cash equivalents of $14.2 million from operating activities from net income, before depreciation and amortization of $2.6 million and accrued interest on subordinated debt of $2.4 million. We experienced an increase in billings in excess of costs and estimated earnings on uncompleted contracts of $0.7 million, and an increase in trade payables of $0.72 million. Also an decrease in costs and estimated earnings in excess of billings on uncompleted contracts of $4.5 million, restricted cash decreased $1.5 million, and accrued expenses decreased $3.3 million. The decrease in costs and estimated earnings in excess of billings on uncompleted contracts was due to improved construction project terms and execution.

Cash Flows Used in Investing Activities

Cash flows used in investing activities was $13.0 million for July 20, 2016 through September 30, 2016 (Successor) and $2.1 million for January 1, 2016 through July 19, 2016 (Predecessor) as compared to $0.8 million for January 1, 2015 through September 30, 2015. Cash used in investing activities was $15.1 million for July 20, 2016 through September 30, 2016 (Successor) and January 1, 2016 through July 19, 2016 (Predecessor), primarily as a result of $32.2 million cash used in the acquisition of Limbach Holdings LLC offset by $19.5 million in proceeds from the 1347 Capital trust account.

Cash used in investing activities was $0.8 million for the nine months ended September 30, 2015, primarily as a result of cash outflows for capital expenditures.

The majority of our 2016 capital additions pertain to additional vehicles, tools and equipment, computer software and hardware purchases, office furniture and office related leasehold improvements. We also obtained the use of various assets through operating and capital leases, which reduced the level of capital expenditures that would have otherwise been necessary to operate our business.

During the year ended December 31, 2015, we used cash and cash equivalents of $2.3 million, primarily due to purchases of property and equipment of $2.4 million netted against proceeds from sale of equipment of $58,000.

During the year ended December 31, 2014, we used net cash and cash equivalents of $0.8 million in investing activities, primarily due to purchases of property and equipment of $0.9 million netted against proceeds from sale of equipment of $71,000.

During the year ended December 31, 2013, we used net cash and cash equivalents of $2.0 million in investing activities, primarily due to purchases of property and equipment of $2.0 million.

Cash Flows Provided by (Used in) Financing Activities

Cash flows provided by (used in) financing activities was $28.7 million for July 20, 2016 through September 30, 2016 (Successor) and $(5.4) million for January 1, 2016 through July 19, 2016 (Predecessor) as compared to $(0.2) million for January 1, 2015 through September 30, 2015. On July 20, 2016, in coordination with the Business Combination, the Company entered into a $25.0 million revolving credit facility (proceeds of which are $15.1 million as of September 30, 2016), a $24.0 million term loan and a $13.0 million subordinated debt facility. The Company also paid down its previous subordinated debt facility of $23.6 million, its revolving credit facility of $8.4 million and made term loan payments of $1.3 million. The Company also received proceeds of $9.9 million from the issuance of redeemable preferred convertible preferred stock.

For January 1, 2016 through July 19, 2016 (Predecessor), we used cash and cash equivalents of $5.4 million, in financing activities, primarily due to net reduction of long-term debt in the form of revolver credit of $3.5 million, term loan payments of $1.0 million and capital lease payments of $0.7 million.

For January 1, 2015 through September 30, 2015 (Predecessor), we used net cash and cash equivalents of $0.2 million in financing activities, primarily due to net increase of long-term debt in the form of revolver credit of $2.3 million offset by term loan payments of $1.6 million and capital lease payments of $0.8 million.

During the year ended December 31, 2015, we used net cash and cash equivalents of $0.8 million in financing activities, primarily due to payments on long-term debt ($2.0 million), borrowing on revolver credit facility $2.5 million, capital lease payments ($1.1 million) and distributions to stockholders ($124,000).

During the year ended December 31, 2014, we used cash and cash equivalents of $5.6 million in financing activities, primarily due to payments on long-term debt ($2.1 million), payments on revolving credit facility of ($1.5 million), payments on subordinated debt ($800,000), capital lease payments ($1.0 million) and distributions to stockholders ($275,000).

During the year ended December 31, 2013, we used cash and cash equivalents of $6.7 million in financing activities, primarily due to payments on long-term debt ($2.1 million), payments on subordinated debt of ($2.3 million), payments on revolving credit facility of ($1.5 million), and capital lease payments ($770,000).

Our future capital requirements will depend on many factors, including revenue growth and costs incurred to support it, and increased selling, general and administrative expenses to support the anticipated growth in our operations and regulatory requirements as a new public company. Our capital expenditures in future periods are expected to grow in line with our business. To the extent that existing cash and cash from operations are not sufficient to fund our future operations, we may need to raise additional funds through public or private equity or additional debt financing. Although we currently are not a party to any agreement and do not have any understanding with any third parties with respect to potential investments in, or acquisitions of, businesses, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

Debt and Other Obligations

In January 2016 we amended our prior credit facility, resulting in a $35.0 million line of credit with a commercial bank, which contained a variable interest at one-month LIBOR plus 2.75% (2.99% at December 31, 2015), and was due to expire May 2018. This line of credit was refinanced as disclosed below. The line of credit was subject to certain financial covenants. Prior to the Business Combination, we were in compliance with all the bank covenants related to the line of credit. Prior to the Business Combination, there were $3.5 million of borrowings under the line of credit. At December 31, 2015, we were in compliance with all the bank covenants related to the line of credit. As of December 31, 2015, there were $7.0 million of borrowings under the line of credit.

On July 20, 2016 in connection with the Business Combination, Limbach refinanced its existing debt by entering into the Credit Agreement and Subordinated Loan Agreement, and incurred lender and third party costs which were all capitalized on the balance sheet. The refinancing qualified as debt extinguishment under GAAP. The Credit Agreement provides for a $25.0 million line of credit and a $24.0 million term loan with a consortium of four commercial banks. The loans have a variable interest rate based on one-month LIBOR and expire in July 2021. The loans are subject to certain financial covenants. The Company entered into the Subordinated Loan Agreement, which provides for a new $13.0 million subordinated note at 16.0% interest with 13.0% interest paid in cash and the option to pay the additional 3.0% interest in cash or allow it to accrue into the note balance, as payment in kind. The subordinated loan matures in July 2022. As of September 30, 2016, we were in compliance with all the financial and other covenants related to the Credit Agreement and the Subordinated Loan Agreement. As of September 30, 2016, there were $11.7 million of borrowings under the line of credit and $3.4 million in letters of credit.

Income Taxes

The Predecessor is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities or benefits being passed to the members. As part of purchase accounting, the Company was required to record all of Limbach’s acquired assets and liabilities at their acquisition date fair value. The Company established deferred tax assets as well as deferred tax liabilities related to indefinite-lived intangibles through the purchase price allocation. The Company’s current federal and state income taxes are $0.4 million which are offset by $2.7 million of deferred income tax benefits for a net deferred income tax benefit of $2.3 million for the period from July 20, 2016 through September 30, 2016 (Successor). The Company has a net deferred tax asset of $3.1 million as of September 30, 2016 (Successor). Prior to the Business Combination, the Company had a deferred tax asset of $2.3 million which was offset by an equivalent valuation allowance. The valuation allowance was recorded due to management’s assumptions and judgments regarding the recoverability of the deferred tax asset, based on the more likely than not criterion. Upon the consummation of the Business Combination, management determined that no valuation allowance was required and it was reversed. This resulted in $2.3 million of deferred income tax benefit, and an unusually high effective tax rate of 364.6%, within the Successor period from July 20, 2016 through September 30, 2016.

Insurance and Self-Insurance

We purchase workers’ compensation and general liability insurance under policies with per-incident deductibles of $250,000 per occurrence. Losses incurred over primary policy limits are covered by umbrella and excess policies up to specified limits with an independent insurer. We accrue for the unfunded portion of costs for both reported claims and claims incurred but not reported. The liability for unfunded reported claims and future claims is reflected on the consolidated balance sheets as current and non-current liabilities. The liability is determined by determining a reserve for each reported claim on a case-by-case basis based on the nature of the claim and historical loss experience for similar claims plus an allowance for the cost of incurred but not reported claims. The current portion of the liability is included in Accrued expenses and other current liabilities on the consolidated balance sheets. The non-current portion of the liability is included in other long-term liabilities on the consolidated balance sheets.

We are self-insured related to medical and dental claims under policies with annual per-claimant and annual aggregate stop-loss limits. We accrue for the unfunded portion of costs for both reported claims and claims incurred but not reported. The liability for unfunded reported claims and future claims is reflected on the consolidated balance sheets as a current liability in Accrued expenses and other current liabilities.

The components of the self-insurance are reflected below:

	Successor	Predecessor
	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016	January 1, 2015 through September 30, 2015	Dec. 31, 2015	Dec. 31, 2014
		(in thousands)
Current liability – workers’ compensation and general liability	$339	$342	$619	619	345
Current liability – medical and dental	310	350	259	259	248
Non-current liability	616	553	531	531	1,100
Total liability	$1,265	$1,245	$1,409	1,409	1,693
Cash and cash equivalents – restricted	$63	$63	$63	63	63

The restricted cash balance represents cash set aside for the funding of workers’ compensation and general liability insurance claims. This amount is replenished when depleted, or at the beginning of each month.

Multiemployer Pension Plans

We participate in approximately 50 multiemployer pension plans (“MEPPs”) that provide pension benefits to certain union employees in accordance with various collective bargaining agreements (“CBAs”). Approximately 53.8% of our current employees are members of collective bargaining units. As one of many employers who are obligated to contribute to these MEPPs, we are responsible with the other participating employers for any unfunded pension liabilities. Our contributions to a particular MEPP are established by the applicable CBAs; however, our required contributions to a MEPP may increase based on the funded status of the individual MEPP and the legal requirements of the Pension Protection Act of 2006 (the “PPA”), which requires substantially underfunded MEPPs to implement a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) to improve their funded status. Factors that could impact the funded status of a MEPP include, without limitation, investment performance, changes in participant demographics, a decline in the number of actively employed covered employees, a decline in the number of contributing employers, changes in actuarial assumptions and the utilization of extended amortization provisions. If a contributing employer stops contributing to a MEPP, the unfunded obligations of the MEPP may be borne by the remaining contributing employers. Assets we contribute to an individual MEPP are pooled with contributions made by other contributing employers; the pooled assets will be used to provide benefits to our employees and the employees of the other contributing employers.

A FIP or RP requires a particular MEPP to adopt measures to correct its underfunded status. These measures may include, but are not limited to an increase in a contributing employer’s contribution rate, or changes to the benefits paid to retirees. In addition, the PPA requires that a 5% surcharge be levied on employer contributions for the first year commencing shortly after the date the employer receives notice that the MEPP is in critical status and a 10% surcharge on each succeeding year until a CBA is in place with terms and conditions consistent with the RP.

If a MEPP has unfunded pension liabilities, we could be obligated to make additional payments to a MEPP if we either cease to have an obligation to contribute to the MEPP under a CBA or significantly reduce our contributions to the MEPP because we reduce the number of employees who are covered by the relevant MEPP for various reasons, including, but not limited to, layoffs or closure of a subsidiary. The amount of such payments (known as a complete or partial withdrawal liability) would equal our proportionate share of the MEPP’s unfunded vested benefits. Based on the information available to us from the MEPPs, we believe that some of the MEPPs to which we contribute are underfunded and are in “critical” or “endangered” status as those terms are defined by the PPA. Due to uncertainty regarding future factors that could trigger withdrawal liability, as well as the absence of specific information regarding the MEPPs’ current financial situation, we are unable to determine (a) the amount and timing of any future withdrawal liability, if any, and (b) whether our participation in these MEPPs could have a material adverse impact on our financial condition, results of operations or liquidity.

Related-Party Transactions

Predecessor

In 2002 Limbach Management Holding Company, LLC (LMHC) contributed capital of $4.0 million to Limbach Holdings LLC, of which $1.0 million was evidenced by a note payable to the Company which is included in Member's Equity. The interest rate on the note was 6.0%. The note matured upon the earlier of the date of a change in control (as defined in the note), the date that was one year after the consummation of an initial public offering of the Company, or the date on which there was a dissolution of the Company. If accrued interest was outstanding, interest receivable related to the note would be included in other assets. The note, together with accrued interest, of $1.0 million was paid at the consummation of the Business Combination on July 20, 2016.

The Company also had a management services agreement with LMHC and an affiliate of another equity member, FdG Associates LLC (FdG), for LMHC and FdG to perform certain advisory and consulting services. In consideration for such services, the Company was charged a quarterly fee of $50,000 by LMHC and $250,000 by FdG. Amounts owed to LMHC relating to the agreement totaled $50,000 at December 31, 2015, and amounts owed to FdG relating to the agreement totaled $250,000 at December 31, 2015. Total management fees were $0.1 million for July 1, 2016 through July 19, 2016 (Predecessor) and $0.7 million for January 1, 2016 through July 19, 2016 (Predecessor). The LMHC and FdG management services agreements were both terminated on July 20, 2016, the date of the Business Combination.

Critical Accounting Policies, Significant Estimates and Judgments

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and net sales and expenses during the periods reported. The following accounting policies involve “critical accounting estimates” because they are particularly dependent on estimates and assumptions made by management about matters that are highly uncertain at the time the accounting estimates are made. In addition, while we have used our best estimates based on the facts and circumstances available to us at the time, different estimates reasonably could have been used in the current period. Changes in the accounting estimates we used are reasonably likely to occur from period to period, which may have a material impact on the presentation of our financial condition and results of operations.

We review these estimates and assumptions periodically and reflect the effects of revisions in the period that they are determined to be necessary.

Cash and Cash Equivalents

Cash and cash equivalents consist principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having maturity of three months or less at the time of purchase. We maintain demand accounts at several domestic banks. From time to time, account balances have exceeded the maximum available Federal Deposit Insurance Corporation coverage limit.

Revenues and Cost Recognition

We believe our most significant accounting policy is revenue recognition from long-term construction contracts for which we use the percentage-of-completion method of accounting. Percentage-of-completion accounting is the prescribed method of accounting for long-term contracts in accordance with Accounting Standard Codification (“ASC”) Topic 605-35, “Revenue Recognition — Construction-Type and Production-Type Contracts”, and, accordingly, is the method used for revenue recognition within our industry. Revenue from fixed price and modified fixed price contracts are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenues from time and materials contracts are recognized as services are performed.

Contract costs include direct labor, material, and subcontractor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, depreciation, and insurance. Selling, general, and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period in which such amounts are incurred. Total estimated contract costs are based upon management’s current estimate of total costs at completion. Contract revenue for long-term construction contracts is based upon management’s estimate of contract prices at completion, including revenue for additional work on which contract pricing has not been finalized claims. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. In the twelve months ended December 31, 2013, one of our operating locations recorded a revision in contract estimate on a project resulting in a write down to this individual project of $618,000. In the twelve months ended December 31, 2014, two of our operating locations recorded revisions in contract estimates on individual projects resulting in write downs to those individual projects totaling $1.2 million. Also, in the twelve months ended December 31, 2014, one of our operating locations recorded a revision in contract estimate on a project resulting in a project write up to this individual project of $861,000. In the twelve months ended December 31, 2015, one of our operating locations recorded a revision in contract estimate on a project resulting in a write down to this individual project of $856,000. Also, in the twelve months ended December 31, 2015, one of our operating locations recorded a revision in contract estimate on a project resulting in a project write up to this individual project of $718,000. Cumulative changes in estimates across all projects for the years ended December 31, 2015, 2014 and 2013 were not material to the financial statements.

In addition to revenue recognition for long-term construction contracts, the Company recognizes revenue from service contracts as these services are performed. There are two basic types of service contracts: fixed price service contracts which are signed in advance for maintenance, repair, and retrofit work over a period, typically of one year, and service contracts not signed in advance for similar maintenance, repair, and retrofit work on an as-needed basis. Fixed price service contracts are generally performed evenly over the contract period, and accordingly, revenue is recognized on a pro rata basis over the life of the contract. Revenue derived from other service contracts are recognized when the services are performed. Expenses related to all service contracts are recognized as services are provided.

Costs and estimated earnings in excess of billings on uncompleted contracts reflected in the consolidated balance sheets arise when revenue has been recognized but the amounts cannot be billed under the terms of the contracts. Also included in Costs and estimated earnings on uncompleted contracts are amounts the Company seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to scope and price, or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Such amounts are recorded at estimated net realizable value when realization is probable and can be reasonably estimated. No profit is recognized on the construction costs incurred in connection with claim amounts. Claims and unapproved change orders made by the Company may involve negotiation and, in rare cases, litigation. Unapproved change orders and claims also involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded claims and unapproved change orders may be made in the near term. If the Company does not successfully resolve a claim and or an unapproved change order, a net expense (recorded as a reduction in revenues) may be required, in addition to amounts that have been previously provided for. Claims against the Company are recognized when a loss is considered probable and amounts are reasonably determinable. Billings in excess of costs and estimated earnings on uncompleted contracts represent billings in excess of revenue recognized.

In accordance with industry practice, we classify as current all assets and liabilities relating to the performance of long-term contracts. The term of our contracts ranges from one month to three years and, accordingly, collection or payment of amounts relating to these contracts may extend beyond one year.

Costs and Earnings in Excess of Billings and Billings in Excess of Costs and Earnings

The asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenue earned and recognized in advance of billings. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in advance of revenue recognized. These amounts will generally be billable or recognizable, as applicable, in the next twelve months. We generally consider collection risk to be low. When events or conditions indicate that the amounts outstanding may become uncollectible, an allowance is estimated and recorded.

Accounts Receivable

Accounts receivable include amounts billed to customers under retention provisions in construction contracts. Such provisions are standard in the Company’s industry and usually allow for a small portion of progress billings or the contract price, typically 10%, to be withheld by the customer until after the Company has completed work on the project. Based on the Company’s experience with similar contracts in recent years, billings for such retention balances at each balance sheet date are finalized and collected after project completion.

The carrying value of the receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. Management provides for probable uncollectible accounts through a charge to earnings and a credit to the valuation account based on its assessment of the current status of individual accounts, type of service performed, and current economic conditions. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and an adjustment of the account receivable.

Property and Equipment

Property and equipment, including purchases financed through capital leases, are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements for operating leases are amortized over the lesser of the term of the related lease or the estimated useful lives of the improvements.

Fair Value Measurements

The Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:

•	Level 1 — quoted prices in active markets for identical assets and liabilities;
•	Level 2 — observable market based inputs or unobservable inputs that are corroborated by market data; and
•	Level 3 — significant unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Successor

The Company believes that the carrying amounts of its financial instruments, including cash and cash equivalents, trade accounts receivable, accounts payable and amounts drawn under the revolving portion of the new senior credit facility consist primarily of instruments without extended maturities, which approximate fair value primarily due to their short-term maturities and low risk of counterparty default. We also believe that the carrying value of the term portion of the new senior credit facility approximates its fair value due to the variable rate on such debt. Management also believes that the carrying value of the subordinated debt approximates fair value due to its recent insurance and comparable term sheets received from non-traditional lenders. Based on this analysis the Company determined as of September 30, 2016 the fair value of its subordinated debt of $13.1 million approximates its carrying value.

Predecessor

The carrying value of the Predecessor debt associated with the Company’s senior credit facility approximates its fair value due to the variable rate on such debt. The fair value of the Company’s subordinated debt was determined based upon Level 3 inputs including a comparison to current market conditions as shown by relevant indexes and average yields, security specific leverage, and seniority within the capital structure.

Stock Based Compensation

Predecessor

The Company measured future compensation expense for all stock options and warrants based on the fair value of the awards at the grant date using the Black-Scholes option pricing model. The Company’s Predecessor stock options could only be exercised with a change in control of the Company, consummation of an initial public offering, or dissolution of the Company, as defined by the agreement. In conjunction with the Business Combination on July 20, 2016, the Predecessor options were exercised in a cashless exercise and compensation expense for all outstanding options was recorded in the predecessor period from January 1, 2016 to July 19, 2016.

Successor

Upon approval of the Business Combination, the Company adopted the 1347 Capital Corp. 2016 Omnibus Incentive Plan (the “2016 Plan”). Certain employees, directors and consultants will be eligible to be granted awards under the 2016 Plan, other than incentive stock options, which may be granted only to employees. Successor has reserved 800,000 shares of the Company’s common stock for issuance under the 2016 Plan. The number of shares issued or reserved pursuant to the 2016 Plan will be adjusted by the plan administrator, as they deem appropriate and equitable, as a result of stock splits, stock dividends, and similar changes in the Company’s common stock. In connection with the grant of an award, the plan administrator may provide for the treatment of such award in the event of a change in control, including that, in the event of an involuntary termination of a participant’s employment in connection with a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and/or immediately exercisable. No options have been granted under the 2016 Plan.

Intangible Assets and Impairment

We review intangible assets with indefinite lives not subject to amortization for impairment each year, or more frequently when events or significant changes in circumstances indicate that the carrying value may not be recoverable.

We also review intangible assets with definite lives subject to amortization whenever events or circumstances indicate that a carrying amount of an asset may not be recoverable. Intangible assets with definite lives subject to amortization are amortized on a straight-line basis with estimated useful lives ranging from 1 to 7 years. Events or circumstances that might require impairment testing include the identification of other impaired assets within a reporting unit, loss of key personnel, the disposition of a significant portion of a reporting unit, a significant decline in stock price or a significant adverse change in business climate or regulations.

Long-Lived Assets

We evaluate the carrying value of long-lived assets whenever events or changes in circumstances indicate that a potential impairment has occurred. A potential impairment has occurred if the projected future undiscounted cash flows are less than the carrying value of the assets. The estimate of cash flows includes management’s assumptions of cash inflows and outflows directly resulting from the use of the asset in operations. When a potential impairment has occurred, an impairment charge is recorded if the carrying value of the long-lived asset exceeds its fair value. Fair value is measured based on a projected discounted cash flow model using a discount rate we feel is commensurate with the risk inherent in our business. Our impairment analysis contains estimates due to the inherently judgmental nature of forecasting long-term estimated cash flows and determining the ultimate useful lives of assets. Actual results may differ, which could materially impact our impairment assessment.

Business Combination

As a result of the Business Combination, the Company is the acquirer for accounting purposes and Limbach Holdings LLC (“LHLLC”) is the acquiree and accounting predecessor. The Company’s financial statement presentation distinguishes the Company’s presentations into two distinct periods, the period up to the closing date of the Business Combination (Predecessor) and the period including and after that date

(Successor). The Business Combination was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions. See Note 4 —  “Business Combination” in the Notes to Condensed Consolidated Financial Statements for a discussion of the estimated fair values of assets and liabilities recorded in connection with the Company’s acquisition of LHLLC.

Joint Ventures

The Company accounts for its participation in certain special purpose project specific joint ventures under the equity method of accounting. The Company’s entry into these joint ventures is for the purpose of bidding, negotiating and completing specific projects. The Company and its joint venture partner(s) separately enter into their own sub-contracts with the joint venture for each party’s respective portion of the work. All revenue and expenses and the related contract assets and liabilities related to Limbach’s sub-contract are recorded within the Company’s statement of operations and balance sheet, similarly to any other construction project. The joint venture itself does not accumulate any profits or losses as the joint venture revenue are equal to the sub-contracts it issues to the joint venture partners. The voting power and management of the joint ventures is shared by all joint venture partners, qualifying these entities for joint venture treatment under GAAP. The shared voting power and management responsibilities allow the Company to exercise significant influence without controlling the joint venture entity. As such the Company applies the equity method of accounting as defined in ASC 323.

Recently Issued Accounting Pronouncements

In May 2014 an accounting pronouncement was issued by the FASB which provides guidance for revenue recognition. ASU 2014-09’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers based upon the consideration to which the company expects to be entitled in exchange for those goods or services. In July 2015, the FASB voted to defer the effective date of this new standard by one year and to permit early adoption beginning as of the original effective date of the new standard. We will be required to implement ASU 2014-09 commencing with the quarter ending March 31, 2019. The guidance permits an entity to apply the standard retrospectively to all prior periods presented, with certain practical expedients, or apply the requirements in the year of adoption, through a cumulative adjustment. We have not yet selected a transition method and are currently assessing the potential impact of ASU 2014-09 on our consolidated financial statements.

In August 2014 an accounting pronouncement was issued by the FASB which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and provide related footnote disclosures. ASU 2014-15 is effective for annual and interim reporting periods beginning on or after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The standard allows for either a full retrospective or modified retrospective transition method. We do not expect this standard to have any impact on our consolidated financial statements upon adoption.

In February 2016 an accounting pronouncement was issued by the FASB which will change the way all leases with a duration of one year of more are treated. Under this guidance, lessees will be required to recognize virtually all leases on the balance sheet as a right-of-use asset and an associated financing lease liability or capital lease liability. The right-of-use asset represents the lessee’s right to use, or control the use of, a specified asset for the specified lease term. The lease liability represents the lessee’s obligation to make lease payments arising from the lease, measured on a discounted basis. Based on certain characteristics, leases are classified as financing leases or operating leases. Financing lease liabilities, those that contain provisions similar to capitalized leases, are amortized like capital leases are under current accounting, as amortization expense and interest expense in the statement of operations. Operating lease liabilities are amortized on a straight-line basis over the life of the lease as lease expense in the statement of operations. This update is effective for annual reporting periods, and interim periods within those reporting periods, beginning after December 15, 2019. The Company is evaluating the impact this pronouncement will have on its policies and procedures pertaining to its existing and future lease arrangements, disclosure requirements and on the Company’s Financial Statements.

Contractual Obligations

The following table represents the Company’s contractual commitments (which include expected interest expense, calculated based on current interest rates) to make future payments pursuant to debt and other obligations disclosed above and pursuant to operating leases outstanding as of September 30, 2016:

(Amounts in thousands)	Payments Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Operating leases	$11,775	$3,020	$4,211	$2,342	$2,202
Capital leases and deemed landlord financing	3,312	1,326	1,662	324	—
Long-term debt	48,144	3,052	6,750	25,258	13,084
Interest on long-term debt(1)	16,723	3,109	6,000	5,615	1,999
Purchase commitments(2)	137,731	123,589	14,039	103	—
Total	$217,685	$134,096	$32,662	$33,642	$17,285
(1)	Interest on long-term debt includes interest due on subordinated debt at an interest rate of 16.00% (13.00% paid in cash quarterly and 3.00% deferred quarterly), interest due on the drawn portion of the revolver at interest rates of 6.25% and 4.27%, projected interest due on the outstanding term debt at an interest rate of 4.27% and a 0.50% unused commitment fee on the unused balance of the revolver.
(2)	Purchase commitments represent open purchase orders for material and subcontracting costs related to construction and service contracts. These purchase orders are not reflected in the Company's Condensed Consolidated Balance Sheets and should not impact future cash flows, as amounts should be recovered through customer billings.

Off Balance Sheet Arrangements

We did not have any relationships with any entities or financial partnerships, such as structured finance or special purpose entities established for the purpose of facilitating off-balance sheet arrangements or other purposes. The company does not have any off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

Our Company

We are a commercial specialty contractor in the areas of heating, ventilation, air-conditioning (“HVAC”), plumbing, electrical and building controls for the design and construction of new and renovated buildings, maintenance services, energy retrofits and equipment upgrades. Across the U.S., we provide comprehensive facility services consisting of mechanical construction, full HVAC service and maintenance, energy audits and retrofits, engineering and design build services, constructibility evaluation, equipment and materials selection, offsite/prefab construction, and the complete range of sustainable building solutions and practices. Our primary customers include: (i) general contractors (“GCs”) and construction managers (“CMs”) who serve as the prime contractors in designing and constructing commercial buildings for public, institutional (not-for-profit) and private owners; and (ii) building owners themselves, for “owner-direct” work in which we contract directly with the owners. We operate our business in two segments, (i) Construction, in which we generally manage large construction or renovation projects that involve primarily HVAC, plumbing, sheet metal fabrication and installation, specialty piping and electrical services, and (ii) Services, in which we provide facility maintenance or general construction services primarily related to HVAC, plumbing or electrical services.

Our core market sectors for new construction, renovations, energy retrofits and maintenance services consist of the following:

•	Healthcare facilities;
•	Education including schools and universities;
•	Sports & Amusement including sports arenas and related facilities;
•	Transportation including passenger terminals and maintenance facilities for rail and airports;
•	Government facilities including federal, state and local agencies;
•	Hospitality including hotels and resorts;
•	Corporate and commercial office buildings;
•	Residential multifamily apartment buildings (excluding condominiums); and
•	Industrial manufacturing.

These sectors are projected by FMI (a leading third party consultant to the engineering and construction industry) to experience strong growth through 2020, as noted in their 2016 Construction Outlook, Second Quarter report. We are focused on expanding our top four sectors noted above (Healthcare, Education, Sports & Amusement, and Transportation), leveraging our core areas of expertise and targeting projects with optimal risk/reward characteristics.

Our subsidiary divisions include the Limbach Company, which operates in regions that utilize organized union labor in New England, Eastern Pennsylvania, Western Pennsylvania, New Jersey, Ohio, Michigan and the Mid-Atlantic region; Limbach of Southern California, operating in Southern California as a union operation; and Harper Limbach, our non-union, “open shop” division, which operates in Florida. All business units provide design, construction and maintenance services.

Among our core growth strategies is to offer design, construction and maintenance services for HVAC, plumbing and electrical in all of our branch operations. Over the coming years, we plan to equip each of our business units with the ability to provide this combined offering. This combined approach is appealing to building owners who own and operate facilities with complex HVAC, plumbing and electrical systems. Complex systems lend themselves to delivery methodologies that fit our integrated business model, including design/assist, design/build and integrated project delivery. We believe that few specialty construction companies in the United States offer fully-integrated HVAC, plumbing and electrical services. We believe our integrated approach provides a significant competitive advantage, especially when combined with our proprietary design and production software systems. Our integrated approach allows for increased prefabrication of HVAC components, improves cycle times for project delivery and reduces risks associated with onsite construction.

In 2015, we were ranked the 12th largest mechanical contractor by Engineering News Record, with revenues of $331.3 million, an improvement of 12.5% over 2014 revenues. Our construction revenues totaled $273.6 million in 2015, an 11.9% improvement over 2014. Our maintenance service revenues totaled $57.8 million in value in 2015, an improvement of 15.6% over 2014. In addition to HVAC and plumbing services, we also provide electrical design, installation and maintenance services in our Mid-Atlantic business unit. We envision a further expansion into the electrical business across the rest of our company, following what we believe was a successful initial expansion of these services in the Mid-Atlantic region.

Customers

Our customer base consists primarily of general contractors and construction managers, building owners or their representatives, and to a lesser degree, energy service companies (“ESCOs”).

We believe that a majority of national commercial GC/CMs have strong working relationships with Limbach. As one of our core risk management processes, we are selective in choosing to work with GC/CMs that have similar core values to ours, have a solid payment history and who value our services and our reputation. Our top 10 core national GC/CM customers include the following (listed in alphabetical order):

•	Barton Malow
•	Gilbane Building Company
•	Hensel Phelps Construction
•	Lend Lease
•	PCL Construction
•	Skanska USA
•	Structuretone
•	Suffolk Construction
•	Turner Construction Company
•	Whiting Turner Contracting Company

In addition to these national customers, our local business units also maintain strong relationships with local and regional GC/CMs that fit our selection criteria.

Among our strategic goals is to grow our direct relationships with building owners. Building owners control capital and operating investments in buildings. This not only improves our position relative to major construction contracts with these owners, but also allows us to build long-term relationships around recurring maintenance services and smaller repair and installation projects. In our typical customer life cycle, we pursue opportunities to build or renovate facilities through a GC/CM. In most cases, this relationship is our sole entry into the building owner’s organization. However, we maintain hundreds of building owner relationships through our contracts for maintenance, smaller project renovations and energy retrofits. In our experience, when building owners are planning a project that involves predominantly HVAC, plumbing and/or electrical services, they often ask the GC/CM to assign the work directly to Limbach. The following list includes some of our notable owner-direct relationships (listed in alphabetical order):

•	Amtrak
•	CBRE
•	Disney’s Imagineering
•	General Motors
•	General Service Administration

•	Hospital Corporation of America
•	Jones Lang LaSalle
•	Marriott
•	Ohio State University
•	University of Pennsylvania

The smallest group of our customers consists of ESCOs. Typically, we partner with ESCOs on significant energy retrofit projects which involve design/build or design/assist services. ESCOs invest heavily in development of their market opportunity and Limbach provides design and construction services to them as a partner. Our top ESCO clients include (listed in alphabetical order):

•	Ameresco
•	Constellation Energy
•	Johnson Controls

HVAC/Plumbing and Electrical Services

Construction Delivery Methods

We provide construction services through a variety of project delivery options.

•	Competitive Lump Sum Bidding (also referred to as “Plan & Spec” Bidding). Plan & Spec Bidding is a competitive bid process among multiple contractors bidding on completed design documents based on a lump sum price for delivery of the project. Price is the predominant selection criteria in this process.
•	Design/Assist. Design/Assist is a process in which a specialty contractor is selected among competing contractors using best-value methodology. In best-value, a selection is made based primarily upon qualifications and project approach and secondarily on select cost factors. Cost factors are usually limited to a fixed fee and expense estimate and an estimate of the cost of work. With Design/Assist, the specialty contractor is contracted early in the design process to provide design and preconstruction input as needed to assist the customer in maintaining the established budget and completing design and drawings. This delivery option typically includes a guaranteed maximum price (“GMP”) on a fixed fee basis; however, sometimes the owner may offer a lump sum price to be established following the completion of design. Typically, once the specialty contractor is selected, there is no further competition. In some cases, the owner has the option of holding a competitive process at the end of design. On occasion, an owner may arrange for a cost-plus fixed fee arrangement exclusive of a GMP or lump sum arrangement.
•	Integrated Project Delivery (“IPD”). Similar to Design/Assist, IPD is also a negotiated process; however, in the case of IPD, the entire project team, including the specialty contractors, is selected on qualifications, team and approach. With IPD, the entire team is typically selected prior to the commencement of design and works together to establish a target budget and to execute the project within the agreed budget. On IPD projects, key specialty contractors (including HVAC, electrical and plumbing) are typically parties to the same contract as the owner, GC/CM and design professionals, leading to a more equitable sharing of risk and profit.
•	Design/Build. Design/build projects may be secured on a best-value or qualification-based selection basis. A design/build contract may be delivered as a lump sum or GMP. With design/build, a prime CM/GC or other contractor will directly contract with a building owner. In many cases, the prime contractor will also procure specialty contracting services on a design/build lump sum or GMP basis. On occasion, we have the opportunity to provide Re-Design/Build services. With Re-Design/Build, we typically contract on a design/assist basis to participate during the design phase as described above. If the project’s HVAC/Plumbing/Electrical design is substantially over budget, then we may offer to re-design the project and bring the project back into budget. Higher margins may be earned on these contracts (in comparison to design/assist contracts) and can be executed with less risk due to our having designed the systems.
•	Performance Contracting. In select locations within specific vertical markets (such as higher education and elementary education), we provide performance contracting to building owners. Performance contracting involves the assessment of a building owner’s facilities and offers a proposal to reduce energy and operating costs over a specified period of time. Energy and operating savings are delivered through replacement of energy or cost inefficient systems and equipment with more efficient systems. Limbach’s performance contracting team is able to deliver the capital improvements using our design/build platform and then guarantee the energy and operating systems over an agreed time-frame. In most cases, the building owner provides the financing for performance contracting. In other cases, we arrange for financing as part of the contract. Typically, performance contracts are offered by Limbach on a negotiated basis. Negotiated contracts can provide for higher margins and lower risk than conventional projects. To assure our cost and operating saving guarantees, we require that we provide maintenance services during the term of the agreement.

Design and Engineering Services Serving our Construction Segment

Located in Orlando, Florida, Limbach Engineering & Design Services (“LEDS”) represents our in-house engineering capabilities. LEDS provides professional engineering, energy analysis, estimation, and detail design services to building owners and clients exclusively through our construction and service operations. This capability distinguishes us from competitors that more typically provide design-build services by hiring external engineering companies. By providing professional engineering through LEDS, we deliver integrated design-build services to the market. By bundling engineering services with construction, our clients avoid the costly expense of separate engineering services.

The core capability of LEDS is professional engineering and it has 10 registered professional engineers on staff. LEDS acts as the engineer of record for projects where we act as a design-build specialty contractor. LEDS engineers have experience in healthcare, institutional, commercial, multi-family residential, hospitality, and industrial projects. Our operations in all of our regions have complete access to a large staff of professional engineers and designers through LEDS.

LEDS controls the development and maintenance of our Limbach Modeling and Production System (“LMPS”). LMPS is a comprehensive database, workflow, and reporting system that is used by LEDS and all our business units to design, estimate, plan, and track construction projects. We believe LMPS is unique in the industry and provides a competitive advantage by providing highly technical services in-house in a cost effective manner. LMPS is a Building Information Modeling (“BIM”) tool that allows us to construct mechanical, electrical and engineering (MEP) systems in a virtual environment, avoid conflicts in the field, eliminates rework caused by coordination issues, maximizes the use of off-site prefabrication of assemblies, and captures installation productivity and construction progress. We utilize LMPS beginning with the original engineering concept and throughout the construction process to continuously monitor progress and avoid wasted efforts. Many others in the industry expend additional costs to third parties for redrawing and remodeling effort to achieve the same results.

Services

Among our key business initiatives is the establishment of long-term relationships with building owners through maintenance agreements. We strive to convert construction projects into service business opportunities. We believe the Company has been successful converting many of our construction projects into long-term maintenance contracts with the building owners. A large portion of our maintenance services are delivered to building owners for whom we have not performed construction services. Accordingly, our maintenance platform can operate either on its own or in conjunction with our construction platform. We believe that our maintenance service offering provides a competitive advantage in the marketplace.

In 2013, we launched a significant expansion to our existing maintenance platform. Since then, our maintenance revenue has grown by 70% to $57.8 million through December 31, 2015. Our maintenance business builds long-term relationships through renewable, evergreen contracts and provides the following revenue and gross profit streams:

•	Maintenance Contracts. Through evergreen contracts, we provide maintenance services for HVAC, electrical and/or plumbing systems and equipment.
•	Service Contracts. Smaller than typical construction projects, this work is contracted directly with a building owner. On projects that are predominantly HVAC/plumbing/electrical in scope, Limbach may act as the “prime” general contractor.
•	Spot Work. “Spot” work is construction and/or service work performed on an emergency basis for building owners who are already under contract with Limbach for maintenance and/or construction work.
•	Water Treatment. In select business units we offer specialized water treatment services to building owners who may need to rehabilitate poorly maintained chillers and related equipment.
•	Automatic Temperature Controls (ATC). We provide design, installation and maintenance for specialized ATC systems through our maintenance and construction platforms to building owners and CM/GC customers.

Because of successful contractual relationships with building owners earned through maintenance services, we are well-positioned with those owners when they are ready to initiate major capital construction projects. As a result, our maintenance services often lead to, drive and support the growth of our HVAC, plumbing and electrical construction business.

In addition to our major construction projects and our maintenance services, we provide construction services through our special project divisions, known as SPD. Each of our nine business units offers SPD services. SPD services are typically less than $1 million in construction cost and have short durations and limited scopes of work. These projects are primarily secured through lump sum competitive bids, though on occasion these projects may be negotiated. When design is required for an SPD project, LEDS supports the contract. Although SPD work is performed on projects under $1 million, the margins earned on these projects can be substantially higher than larger construction projects. Typically, the project duration for SPD services is shorter than for large construction projects, and can sometimes be completed in less than 30 days.

Operational Strengths

We believe our competitive strengths make us a unique provider within our industry:

We are a Nationally Respected Brand.  We are known for delivering a painless process from a customer point-of-view. We deliver systems that work and are economical and easy to operate and maintain. We listen to our customers and understand their expectations. We touch base with our customers throughout the process to validate that we are exceeding expectations. We are known for excellence in the critical start-up and commissioning phase of complex HVAC, plumbing and electrical systems.

Solid Core Purpose, True Core Values and a Vision for Growth.  From the technician in the field to the leadership of the company, we focus on caring for people. Our core purpose “is to create great opportunities for people”, as demonstrated by the leadership teams in every business unit. We have implemented internal development programs, led by our Chief Learning Officer, which allow us to attract and retain talent and emphasize promoting from within. Our core values reflect who we are and have been tested successfully several times over. We care about our people and believe our approach provides a competitive advantage. We believe we have strong employee retention rates as a result of our ability to hire, develop and retain top industry talent.

Engineering-Led Sales through LEDS.  One of our primary competitive advantages is our in-house design engineering, preconstruction and cost estimating services When we provide design/assist services, LEDS contributes technical input, cost planning, logistical planning, schedule and design peer review in an effort to assist the owner, architect, engineer and CM/GC in delivering the desired scope for the owner’s approved budget. We believe LEDS creates savings for our customers by signficantly reducing their building system budgeted costs. This capability provides us with a competitive advantage, since few of our HVAC, plumbing or electrical competitors employ in-house design engineering, pre-construction and cost estimating services.

Proprietary LMPS System to Design, Estimate, Coordinate and Fabricate.  We believe our technology platform provides another competitive advantage. We have invested in developing our own, proprietary bid-design-production system. We designed and built the system/process around lean principles that eliminate waste and improve productivity. These principles deliver value to our building owners and improve our gross margin. Applied at the commencement of a contract, LMPS provides real time estimating tied to the creation of a 3D model, commonly known in the industry as Building Information Modeling (“BIM”). Coordination of system design and installation procedures is updated regularly through LMPS. LMPS provides our team members with the ability to provide real-time, “what-if” planning options and scenarios with the conventional stops-and-starts of the design/value engineering/redesign process. Once design, cost, logistical planning and schedule are finalizing in LMPS, the system is used to generate fabrication drawings for our scope of work. All of this leads to prefabricated solutions, reducing our onsite construction time, improving safety, and enhancing our profit margins.

Fabrication Capability.  Our company maintains fabrication facilities in each primary business unit. All business units include pipe prefabrication and most have some sheet metal assembly capability. Two of our business units have full sheet metal production lines (Ohio and Michigan). Our in-house production facilities provide opportunity for better process control and enhanced gross profit. Our plants only provide production for our own needs and we do not provide production for any third parties. Using industry available software, we assembled a system that allows us to manage our complete material, fabrication and installation workflows in a very efficient and cost effective way. As we continue to execute our strategic plan, we anticipate adding electrical and fire protection elements, allowing Limbach to be offer a complete design and production system for all building services.

Experienced Executive Team.  Our Chief Executive Officer (“CEO”) has over 33 years of industry experience, including 12 years as CEO of Limbach. Prior to joining Limbach, our CEO served as chief executive officer of the North and South American business unit for the global commercial development and construction management firm, Lend Lease. Our Chief Operating Officer has been with Limbach for 28 years. He started out of college and worked his way up to his current position. The Chief Financial Officer brings 30 years of experience in the industry, with a keen understanding of the risks and opportunities with specialty contractors. Our EVP of Service & Maintenance has 34 years of experience in the industry, the last nine with Limbach, driving the growth of our maintenance business line. Our President of LEDS has 34 years’ experience in the industry. His skills and leadership are a strong reason for the remarkable growth we have enjoyed and he is integral to our customer relationships. We recently added a new position, SVP of Sales & Marketing to improve our go-to-market services, targeting more direct to owner business opportunities. Our SVP Sales & Marketing brings 35 years of selling experience in the industry. These individuals and our other leaders form a collective team that is highly focused on achieving our vision and stated goals.

Consistent History of Managing Construction Projects and Contract Risk.  Our long and successful track record gives us a solid understanding of how to manage risks. Our General Counsel and Chief Financial Officer bring highly skilled financial, legal and risk management expertise to Limbach. We have established limits of authority and other critical risk management processes to help our executives understand how to execute our work and manage risk. While we value our customers, we also work hard to reach reasonable contracts with fair terms. In many contractual relationships, we deploy pre-negotiated, standard rider agreements with our major and repeat customers, eliminating the need to negotiate every new contract. Our business units are led by talented leaders that have entrepreneurial skills. The business unit leaders carefully review each market opportunity, determine the strategic fit, assess resources available to execute the specific type of project, and score the opportunity according to our criteria.

Longstanding Customer Relationships.  We carefully screen, identify, secure and maintain mutually beneficial customer relationships. Some of our larger, well-known building owner customers include Disney Imagineering, Hospital Corporation of America, Honda, Ohio Health, Nationwide Children’s Hospital, Boston Medical Center, University of Pennsylvania, University of Southern California, University of Pittsburgh, Michigan State University, Harvard University, MGM Casinos and The Broad Art Museum. Key GC/CM customers include Turner Construction, Skanska, Barton Malow, Lend Lease, Gilbane, Hensel Phelps, Suffolk Construction, Clark Construction, Whiting-Turner, Brasfield & Gorrie and many others. We proactively manage account plans and relationships, from the senior-most level down to the field level.

Growth Strategies

We have implemented the following strategies to drive growth in our business and, ultimately, to enhance stockholder value:

•	Recurring Income Expansion: We expect to continue our rapid service and maintenance expansion, launched in 2013, which includes energy retrofits of existing buildings. Our goal is to move the maintenance percentage of overall company revenue from 19.2% to 25% of revenue over the next several years. This will provide a secure, dependable revenue stream and continue to reduce risk in the overall business, as well as create “pull-through” construction sales through spot, SPD, and small construction projects with maintenance customers.
•	Full Building Systems Offering: We intend to roll out a fully integrated building systems offering throughout our current geographic footprint, with a goal of capturing between 30% and 60% of a building’s construction value (depending upon project complexity and scope), with follow-on, long term maintenance contracts. Today, in our HVAC and plumbing business, we aim to capture 15 – 25% of a building’s capital cost with our current range of services. We believe that adding electrical services and an integrated offering could improve our capture rate in the same sales process by approximately 5 – 20%. A fully integrated offering also strengthens our long-term goal to expand our service offering to include acting as a prime contractor/construction manager on projects that are very heavy in HVAC, plumbing and electrical requirements, such as central energy plants for large campus facilities.
•	Geographic Expansion into Growth Markets: We expect to expand geographically into U.S. regions that offer attractive growth prospects in our target end markets. Certain of these markets we may enter on a greenfield basis, either because they are contiguous with our current markets, or because we have an existing customer who can provide a sufficient anchor to support opening a new branch or satellite. In other markets we would expect to enter via acquisition of a strong local or regional contractor that offers an outstanding reputation, strong execution and an attractive customer list, and is compatible in culture and values with our company.

Sales and Marketing

Our sales process is primarily relationship driven. The vast majority of construction project opportunities we pursue are with long-standing customers. In most cases, we have to prequalify with our customer base in order to pursue new opportunities. This prequalification process involves credit review, ability to provide a surety bond, financial capacity to execute the work, our safety record and other qualification criteria. We utilize a top-down approach to maintain our customer relationships, involving our chief executive at the senior levels of customer organizations down to account managers at each of our business units that maintain active account plans with our customers. For maintenance opportunities, we seek to expand on our existing construction customer base to secure longer-term maintenance contracts, and also pursue building owners directly. We also seek to cross sell spot work and installation of new HVAC systems to existing construction or maintenance customers as well as new opportunities.

The company maintains a sales force consisting of 40 employees who engage primarily in managing client relationships and finding new opportunities. We also utilize an account management process to track client changes and monitor ongoing relationship building activities. Our sales force also creates proposals to new customers and attempts to create new relationships.

We identify construction opportunities by networking within regional markets and learning about new building projects. Some projects are brought to us by GC/CMs or building owners who are repeat customers or who have been referred to Limbach by other industry participants. Once opportunities are identified, we evaluate our ability to execute the project, the potential profitability of the contract, and our ability to compete effectively for the contract. This process is generally run by account managers within our sales force or through pre-construction managers. We maintain limits of authority at various levels within our organization to ensure that major decisions on contracts and bids are made at appropriate levels.

For construction contracts, the sales cycle generally ranges between one to 12 months between identification of the opportunity and execution of the contract. The sales cycle for maintenance opportunities generally ranges between one and 12 months. For spot work and emergency repairs, the sales cycle is generally much shorter, in some cases as little as a few hours.

Construction Backlog

Our backlog of construction projects as of September 30, 2016 was $402.0 million. Projects are brought into backlog only once we have been provided written confirmation of award and the contract value has been established. At any point in time, we have a substantial volume of projects that are specifically identified and far along in negotiations and/or documentation, but those projects are not booked as backlog until we have received written confirmation from the owner of the GC/CM of their intention to award us the contract and have directed us to begin engineering, designing, incurring construction labor costs or procuring needed equipment and material. Our projects tend to be constructed over a 12- to 30-month schedule depending upon scope and complexity. Most major projects have a preconstruction planning phase which may require months of planning before actual construction commences. On occasion, we may be employed to deliver a “fast-track” project, where construction commences as the preconstruction planning work continues. As work on our projects progresses, we increase or decrease backlog to take into account our estimate of the effects of changes in estimated quantities, changed conditions, change orders and other variations from initially anticipated contract revenues, and the percentage of completion of our work on the projects.

Service Contracts

The contract value of our maintenance agreements depends on the nature of the underlying contracts These contracts range from “inspection only” through “Full, Year-to-Year Maintenance” agreements. These agreements are typically evergreen with annual renewals. Occasionally we sell multi-year agreements. While these contracts generally provide for Limbach to deliver basic maintenance and repair services, these agreements frequently lead to more substantial repair/replacement and even small new construction contracts with the building owners, based on Limbach’s familiarity with the building’s HVAC/plumbing systems and its relationship with the property manager.

Geographic Markets

We have a diverse, geographic footprint across much of the United States with an established presence in several of the country’s largest and fastest growing markets including Southern California, Washington D.C. and the greater Mid-Atlantic Region, New England, Philadelphia and Central Florida. Our business units in Western Pennsylvania, Ohio and Michigan, while smaller in population and growth opportunity, have produced strong revenue contributions over the last 10 years. In addition to planned organic growth in our existing business units, we are targeting new regions for investment and strategic geographic expansion including the southeastern United States and the eastern coast of Florida.

Our current geographic markets include:

•	New England, primarily in the greater Boston area
•	New Jersey
•	Eastern Pennsylvania, with a strong focus on the greater Philadelphia area, including Wilmington, DE
•	Mid-Atlantic Region, including Northern Virginia, Washington D.C. and Maryland
•	Florida, including Orlando, the Tampa-St Petersburg and Clearwater area, the Space Coast region, Jacksonville and Fort Lauderdale
•	Western Pennsylvania, including West Virginia
•	Ohio, primarily in Columbus, southeast Ohio, Toledo and Dayton
•	Michigan, primarily in Detroit, Pontiac, Lansing and Livonia
•	Southern California, including the greater Los Angeles area, Orange County and San Diego

Our Vertical Market Sectors

Each of our business units specializes in one or more of our key vertical market sectors. In many cases, our business units share resources and knowledge to capture and serve a customer served by another business unit in another region. In this way, Limbach benefits from its national reputation and customer relationships, reducing the barriers to winning first-time projects with a customer in one geography based on prior success with that customer in another market.

We bring substantial technical capability to our work, particularly in our top four markets, healthcare, education, sports & amusement, and transportation. These sectors tend to involve more complex projects with higher design/engineering content versus other sectors, such as multi-family residential or retail, and, therefore, highlight our technical expertise, which allows us to win contracts and earn higher margins. We will continue to look at each opportunity within our active markets regardless of sector, but it is our intent to continue leveraging our strengths and build our business around these top sectors.

According to FMI’s 2016 Construction Outlook, Second Quarter Report, each of these sectors is projected to experience strong growth from 2016 to 2020.

Joint Ventures

Occasionally, our core national or regional GC/CMs or building owners request that Limbach provide services in markets where we do not currently have an established presence. When we elect to pursue those opportunities, we typically identify and qualify a local firm and establish a joint venture. We believe our customers often ask us to support these “out-of-market” projects because of our reputation for excellent in-house engineering; our reliable construction execution; our proven ability to pre-engineer and pre-fabricate systems; and our deep understanding of how to maintain the complex HVAC/Plumbing and Electrical systems we design and construct. When we engage in joint ventures, we deploy our LMPS team described above, and contribute technical support from our LEDS team, as needed.

From time to time, we will engage in joint ventures within our established geographic markets. We implement these joint ventures where the scale or complexity of the project exceeds the capabilities of one organization. A joint venture may also be appropriate when Limbach can bring the technical skills and experience to a project, but we lack the customer relationship. Today, we have several joint ventures underway in Ohio and Michigan. We envision joint venturing as a prudent way of managing risk; serving existing customers; expanding into new geographic regions; exploring possible mergers or acquisitions with compatible specialty contractors; and diversifying into new vertical markets.

Competition

The HVAC/Plumbing construction and maintenance industry is highly competitive and the markets in which we compete have numerous companies that provide similar services. Factors influencing our competitiveness include price, reputation for quality, ability to reduce customer costs, experience and expertise, financial strength, surety bonding capacity, knowledge of local markets and conditions, and customer relationships. Competitors tend to be regional firms that vary in size and depth of resources. There are, however, significant national competitors with similar national presence and breadth of expertise to that of Limbach.

Materials & Equipment

We purchase materials, including sheet metal, steel and copper piping, electrical conduit, wire and other various materials from numerous sources. We also purchase equipment from various manufactures. The price and availability of materials and equipment may vary from year to year due to market conditions and industry production capacities. We do not foresee a lack of availability of any materials or equipment in the near term.

Employees

As of September 30, 2016, we had approximately 420 salaried employees, mostly project managers, estimators, superintendents and engineers who manage fully equipped crews in our construction business. We also had 917 craft employees, some of whom are represented by various labor unions. We believe we have a good relationship with our employees. We have developed strong partnerships with local unions to have access to an experienced, talented craft workforce, and we do not anticipate any shortage of labor.

Training and Safety

Lead by our Chief Learning Officer, we conduct training around the needs of the employees to meet their job description requirements. A key component of our training is Leadership Development, from the field foreman to the rising executives. Other training occurs on a regular basis on subjects relating to the technical execution of our work. This includes risk management, estimating, project management, ethics, lean management principles and other programs to maintain the development and skill base of our employees.

We place the highest emphasis on the wellbeing of our employees. We conduct extensive technical and personal safety training programs, which have allowed us to maintain a high safety level at our project worksites and maintenance work. All newly-hired employees undergo an initial safety orientation, and for certain types of assignments, we conduct specific hazard training programs. Our project foremen and superintendents conduct daily safety and productivity huddles at the start of every shift. Our full-time safety managers make random site safety inspections and perform assessments and training if infractions are discovered. In addition, our superintendents and project managers are required to complete an OSHA-approved safety course.

Properties

We have nine operating business units and related satellite offices, as well as the Limbach Engineering & Design Center. Our corporate headquarters are located in Pittsburgh, Pennsylvania, and our other offices are spread throughout the eastern portion of the country and California. All of our offices support both of our operating segments.

Location	Owned or Leased	Approximate Size
Eastern Pennsylvania	Leased	27,443 square feet
LEDS (Orlando Limbach Engineering & Design Center)	Leased	12,740 square feet
Michigan	Owned	74,000 square feet
Michigan – Lansing	Leased	N/A
Mid Atlantic	Leased	40,318 square feet
New England	Leased	60,733 square feet
New Jersey	Leased	4,800 square feet
Ohio	Leased	46,744 square feet
Ohio (Athens)	Leased	3,000 square feet
Orlando	Leased	48,054 square feet
Sanford	Owned	37,170 square feet
Southern California	Leased	58,303 square feet
Tampa	Leased	8,339 square feet
Western Pennsylvania	Leased	67,025 square feet
Western Pennsylvania (Westmoreland County)	Leased	5,000 square feet

Government and Environmental Regulations

We are subject to various federal, state and local laws and regulations relating to the environment, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste, the handling of underground storage tanks and the cleanup of properties affected by hazardous substances. We also are subject to compliance with numerous other laws and regulations of federal, state and local agencies and authorities, including those relating to workplace safety, wage and hour, and other labor issues (including the requirements of the Occupational Safety and Health Act and comparable state laws), immigration controls, vehicle and equipment operations and other aspects of our business. In addition, a relatively limited number of our construction contracts are entered into with public authorities, and these contracts frequently impose additional requirements, including requirements regarding labor relations and subcontracting with designated classes of disadvantaged businesses. A large portion of our business uses labor that is provided under collective bargaining agreements. As such, we are subject to federal laws and regulations related to unionized labor and collective bargaining (including the National Labor Relations Act). We continually monitor our compliance with these laws, regulations and other requirements. While compliance with existing laws, regulations and other requirements has not materially adversely affected our operations in the past, and we are not aware of any proposed requirements that we anticipate will have a material impact on our operations, there can be no assurance that these requirements will not change or that compliance will not otherwise adversely affect our operations in the future. In addition, while we typically pass any costs of compliance through to our customers under the applicable project agreement, either directly or as part of our estimate depending on the type of contract, there can be no assurance that we will not incur compliance expenses in the future that materially adversely affect our results of operations. Certain environmental laws impose substantial penalties for non-compliance and others, such as the federal Comprehensive Environmental Response, Compensation and Liability Act, or “CERCLA,” and comparable state law, impose strict, retroactive, joint and several liability upon persons that contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site.

Insurance and Bonding

All of our buildings and equipment are covered by insurance, which our management believes to be adequate. In addition, we maintain general liability, auto, workers’ compensation, professional liability, fiduciary liability and crime, and excess liability insurance, all in amounts consistent with our risk of loss and industry practice. We purchase all insurance from third party insurers by paying annual premiums.

As a normal part of the construction business, we are sometimes required to provide various types of surety and payment bonds that provide an additional measure of security for our performance under both public and private sector contracts. Typically, for projects where a bid is required, we must post a performance and payment bond for 100% of the contract amount. Our ability to obtain surety bonds depends upon our capitalization, working capital, aggregate contract size, past performance, management expertise and external factors, including the capacity of the overall surety market. Surety companies consider such factors in light of the amount of our contract backlog that we have currently bonded and their current underwriting standards, which may change from time to time.

Legal Proceedings

On May 10, 2016, Robert Garfield, on behalf of himself and all other similarly situated public holders of Company’s common stock, filed a Verified Class Action and Derivative Complaint (the “Complaint”) against the Company, Gordon G. Pratt, Hassan R. Baqar, Larry G. Swets, Jr., John T. Fitzgerald, Joshua Horowitz, Leo Christopher Saenger III, and Thomas D. Sargent (the “Defendants”) in the Circuit Court of Du Page County, Illinois. In his Complaint, Mr. Garfield alleges that (1) the Defendants’ efforts to consummate the Business Combination are “ultra vires” acts in violation of the Company’s amended and restated certificate of incorporation (the “Charter”) because the Charter required Company to liquidate if it had not entered into a letter of intent or definitive agreement to consummate an initial business combination by January 21, 2016, and the letter of intent with Limbach was not entered into until January 29, 2016, (2) the Defendants breached their fiduciary duties to the shareholders in negotiating and approving the merger because, among other things, they had conflicts of interest resulting from their ownership of insider shares, and (3) the Defendants filed a proxy statement that was incomplete and misleading because, among other things, the proxy statement does not disclose certain conflicts of interest and the violation of Company’s Charter. The Complaint therefore seeks (a) a determination that the action is a proper class action and that Mr. Garfield is a proper class representative; (b) a determination that the action is a proper derivative action; (c) a declaration that the Company’s directors breached their fiduciary duties; (d) a declaration that the merger agreement is void because it is ultra vires; (e) injunctive relief enjoining the merger and, if consummated, rescinding the merger; (f) compensatory and/or rescissory damages; and (g) an award of costs and attorney’s fees. The Defendants intend to vigorously defend this lawsuit and believe that the Complaint is without merit because, among other things, the Company entered into a letter of intent prior to January 21, 2016 with a potential target for a business combination (other than Limbach) which the Company was unable to consummate, thereby extending its deadline for completing a business combination to July 21, 2016, the Defendants did not breach their fiduciary duties, and the proxy statement is not incomplete and misleading.

MANAGEMENT

Board of Directors

Pursuant to our second amended and restated certificate of incorporation, our board of directors is divided into three classes that serve staggered three-year terms. The following table sets forth our current directors’ names, ages, year in which they began serving as a director of the Company and the year in which their current term expires.

Name	Age	Position(s)	Director Since	Current Term Expires
Charles A. Bacon, III	56	President, Chief Executive Officer and Director	2016	2017
Gordon G. Pratt	53	Chairman of the Board of Directors	2014	2019
David S. Gellman	58	Director	2016	2017
S. Matthew Katz	41	Director	2016	2019
Norbert W. Young	68	Director	2016	2018
Larry G. Swets, Jr.	42	Director	2014	2017

The business experience of each of our directors is set forth below. No current director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

Charles A. Bacon, III has served as the Chief Executive Officer, President and a Director of the Company since July 2016. He joined Limbach in early 2004 as President and Chairman of the Board of Managers and Chief Executive Officer, and was also an owner of the company. In that role, he was responsible for the overall performance and strategic direction of the business. Prior to joining Limbach, Mr. Bacon was the President and CEO of the North and South American operations of Bovis Lend Lease. Starting as a superintendent in 1982, he worked his way through various management and leadership positions within the organization and was named President in 1996 and CEO in 1999. Mr. Bacon is also a founding member of the IIF CEO Forum, a group of construction executives that are dedicated to a goal of eliminating injuries within Limbach’s industry. He also supports the ACE Mentorship Program and sits on the Executive Committee of the ACE National Board, an opportunity to influence high school children to consider careers in the construction industry. He is also a member of the Construction Industry Round Table (CIRT), where he serves on the Executive Committee and as Treasurer. In addition to these associations, Mr. Bacon also serves on the Board of Industrial and Infrastructure Constructors USA, a general construction company headquartered in Pittsburgh, Pennsylvania.

Mr. Bacon’s qualifications to serve on our board include: his unique perspective and understanding for Limbach’s business, culture and history, having led Limbach through many economic cycles and operational initiatives; his critical insights into Limbach’s operations, strategy and competition; his strong entrepreneurial skills, as wells as marketing, strategic, and operational expertise; and his in-depth knowledge of and key relationships in the construction industry.

David S. Gellman co-founded FdG Associates, a New York-based private equity firm, in 1995 and currently serves as a Managing Director. Prior to his founding of FdG, Mr. Gellman had eleven years of private equity experience as a Managing Director at AEA Investors and with a family office. In addition to his investment activities, Mr. Gellman has served in an interim capacity as either Chief Executive Officer or Chief Financial Officer of several portfolio companies. Mr. Gellman began his business career in acquisition finance at Bankers Trust Company, where he was a founding member of the New York leveraged finance group. Mr. Gellman holds an AB from Cornell University and an MM degree from the Kellogg School of Management at Northwestern University. Mr. Gellman currently serves on the board of directors or managers of Limbach Holdings, USA Bouquet, and Industrial and Infrastructure Constructors USA, and has previously served on the board of directors or managers of Hercules Tire, Re Trans, Seabrook International, Sunrise Windows, A&R Logistics, DentaQuest Ventures, Industrial Controls Distributors, McGinnis Farms, Golf Galaxy, Vitamin Shoppe Industries and CBP Resources.

Mr. Gellman’s qualifications to serve on our board include: his significant experience in business combinations and acquisitions; and his expertise in capital and debt markets which bring important strategic and financial insights to the board.

S. Matthew Katz currently serves as a portfolio manager of Crestline-Kirchner Private Equity Group, a private investment firm, a position he has held since 2014. Mr. Katz was previously employed by FdG Associates where he was a managing director from 2007 to 2014. Prior to joining FdG as an Associate in 2000, he was an analyst in investment banking with Lehman Brothers. Mr. Katz currently serves on the Boards of Directors or Managers of Limbach Holdings, Industrial and Infrastructure Constructors USA, MMFX Technologies and Sustainable Color Packaging Group of America. He has previously served on the Boards of Directors of Vintage Nurseries, River Ranch Fresh Foods, Seabrook International, ASW Steel and Sunrise Windows. Mr. Katz holds a BA from Williams College.

Mr. Katz’ qualifications to serve on our board include: his experience in business combinations and acquisitions, as well as consulting with portfolio companies across a wide breadth of industries; his significant financial and operational insights; and his long experience with Limbach and its management team, having participated in FdG’s original acquisition of Limbach in 2002.

Norbert W. Young has served as the Executive Vice President of Lehrer, LLC since 2015. Prior to accepting this position, Mr. Young served as a consultant to Lehrer, where he focused on providing advisory services to clients for the implementation of capital projects. In this capacity, Mr. Young uses his 40 years of construction industry experience to provide clients with strategic planning, business transformation and project controls guidance in the construction industry. From 2009 to 2013, Mr. Young provided consulting services as managing director of Duck Cove Associates LLC, where he advised clients on supply chain, engineering software and engineering services issues. Previous to such positions, Mr. Young was President of McGraw Hill Construction from 1999 until 2009. Prior to joining McGraw Hill Construction, he spent eight years with the Bovis Construction Group, a global leader in the management of high profile construction projects.

Mr. Young’s qualifications to serve on our board include his extensive experience and expertise in the construction industry and his critical industry insights.

Gordon G. Pratt has served as a director of the Company since 2014, has served as the chairman of the board since July 2016 and has held the roles of president, chief executive officer and vice chairman of the board of directors during 2014 to 2016. Since March 2004, Mr. Pratt has been Managing Member of Fund Management Group LLC, a private holding company. From June 2004 to April 2006, he served as the Senior Vice President, Finance of the Willis Group in New York and London. Prior to the Willis Group, he was an equity holder and Managing Director of Hales Capital Advisors LLC (1999 to 2004) and the co-founder and Managing Partner of Distribution Partners Investment Capital L.P., a private equity fund focused on the insurance industry (1999 to 2010). Mr. Pratt was appointed to the board of directors of Atlas Financial Holdings, Inc. (Nasdaq: AFH), or Atlas, in December 2010, and, since January 2011, has served as chairman of the board of directors of Atlas (and on the audit and compensation committees). In addition, Mr. Pratt was appointed to the board of directors of 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH), or PIH, in November 2013 and has served as the chairman of PIH’s board since his appointment. Mr. Pratt has been a member of its audit committee since December 2013. He previously served as Vice Chairman of the board of United Insurance Holdings Corp. (Nasdaq: UIHC) (from September 2008 to March 2012) and as Vice Chairman of the board of privately-held Avalon Risk Management Insurance Agency LLC (from October 2009 to October 2012). Mr. Pratt also served as a member of the board of directors of United Property & Casualty Insurance Company (from September 2008 to March 2012) and as Chairman of the boards of directors for FMG Acquisition Corp. (OTC: FMGQ) (from May 2007 to September 2008) and of privately-held Risk Enterprise Management Limited (from November 2007 to May 2012). Before joining Hales, Mr. Pratt was a Senior Vice President and a member of the management committee of Conning & Company (1992 to 1999), where he helped to raise and invest capital for three Conning Private Equity funds. He began his career at The Chase Manhattan Bank, N.A. in New York. Mr. Pratt obtained a bachelor’s degree from Cornell University and a Master of Management degree from Northwestern University.

Mr. Pratt’s qualifications to serve on our board include: his more than 25 years’ experience in insurance company financial statement analysis and assessment; and his experience serving as chairman or vice chairman on the boards of directors of other publicly-traded and privately held insurance enterprises.

Larry G. Swets, Jr. has served as a member of the Company’s board of directors since 2014 and as its chairman from 2014 to 2016. Since July 2010, Mr. Swets has served as the President and Chief Executive Officer and, since September 2013, as a member of the board of directors, of Kingsway. Prior to that, Mr. Swets served as Executive Vice President of Corporate Development for Kingsway from January 2010 to July 2010. Before joining Kingsway, in 2005, Mr. Swets founded Itasca Financial LLC, an advisory and investment firm specializing in the insurance industry from which Mr. Swets separated in December 2009. Prior to his work at Itasca Financial LLC, Mr. Swets served as an insurance company executive and advisor, including the role of Director of Investments and Fixed Income Portfolio Manager for Kemper Insurance (from June 1997 to May 2005). At Kemper Insurance, he also evaluated business units, executed corporate transactions and divestitures, and developed financial projections and analysis for the company during its runoff stage. Mr. Swets began his career in insurance as an intern in the Kemper Scholar program in 1994. Mr. Swets is a member of the board of directors of Kingsway and Atlas Financial Holdings, Inc. He is currently a member of the Young Presidents’ Organization. Mr. Swets has served as a member of the board of directors of 1347 Property Insurance Holdings, Inc. since November 2013. Previously, he served as a member of the board of directors of United Insurance Holdings Corp. from 2008 to March 2012 and Risk Enterprise Management Ltd from November 2007 and May 2012. Mr. Swets obtained a bachelor’s degree from Valparaiso University and a Master’s degree in finance from DePaul University. He also holds the Chartered Financial Analyst designation.

Mr. Swets’s qualifications to serve on our board include his more than ten years of executive management and leadership experience in the insurance industry.

Executive Officers

The following table sets forth the names, ages and positions of our current executive officers.

Name	Age	Position(s)
Charles A. Bacon, III	56	President, Chief Executive Officer and Director
John Jordan	52	Chief Financial Officer
Kristopher Thorne	51	Chief Operations Officer

The business experience of each of our executive officers, other than Mr. Bacon, is set forth below. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our directors. Each of our executive officers were selected to serve as officers in connection with the consummation of the Business Combination.

John T. Jordan, Jr. has been the Company’s Chief Financial Officer since July 2016. In the past 28 years, he has worked with general and specialty contractors within the construction industry, most recently serving as Chief Financial Officer of Limbach, a position he has held since April 2015. In 2011, Mr. Jordan started MSJ Consulting, LLC (“MSJ”) to serve the construction industry as an outsourced CFO serving general and specialty contractors, suppliers, banks, and sureties. Mr. Jordan worked for MSJ until April 2015. Mr. Jordan has an Accounting Degree from the University of Delaware and a Master’s in Management Degree from Penn State University. He has successfully completed the CPA exam and the CCIFP exam. He is an active member of the Construction Financial Management Association (CFMA) and has served on local and national CFMA committees. Mr. Jordan has been published in Building Profits, a CFMA publication, and has spoken at CFMA local and national events. He is a former President of the Board of Providence Academy, a private Christian school in Leesburg, VA, and previously served on YMCA, Operation Homefront, and other Church Boards.

Kristopher Thorne has been the Company’s Chief Operations Officer since July 2016. He joined Limbach in 1988, and most recently served as Chief Operations Officer of Limbach’s union subsidiary businesses. In that role, he oversaw aspects of Limbach’s construction operations, with primary responsibilities including oversight of risk management, sharing of best practices, and development of operational talent. Mr. Thorne is an accomplished senior executive with proven success, extensive experience and expertise in all aspects of the mechanical contracting/service industry. Prior to assuming the responsibilities of Limbach’s Chief Operations Officer, he led the Michigan business unit as the SVP/Branch Manager since 2007. Mr. Thorne holds a Bachelor of Science in Business Administrative from University of Toledo and a Bachelor of Science in Energy Management from Ferris State University.

Board and Committee Matters

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees reports to the board of directors as it deems appropriate and as the board of directors may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee of the board of directors currently consists of Messrs. Swets, Young and Katz. Mr. Swets serves as chairman of the Audit Committee. The Audit Committee’s duties, which are specified in the Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements;
•	review analyses prepared by management or the independent auditor concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;
•	assure the regular rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related party transactions;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing (subject to stockholder approval, if deemed advisable by the Board) the independent auditor; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters.

The Company has determined that Mr. Swets qualified as an “audit committee financial expert” as defined under applicable SEC rules and that each member of the audit committee meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee currently consists of Messrs. Gellman, Pratt and Young. Mr. Young serves as Chairman of the Compensation Committee. The Compensation Committee’s duties, which are specified in the Compensation Committee Charter, include, but are not limited to:

•	reviewing and approving our compensation philosophies and policies;
•	reviewing and making recommendations to the Board regarding all compensation of our Chief Executive Officer and all other executive officers;
•	approving grants of options and other equity awards to executive officers, directors and all other eligible individuals;
•	making recommendations to the Board regarding director compensation; and
•	monitoring and assessing risks associated with our compensation policies.

Our Compensation Committee charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee must consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

Mr. Pratt was our president and chief executive officer during the 2015 fiscal year. No other member of the Compensation Committee is, or was during the 2015 fiscal year, an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of our Compensation Committee during 2015.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“Governance Committee”) currently consists of Messrs. Gellman and Swets. Mr. Gellman serves as chairman of the Governance Committee. The Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors and to assist the Board in developing and ensuring compliance with the Company’s foundational and corporate governance documents. The functions of our Governance Committee include:

•	identifying and recommending to the Board individuals qualified and suitable to serve as directors of the Company;
•	advising the Board with respect to the Board composition, procedures and committees, including establishing criteria for annual performance evaluations of the Board committees by the Board;
•	advising the Board with respect to proposed changes to the Company’s certificate of incorporation, bylaws and corporate governance policies;
•	reviewing annually the Company’s Code of Ethics;
•	advising the Board with respect to communications with the Company’s stockholders; and
•	evaluating any requests for waivers from the Company’s Code of Ethics and considering questions of conflicts of interest of Board members and the Company’s senior executives.

Independence of Directors

Our board of directors has determined that Messrs. Gellman, Swets, Katz and Young are each independent within the meaning of Nasdaq Rule 5605(a)(2).

Code of Ethics

The Company has adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. The Company’s Code of Ethics is available on our website at www.limbachinc.com/investor-relations.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure discuss the compensation awarded to, earned by, or paid to Charles A. Bacon, III, John T. Jordan, Jr. and Kristopher L. Thorne, who are the “named executive officers” of Limbach Holdings LLC, our predecessor, for the periods presented. As such, the compensation information herein reflects compensation paid to the named executive officers by Limbach Holdings LLC.

Prior to consummation of the Business Combination on July 20, 2016, none of our executive officers or directors received compensation for services rendered to us. No compensation or fees of any kind, including finders, consulting or other similar fees, were paid to any of our initial stockholders, including our officers and directors, or any of their respective affiliates, prior to, or for any services they rendered in order to effectuate, the consummation of the Business Combination.

Summary Compensation Table

The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2015 and 2014 for each of the named executive officers, as well as Mr. Pratt and Mr. Baqar, who served as the Chief Executive Officer and Chief Financial Officer, respectively, of 1347 Capital from July 2014 until their resignation from such positions upon the closing of the Business Combination on July 20, 2016.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation(2)	All Other Compensation ($)(3)	Total ($)
Charles A. Bacon, III Chief Executive Officer and President	2015	530,400	—	477,360	—	1,007,760
	2014	530,400	—	0	—	530,400
John T. Jordan, Jr.(4) Chief Financial Officer	2015	202,466	56,750	104,400	—	363,616
	2014	N/A	N/A	N/A	N/A	N/A
Kristopher L. Thorne(5) Chief Operations Officer	2015	261,919	96,550	132,027	—	490,496
	2014	187,121	—	25,000	—	212,121
Gordon G. Pratt(6) Former Chief Executive Officer	2015	—	—	—	—	—
	2014	—	—	—	—	—
Hassan R. Baqar(6) Former Chief Financial Officer	2015	—	—	—	—	—
	2014	—	—	—	—	—

(1)	The amounts reported in this column represent the aggregate grant date fair value of the equity options granted to the named executive officers during the year ended December 31, 2015 as computed in accordance with ASC 718. The assumptions used in calculating the aggregate grant date fair value of the equity options reported in this column are set forth in Note 8 to our consolidated financial statements included in this prospectus. The amounts reported in this column reflect the accounting cost for these equity options, and do not correspond to the actual economic value that may be received by the named executive officers from the equity options.
(2)	Nonequity Incentive Plan Compensation earned for 2015 and 2014 represent cash bonuses earned in that year and paid in the subsequent year based on achievement of performance goals.
(3)	None of the named executive officers receive benefits or perquisites in excess of $10,000 or which are otherwise not available to our employees generally.
(4)	Mr. Jordan was hired on April 27, 2015.
(5)	Mr. Thorne became COO June 1, 2015. Prior to his appointment, Mr. Thorne was the branch manager for our Michigan operations.
(6)	Mr. Pratt was the Chief Executive Officer and Mr. Baqar was the Chief Financial Officer of 1347 Capital from July 2014 until July 20, 2016, at which time they resigned from their positions upon the closing of the Business Combination.

Narrative Disclosure to Summary Compensation Table

Compensation Determinations

This section explains the base salary and other benefits and perquisites provided to the named executive officers in 2015 and 2014, other than for Messrs. Pratt and Baqar, who did not receive any compensation from the Company, as their services were provided 1347 Capital prior to the consummation of the Business Combination. Prior to the Business Combination, the Board of Managers of Limbach Holdings LLC (the “Board of Managers”) determined the overall named executive officer compensation philosophy and related matters. Following the Business Combination, our compensation committee is charged with recommending executive compensation packages to our board.

Base Salary

The Board of Managers determined the base salaries for each of the named executive officers, and most recently, in compliance with the employment agreements referenced below. Annual base salaries were paid in cash and the amounts were reviewed annually by the Board of Managers whereupon recommendations of increases were made after such evaluations.

Cash Incentive Plans

Limbach Holdings LLC’s Cash Incentive Plans were designed to reward employees for their contribution to Company profitability and strategic initiatives, and to incentivize them to continue improving performance in future years. The incentive plans were administered by the Board of Managers and bonuses were paid in cash. All named executive officers were eligible to participate in the plan and receive a performance agreement at the beginning of each plan year. The performance agreement defined (1) the target award, (2) company financial performance goals, and (3) all individual goals. The performance agreement also defined the calculation of the award, weighting of the goals, and all other administrative provisions. The Board of Managers, at the beginning of the plan year, determined the Target Award for each named executive officer (described as a percentage of base salary), confirmed performance goal weights, and approved all individual goals to be included in the performance award. In connection with the closing of the Business Combination, our Cash Incentive Plans were terminated.

Agreements with Our Named Executive Officers

We have entered into a written employment agreement with Mr. Bacon setting forth the terms and conditions of his employment, which became effective upon consummation of the Business Combination. In addition, each of Messrs. Jordan and Thorne have executed offer letters, which set forth the terms of their employment. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our named executive officers, please see “Potential Payments Upon Termination or Change of Control” below.

Employment Agreement with Charles A. Bacon, III

Concurrently with the signing of the Merger Agreement on March 23, 2016, we entered into the Employment Agreement with Mr. Bacon, to be effective upon consummation of the Business Combination. The Employment Agreement provides for an annual base salary of $600,000, subject to annual increases as determined by the Board of Managers. Mr. Bacon will be entitled, upon achieving certain performance goals to be determined by the Board of Managers, to an annual bonus in an amount determined by the Board of Managers not to exceed 100% of Mr. Bacon’s base salary. Mr. Bacon is also expected to be entitled to receive severance benefits if his employment is terminated either by the Company without “Cause,” as defined in the Employment Agreement, or by Mr. Bacon with “Good Reason,” as defined in the Employment Agreement, subject to execution of a full release in favor of the Company and its subsidiaries. The terms of such severance arrangement are described under “Potential Payments Upon Termination or Change of Control.”

Offer Letter for John T. Jordan, Jr.

Pursuant to the terms of an offer letter dated March 18, 2015, Mr. Jordan entered into employment as Executive Vice President and Chief Financial Officer of our subsidiary, Limbach Facility Services LLC. Under the terms of the agreement, Mr. Jordan agreed to an annual base salary of $300,000, which may be increased annually, subject to the Board of Managers’ approval. He also received a one-time signing bonus of $20,000 upon commencement of his employment, and will also be entitled, upon achieving certain objectives set forth in a mutually agreed upon annual performance agreement, to an annual bonus in an amount to be determined by the Board of Managers not to exceed 40% of his base salary. Mr. Jordan was also eligible to participate in Limbach’s 2006 Management Unit Option Plan (which plan was terminated upon the closing of the Business Combination), and received three grants totaling 100,000 unit options, which were convertible into Class C units of Limbach, subject to the terms and conditions of the 2006 Management Unit Option Plan.

Mr. Jordan is additionally entitled to certain severance benefits pursuant to his offer letter, the terms of which are described under “Potential Payments Upon Termination or Change of Control.”

Offer Letter for Kristopher L. Thorne

Pursuant to the terms of an offer letter dated April 24, 2015, Mr. Thorne entered into employment as Executive Vice President and Chief Operations Officer of our union subsidiary, Limbach Facility Services LLC. Under the terms of the agreement, Mr. Thorne agreed to an annual base salary of $310,000, which may be increased annually, subject to the Board of Managers’ approval. He will be entitled, upon achieving certain objectives set forth in a mutually agreed upon annual performance agreement, to an annual bonus in an amount to be determined by the Board of Managers not to exceed 50% of his base salary. Mr. Thorne was also eligible to participate in Limbach’s 2006 Management Unit Option Plan, and received three grants totaling 170,000 unit options, which were convertible into Class C units of Limbach, subject to the terms and conditions of the 2006 Management Unit Option Plan.

Mr. Thorne is additionally entitled to certain severance benefits pursuant to his offer letter, the terms of which are described under “Potential Payments Upon Termination or Change of Control.”

Board of Managers Compensation

In 2015, none of the members of our Board of Managers received compensation for their services on the Board of Managers, other than Norbert S. Young and Dennis Sacco, Sr., who received $25,000 and $2,500 in cash, respectively.

Equity Award Plans

Following the consummation of the Business Combination, all equity awards will be granted under the 2016 Plan. Upon consummation of the Business Combination the 2006 Management Unit Option Plan was terminated, and all outstanding awards previously granted under the 2006 Management Unit Option Plan vested and were exercised.

2006 Management Unit Option Plan

Awards

The 2006 Management Unit Option Plan provided for the grant of options, which included nonqualified stock options and incentive stock options, to our employees or service providers. Nonqualified stock options granted under the 2006 Management Unit Option Plan were not intended to qualify as incentive stock options under Section 422 of the Code.

Plan Administration

The Board of Managers administered the 2006 Management Unit Option Plan, having authority to establish such regulations, provisions, procedures and conditions of awards were deemed advisable in the administration of the plan. All determinations of the Board of Managers were made in its sole discretion and were final, conclusive and binding on all interested parties.

Authorized Units

Subject to adjustment as described in the 2006 Management Unit Option Plan, there were 2,000,000 Class C Units for which options could be granted under the plan.

Eligibility

Employees, directors and consultants of Limbach were eligible to receive awards under the 2006 Management Unit Option Plan.

Terms of Options

Nonqualified stock options under the 2006 Management Unit Option Plan, as further set forth in the award agreements and the 2006 Management Unit Option Plan, were generally subject to time-vesting in accordance with the following schedule: 50% on the second anniversary of the grant date, and 25% on each of the third and fourth anniversaries of the grant date. In the event of a change in control, all unvested options immediately vest on the effective date of such change in control. Vested options could be exercised, immediately prior to or simultaneously with the consummation of a change in control, consummation of an initial public offering, or dissolution of the Company. Any option not exercised immediately prior to or in connection with a change in control would be forfeited.

Exercise Price

The exercise price for all options granted under the 2006 Management Unit Option Plan was the fair market value of the underlying units on the grant date, as determined by the Board of Managers in good faith.

Term; Termination of Service

The options award agreements provided that the options expired on the tenth anniversary of the grant date but were subject to earlier termination upon termination of a participant’s employment or service. Upon a termination of employment due to the death of the option holder, all unvested options expired and vested options remained exercisable by the estate, subject to the Company’s right to repurchase such vested options during a one-year period. Upon a termination of employment or service for disability, by the Company without cause, or by the option holders’ voluntary resignation, all unvested options would terminate on the termination date and all vested options will terminate on the earlier of the end of the exercise period or the 30th day following an initial public offering. In such event, Limbach had the right, in its sole discretion, to purchase any vested options at the then fair market value and any units held by the participant at the then fair market value. Upon a termination of employment or service for cause, all options (whether vested or not vested) were forfeited and canceled as of the termination date.

Change in Control

The 2006 Management Unit Option Plan provided that, except as provided in the award agreements, in the event of a change in control, all unvested options would vest and all options would be exercisable immediately prior to the effective date of such change in control. All options not exercised prior to a change in control were forfeited unless otherwise determined by the Board of Managers. As a result, upon the closing of the Business Combination, all unvested options vested and all options were exercised immediately prior to the effective date of the Business Combination.

1347 Capital Corp. 2016 Omnibus Incentive Plan

Upon the consummation of the Business Combination, the 1347 Capital Corp. 2016 Omnibus Incentive Plan, or the 2016 Plan, became effective, and all future equity awards will be granted thereunder.

The principal purposes of the 2016 Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with the Company’s objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. The 2016 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), nonqualified stock options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-based restricted shares and performance units), and other stock or cash-based awards. When considering new grants of share-based or option-based awards, we intend to take into account previous grants of such awards.

Administration

The 2016 Plan is administered by our board of directors, who may in the future delegate such authority to our compensation committee for this purpose (referred to below as the plan administrator). The plan administrator has the power to determine the terms of the awards granted under the 2016 Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The plan administrator also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the 2016 Plan.

Grant of Awards; Shares Available for Awards

Certain employees, directors and consultants are eligible to be granted awards under the 2016 Plan, other than incentive stock options, which may be granted only to employees. The Company has reserved 800,000 shares of its common stock for issuance under the 2016 Plan. The number of shares issued or reserved pursuant to the 2016 Plan will be adjusted by the plan administrator, as they deem appropriate and equitable, as a result of stock splits, stock dividends, and similar changes in our common stock. With respect to any award to any one participant that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, (i) no more than 400,000 shares of our common stock will be granted in a fiscal year, (ii) no more than $2,000,000 will paid in cash with respect to a performance period of one year, and (iii) no more than $500,000 will be paid in cash with respect to a performance period greater than one year. In addition, the maximum number of shares subject to awards granted during any fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, will not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair market value of such awards for financial reporting purposes).

Stock Options

Under the 2016 Plan, the plan administrator may grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as non-qualified stock options. Stock options are a variable component of compensation designed to incentivize the participants to grow the Company and to increase the value of our shares. The plan administrator will establish the duration of each option at the time it is granted, with a maximum duration of 10 years (or in the case of a ten percent (10%) stockholder within the meaning of Section 422(b)(6) of the Internal Revenue Code, five years) from the date such option is granted, and may also establish vesting performance requirements that must be met prior to the exercise of options. Stock option grants must have an exercise price that is equal to or greater than the fair market value of our common stock on the date of grant. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder’s vested options, or to satisfy withholding tax liabilities, by tendering shares of our common stock already owned by the option holder with a fair market value equal to the exercise price.

Stock Appreciation Rights

The plan administrator may also grant stock appreciation rights, which will be exercisable upon the occurrence of certain contingent events. Stock appreciation rights are a variable component of compensation designed to retain key employees. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash and shares of our common stock (as determined by the plan administrator) equal in value to the excess of the fair market value of the shares covered by the stock appreciation rights over the exercise price of the right.

Restricted Shares

The plan administrator may also grant restricted shares, which are awards of our shares of common stock that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine in the award agreement whether the participant will be entitled to vote the restricted shares and/or receive dividends on such shares. Restricted shares are a variable component of compensation also available to retain key employees when deemed appropriate.

Restricted Stock Units

Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, we must deliver to the holder of the restricted stock unit, unrestricted shares of our common stock, which will be freely transferable. Restricted stock units are a variable component of compensation also designed to retain key employees when deemed appropriate.

Performance-Based Awards

Performance-based awards are denominated in shares of our common stock, stock units, or cash, and are linked to the satisfaction of performance criteria established by the plan administrator. Performance-based awards are a variable component of compensation designed to reward key management for achieving annual performance goals. If the plan administrator determines that the performance-based award to an employee is intended to meet the requirements of “qualified performance-based compensation” and therefore may be deductible under Section 162(m) of the Internal Revenue Code, then the performance-based criteria upon which the awards will be based shall be with reference to any one or more of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; scrap rates; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of our common stock; expense/cost control; working capital; volume/production; new products; customer satisfaction; brand development; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; days inventory outstanding; or any combination of, or a specified increase in, any of the foregoing.

Change in Control Provisions

In connection with the grant of an award, the plan administrator may provide for the treatment of such award in the event of a change in control of 1347 Capital, including that, in the event of an involuntary termination of a participant’s employment by 1347 Capital in connection with a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and/or immediately exercisable.

Amendment and Termination

Our board of directors, or a committee thereof, may alter, amend, modify, or terminate the 2016 Plan at any time; provided that the approval of our stockholders will be obtained for any amendment to the 2016 Plan that requires stockholder approval under the rules of the stock exchange on which our common stock is then listed or in accordance with other applicable law. In addition, no modification of an award will, without the prior written consent of the participant, impair the rights of a participant under the 2016 Plan.

Compliance with Applicable Laws

The 2016 Plan is intended to be structured so that the Company can grant stock options and other performance-based awards that may qualify for an exemption from the deduction limitation contained in Section 162(m) of the Internal Revenue Code, to the extent that Section 162(m) is applicable. We intend for awards granted under the 2016 Plan to be designed, granted, and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s service terminates, each of our named executive officers is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. In addition, each of our named executive officers is eligible to receive certain benefits pursuant to his or her agreement with us described above under “Agreements with Our Named Executive Officers.”

Upon termination of Mr. Bacon’s employment, Mr. Bacon may be entitled to certain payments and benefits, depending on the reason for his termination. In the event Mr. Bacon resigns with good reason or the Company terminates Mr. Bacon’s employment for reason other than cause, Mr. Bacon is entitled to receive to receive (i) severance payments equal to continued payment of his base salary for the longer of one year or the period beginning on the date of termination through the third anniversary of the effective date, and (ii) a prorated portion of any cash bonus payment earned during that year, provided that Mr. Bacon signs and delivers to the Company, and does not revoke, a general release of claims in favor of the Company and certain related parties. In the event Mr. Bacon resigns his employment without good reason, or Mr. Bacon’s employment terminates as a result of his death or disability, Mr. Bacon is entitled to receive the Accrued Obligations (as defined below), provided however, that in the event of Mr. Bacon’s termination by the Company for cause, the Accrued Obligations shall not include any unpaid annual cash bonus for the fiscal year preceding the termination year.

The “Accrued Obligations” include the following: (i) all previously earned and accrued, but unpaid, base salary, for services rendered to the Company on or prior to the date on which the employment period ends; (ii) the annual cash bonus payable for any completed fiscal year, provided that such termination is not due to the Mr. Bacon’s resignation without good reason or by good faith resolution of the Board for cause; and (iii) certain other benefits contemplated by the agreement.

If Mr. Jordan’s employment is terminated for reasons other than his resignation, death, disability or good cause, he would be entitled to receive (i) severance payments equal to continued payment of his base salary and all health benefits for six months, and (ii) a prorated portion of any annual incentive plan payment earned during that year. Further, if a change in control occurs prior to the second anniversary of Mr. Jordan’s employment, and he is terminated by new ownership other than for his resignation, death, disability or good cause, he will receive: (i) severance payments equal to continued payment of his base salary and all health benefits for twelve months, and (ii) a prorated portion of any annual incentive plan payment earned during that year.

If Mr. Thorne’s employment is terminated for reasons other than his resignation, death, disability or good cause, he would be entitled to receive (i) severance payments equal to continued payment of his base salary and all health benefits for twelve months, and (ii) a prorated portion of any cash bonus payment earned during that year. Further, if a change in control occurs, and Mr. Thorne is involuntarily terminated without good cause, or he terminates his employment for good reason at the time of the change in control or twelve months following the change in control, he will be entitled to receive: (i) severance payments equal to continued payment of his base salary and all health benefits for twelve months, and (ii) a prorated portion of any cash bonus payment earned during that year.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding management unit stock options held by the named executive officers as of December 31, 2015:

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Charles A. Bacon, III	—		—		—	—
John T. Jordan, Jr.	—		50,000	(2)	2.00	5/29/2025
	—		25,000	(2)	2.25	5/29/2025
	—		25,000	(2)	2.75	5/29/2025
Kristopher L. Thorne	30,000	(3)	—		2.73	7/20/2016
	—		85,000	(2)	2.00	5/29/2025
	—		45,000	(2)	2.25	5/29/2025
	—		40,000	(2)	2.75	5/29/2025

(1)	All of the outstanding stock option awards represent the right to purchase Class C units of membership interest, and were granted under the 2006 Management Unit Option Plan adopted by the Board of Directors effective July 20, 2006.
(2)	The options vest over four years, with 50% of the options to be vested on 5/29/2017, 75% to be vested at 5/29/2018, and 100% to be vested at 5/29/2019. The options are also eligible for accelerated vesting upon a change in control or the dissolution of Limbach as described above under “Potential Payments Upon Termination or Change of Control.”
(3)	The options are fully vested.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2013 to which we were a party in which (i) the amount involved exceeded or will exceed the lesser of $120,000 of one percent (1%) of our average total assets at year end for the last two completed fiscal years and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest.

Loan

In 2002, Limbach Management Holding Company, LLC (“LMHC”), a previous holder of 5% interest in Limbach, contributed capital of $4.0 million to Limbach, of which $1.0 million was evidenced by a note payable to Limbach. The interest on the note is 6% and it matures upon the earlier of the date of a change in control of Limbach, the date that is one year after the consummation of an initial public offering of Limbach, or the date on which there is a dissolution of Limbach. The amount due to Limbach at December 31, 2015 was $1.0 million. The note matured upon the consummation of the Business Combination.

Management Services Agreement

Limbach was party to a Management Services Agreement with LMHC and FdG Associates LP, an affiliate of FdG, to perform certain advisory and consulting services. In consideration for such services, Limbach is charged a quarterly fee of $50,000 by LMHC and $250,000 by FdG Associates LP. The Management Services Agreement terminated in connection with the consummation of the Business Combination and no further fees are payable thereunder.

The holders of the foregoing securities are entitled to registration rights with respect to such securities, as described in “Description of Our Securities — Registration Rights.”

1347 Capital Related Person Transactions

In connection with the closing of the Business Combination, we issued 400,000 shares of preferred stock to 1347 Investors LLC, a significant stockholder of the Company, for a purchase price of $25.00 per share, or $10 million in the aggregate.

In April 2014, 1347 Capital’s officers, directors and initial stockholders purchased an aggregate of 1,150,000 shares of our common stock which is subject to transfer restrictions (except to certain permitted transferees) under an escrow agreement until, with respect to 50% of such shares, the earlier of July 20, 2017 and the date on which the closing price our common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following July 20, 2016, with respect to the remaining 50% of the shares, July 20, 2017.

1347 Capital’s initial stockholders purchased an aggregate of 198,000 units at $10.00 per unit and 600,000 $15 Exercise Price Warrants at a price of $0.50 per warrant (for a total purchase price of $2,280,000) from us. These purchases took place on a private placement basis concurrently with the consummation of our initial public offering in July 2014. These units were identical to the units sold in our initial public offering.

The holders of the foregoing securities are entitled to registration rights with respect to such securities, as described in “Description of Our Securities — Registration Rights.”

As of April 17, 2014, 1347 Investors LLC loaned to 1347 Capital an aggregate of $125,000 to cover expenses related to the initial public offering. The terms of this loan were amended and restated as of April 18, 2014. The loan was repaid without interest upon consummation of the Business Combination.

An affiliate of 1347 Investors LLC, from July 2014 through the closing of the Business Combination on July 20, 2016, made available certain general and administrative services, including office space, utilities and administrative support, as 1347 Capital required from time to time. 1347 Capital paid $10,000 per month for these services, which amount was paid upon the closing of the Business Combination.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information known to the Company regarding beneficial ownership of shares of common stock of the Company as of November 29, 2016 by:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of common stock of the Company;
•	each of the Company’s named executive officers and directors;
•	all executive officers and directors of the Company as a group; and
•	each selling stockholder.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of common stock of the Company is based on 5,927,818 shares of common stock of the Company issued and outstanding as of November 29, 2016 and        shares of common stock of the Company to be outstanding after the completion of this offering (or        if the underwriters exercise their option to purchase additional shares in full). Except as otherwise indicated, we believe the stockholders listed below have sole voting and investment power over the securities reported as beneficially owned by them.

	Shares Beneficially Owned Prior to Offering			Number of Shares Offered	Shares Beneficially Owned After Offering		Shares to be Sold if Underwriters’ Option Is Exercised in Full	Shares Beneficially Owned After Offering Assuming Underwriters Exercise Option in Full
Name and Address of Beneficial Owner(1)	Number		Percentage		Number	Percentage		Number	Percentage
Directors & Officers
Larry G. Swets, Jr.	4,327,098	(2)	58.5%			%			%
David S. Gellman	3,066,562	(3)	42.3%			%			%
Charles A. Bacon III	383,322	(4)	6.3%			%			%
Gordon G. Pratt	60,000	(5)	1.0%			%			%
Norbert W. Young	19,171	(6)	*			%			%
Kristopher Thorne	3,796	(7)	*			%			%
John T. Jordan	100		*			%			%
S. Matthew Katz	—		—			%			%
Hassan R. Baqar	10,000		*			%			%
All executive officers and directors as a group (8 individuals)	7,870,050		88.0%			%			%
Greater than 5% Stockholders/Selling Stockholders
1347 Investors LLC(8) 150 Pierce Road, 6th Floor Itasca, Illinois 60143	4,317,098	(9)	58.4%			%			%
FdG HVAC LLC(10) 499 Park Avenue, 26th Floor New York, New York 10022	3,066,562	(11)	42.3%			%			%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the individuals is 31-35th Street, Pittsburgh, Pennsylvania 15201.
(2)	Represents securities held by 1347 Investors LLC (“1347 Investors”) as well as 10,000 shares of common stock held individually by Mr. Swets. The securities held by 1347 Investors are pledged pursuant to loan agreements between 1347 Investors and certain lenders party thereto.

(3)	Represents securities held by FdG HVAC LLC, over which Mr. Gellman may be deemed to have beneficial ownership for the reasons set forth in note 10 below.
(4)	Represents (i) 217,977 shares of Common Stock, (ii) 66,138 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share and (iii) 99,207 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share.
(5)	Represents (i) 100,000 warrants, each exercisable to purchase one-half of one share of common stock at an exercise price of $11.50 per whole share held by Fund Management Group LLC, of which Mr. Pratt is the managing member and controlling equity holder, and (ii) 10,000 shares of common stock held individually by Mr. Pratt.
(6)	Represents (i) 10,900 shares of Common Stock, (ii) 3,308 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share and (iii) 4,963 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share.
(7)	Represents (i) 2,245 shares of common stock, (ii) 620 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share and (iii) 931 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share.
(8)	Represents one hundred percent of the securities held by 1347 Investors. The managers of 1347 Investors are Larry G. Swets and D. Kyle Cerminara and acting by unanimous consent they exercise voting and dispositive control over the securities held by 1347 Investors. Accordingly, they may be deemed to share beneficial ownership of such securities. The securities held by 1347 Investors are pledged pursuant to loan agreements between 1347 Investors and certain lenders party thereto.
(9)	Represents (i) 2,843,515 shares of Common Stock, (ii) 800,000 shares of common stock issuable upon conversion of Preferred Stock, (iii) 149,167 warrants, each exercisable to purchase one-half of one share of common stock at $11.50 per whole share, (iv) 500,000 warrants, each exercisable to purchase one share of common stock at an exercise price of $15.00 per share and (v) 198,000 warrants, each exercisable to purchase one-half of one share of common stock at an exercise price of $11.50 per whole share.
(10)	Represents one hundred percent of the securities held by FdG HVAC LLC. The managing member of FdG HVAC LLC is FdG Capital Partners, LLC. Mr. Gellman is the sole member of the investment committee of the managing member of FdG Capital Partners, LLC, and therefore, may be deemed to share beneficial ownership of the securities held by FdG HVAC LLC.
(11)	Represents (i) 1,743,810 shares of Common Stock, (ii) 529,101 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share and (iii) 793,651 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share.

Material Relationships with Selling Stockholders

Please see “Certain Relationships and Related Party Transactions” for a description of our material relationships with the selling stockholders.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 101,000,000 shares, consisting of 100,000,000 shares of common stock, $0.0001 par value per share and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. As of November 29, 2016, there were 5,927,818 shares of common stock outstanding, held of record by 63 holders, no outstanding options and 4,815,676 shares of common stock issuable upon exercise of outstanding warrants. The number of record holders does not include DTC participants or beneficial owners holding shares through nominee names. In addition, there were 400,000 shares of Class A Preferred Stock outstanding, as described below.

Common Stock

Our Certificate of Incorporation provides that the common stock will have identical rights, powers, preferences and privileges.

Holders of our common stock are entitled to one vote for each share held on all matters to be voted on by our stockholders.

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock.

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock.

In connection with the Business Combination, we issued and sold to 1347 Investors LLC 400,000 shares of Class A Preferred Stock, or Preferred Stock. Each share of Preferred Stock may be converted (at the holder’s election) into 2.0 shares of our common stock (as may be adjusted for any stock splits, reverse stock splits or similar transactions), representing a conversion price of $12.50 per share of our common stock; provided, that such conversion is in compliance with stock exchange listing requirements.

The Preferred Stock ranks senior to all classes and series of our outstanding capital stock. Under the Merger Agreement, we have agreed to not issue any other shares of capital stock that rank senior or pari passu to the Preferred Stock while the Preferred Stock is outstanding, unless 30% of the proceeds from such issuance are used to redeem the Preferred Stock.

The holders of the Preferred Stock will, in priority to any other class or series of capital stock, be entitled to receive, as and when declared by our board of directors, fixed, cumulative, preferential dividends at a rate of: (i) 8% per annum in years one through three from issuance; (ii) 10% per annum in years four through five from issuance; and (iii) 12% per annum thereafter, payable in equal quarterly installments. Dividends on outstanding Preferred Stock will accrue from day to day from the date of issuance of the Preferred Stock. No dividends may be made in excess of the accrued and unpaid preferred yield in respect of the Preferred Stock.

Under the Merger Agreement, we agreed that, for so long as the Preferred Stock is outstanding, we will not repurchase, redeem or retire any shares of our capital stock other than the Preferred Stock. We have no restriction on repayments of our outstanding debt or repurchases of our stock from former employees, officers, directors, consultants or other persons who performed services for us or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof.

In the event of a liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to receive $25.00 per share of Preferred Stock, plus accrued but unpaid dividends thereon, whether declared or not, before any amount shall be paid or any assets distributed to holders of shares of the Company ranking junior as to the return of capital to the Preferred Stock. After payment to the holders of Preferred Stock of the amounts so payable to them, such holders shall not be entitled to share in any further payment in respect of the distribution of the assets of the Company.

We will redeem all outstanding shares of Preferred Stock on July 20, 2022 for the price of $25.00 per share of Preferred Stock (as may be adjusted for any stock splits, reverse stock splits or similar transactions), plus accrued but unpaid dividends thereon, whether or not declared, up to and including the date specified for redemption.

The holders of Preferred Shares will not be entitled to receive notice of, or to attend, any meeting of stockholders of the Company and will not be entitled to vote at any such meeting.

The number of shares of our common stock into which the shares of Preferred Stock will be convertible will be subject to corporate structural anti-dilution (and not price protection anti-dilution) adjustments, including adjustments in the event of certain stock dividends, subdivisions and consolidations, rights offerings, special distributions, capital reorganizations and reclassifications of shares of the Company’s common stock; provided, however, there will not be any adjustment in connection with (i) securities issuable upon conversion of any of the shares of Preferred Stock, or as a dividend or distribution on the Preferred Stock; (ii) securities issued upon the conversion of any debenture, warrant, option, or other convertible security outstanding as of the date of the closing; (iii) shares of our common stock (or options to purchase such shares of common stock) issued or issuable to employees, directors or consultants of the Company pursuant to any equity incentive plan approved by the board of directors; (v) shares of our common stock issued or issuable to banks, equipment lessors pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the board of directors; and (vi) shares of our common stock issued or issuable for consideration other than cash pursuant to a business combination, strategic partnership or joint venture transaction approved by the board of directors.

We also agreed to register the resale of the shares of our common stock underlying the Preferred Stock, none of which have been issued as of the date of this prospectus.

Although we do not currently intend to issue any other shares of preferred stock, we reserve the right to do so in the future.

Warrants

We have 7,064,676 outstanding warrants exercisable for 4,665,676 shares of common stock, comprised of: (i) 4,600,000 warrants, each exercisable for one-half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per whole share) (“Public Warrants”); (ii) 198,000 warrants, each exercisable for one-half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per whole share) (“Sponsor Warrants”); (iii) 600,000 warrants, each exercisable for one share of common stock at an exercise price of $15.00 per share (“$15 Exercise Price Warrants”); (iv) 666,670 Merger Warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share; (v) 1,000,006 Additional Merger Warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share.

The Public Warrants, Sponsor Warrants and $15 Exercise Price Warrants were issued under a warrant agreement dated July 15, 2014, between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to such warrants. The Merger Warrants and Additional Merger Warrants were issued to the sellers in the Business Combination pursuant to individual agreements the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. You should review the full text of the Merger Warrants and Additional Merger Warrants for a complete description of the terms and conditions thereof.

Public Warrants

Each Public Warrant entitles the holder thereof to purchase from the Company one-half of one share of common stock, at a price of $5.75 per half-share ($11.50 per whole share), subject to adjustment as discussed below, at any time commencing on August 19, 2016. Pursuant to the warrant agreement, a holder of Public Warrants may exercise its Public Warrants only for a whole number of shares of common stock. The Public Warrants will expire on August 19, 2021, at 5:00 p.m., New York time, or earlier upon their redemption or liquidation.

Once the Public Warrants become exercisable, we may call such warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each holder of Public Warrants; and
•	if, and only if, the last reported sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption to the warrantholders. We will not redeem the warrants unless either (i) an effective registration statement covering the shares of common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period or (ii) the Company elects to permit “cashless exercise” of the warrants.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each holder of Public Warrants will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $24.00 redemption trigger price as well as the $11.50 per whole share warrant exercise price after the redemption notice is issued.

We will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by us, we may exercise this redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our Public Warrants. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by

(y) the fair market value. The “fair market value” means the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

We have filed a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the Public Warrants. We have agreed to use our best efforts to maintain the effectiveness of such registration statement under the Securities Act, and a current prospectus relating thereto, until the expiration of such warrants in accordance with the provisions of the warrant agreement, except in the circumstances discussed below. In addition, we have agreed to use our best efforts to register the shares of common stock that are issuable upon exercise of the Public Warrants under state blue sky laws, to the extent an exemption is not available. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of these warrants has not been declared effective by the 60th business day following the closing of the Business Combination and during any period when we have failed to maintain an effective registration statement, holders of such warrants may, until such time as there is an effective registration statement, exercise such warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

We are not obligated to deliver any shares of common stock pursuant to the exercise of the Public Warrants and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Public Warrants is effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described above with respect to registration. No Public Warrant is exercisable and we are not obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant.

A holder of the Public Warrants may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrants, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of the Company’s common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the “fair market value.” For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) for this purpose “fair market value” means the volume weighted average price of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market without the right to receive such rights.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their warrants immediately prior to such event. The warrant agreement provides for certain modifications to what holders of Public Warrants will have the right to purchase and receive upon the occurrence of certain events.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number the number of shares of common stock to be issued to the warrantholder.

Sponsor Warrants and $15 Exercise Price Warrants

The Sponsor Warrants and $15 Exercise Price Warrants have the same general terms as the Public Warrants except that (i) each Sponsor Warrant and $15 Exercise Price Warrant is exercisable to purchase one whole share of common stock; (ii) the exercise price of the $15 Exercise Price Warrants is $15.00 per share; (iii) so long as the Sponsor Warrants and $15 Exercise Price Warrants are held by the initial purchasers thereof or their permitted transferees, such warrants will not be redeemable by us; (iv) the Sponsor Warrants may be exercised on a cashless basis and (iv) the $15 Exercise Price Warrants expire on July 20, 2023, at 5:00 p.m., New York time, or earlier upon their redemption or liquidation.

If holders of the Sponsor Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Merger Warrants

In connection with the Business Combination, we issued to the holders of membership interests and holders of options to acquire membership interests of Limbach Holdings 666,670 Merger Warrants. Each Merger Warrant entitles the registered holder to purchase one share of our common stock at a price of $12.50 per share, subject to adjustment as set forth in the form of Merger Warrant, at any time commencing 30 days after the completion of the Business Combination. The Merger Warrants will expire seven years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon their redemption or liquidation.

The Merger Warrants are not redeemable by the Company.

The Merger Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the principal offices of the Company, with the subscription form attached to the form of Merger Warrant completed and executed as indicated, accompanied by full payment of the exercise price, in cash, good certified check or good bank draft payable to the order of the Company, for the number of Merger Warrants being exercised.

The Merger Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Merger Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Merger Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The Merger Warrants may be exercised on a “cashless basis”, subject to adjustment as described in the form of Merger Warrant, at any time after the earlier of (i) July 20, 2017 and (ii) the completion of the then-applicable period required by Rule 144, if there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the Merger Warrants.

Holders of the Merger Warrants may elect to be subject to a restriction on the exercise of their Merger Warrants such that an electing Merger Warrant holder would not be able to exercise its Merger Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of our common stock outstanding.

Additional Merger Warrants

In connection with the Business Combination, we issued to the former equity holders of Limbach Holdings 1,000,006 Additional Merger Warrants. Each Additional Merger Warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as set forth in the form of Additional Merger Warrant, at any time commencing 30 days after the completion of the Business Combination. The Additional Merger Warrants have the same material terms as the Public Warrants and will expire on August 19, 2021, at 5:00 p.m., New York time, or earlier upon their redemption or liquidation.

The Additional Merger Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the principal offices of the Company, with the subscription form attached to the form of Additional Merger Warrant completed and executed as indicated, accompanied by full payment of the exercise price, in cash, good certified check or good bank draft payable to the order of the Company, for the number of Additional Merger Warrants being exercised.

The Additional Merger Warrants may be exercised on a “cashless basis”, subject to adjustment as described in the form of Additional Merger Warrant, at any time after the earlier of (i) July 20, 2017 and (ii) the completion of the then-applicable period required by Rule 144, if there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the Additional Merger Warrants.

Holders of Additional Merger Warrants do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Additional Merger Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Additional Merger Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Purchase Option

In connection with our initial public offering, we sold to the underwriters thereof an option to purchase up to a total of 300,000 units of the Company at $10.00 per unit. The units issuable upon exercise of this option are identical to those sold in our initial public offering. Accordingly, the purchase option represents the right to purchase 330,000 shares of common stock, as the rights included therein result in the issuance of 30,000 additional shares of common stock, and 300,000 warrants to purchase 150,000 shares of our common stock at $11.50 per share. In no event will we be required to net cash settle the exercise of the purchase option or the warrants underlying the purchase option. The purchase option may be exercised on a “cashless” basis and contains registration rights entitling the holders of the securities issued pursuant to the exercise thereof to have their securities registered for resale. None of the shares or warrants underlying the purchase option are being registered by the registration statement of which this prospectus forms a part.

Registration Rights

We are party to an amended and restated registration rights agreement, dated July 20, 2017, as amended, whereby we agreed to register the offer and sale from time to time, separately or together, shares of our common stock issued pursuant to the Business Combination, shares of our common stock underlying the Merger Warrants, Additional Merger Warrants and Preferred Stock, shares of our common stock issued in a private placement prior to and concurrently with our initial public offering, and shares of our common stock underlying the Sponsor Warrants and $15 Exercise Price Warrants. The holders of these securities also have certain “piggy-back” registration rights with respect to registration statements we file, subject to certain limitations. The holders of securities entitled to registration rights have waived their piggy-back rights with respect to the registration statement of which this prospectus forms a part.

We will bear the expenses incurred in connection with the filing of any such registration statements. In the event the registration statement we file to cover the offer and sale of these securities is not declared effective within 75 days after it is filed with the SEC, we may be required to pay additional interest to the holders as liquidated damages in the amount of 0.25% per annum of the 30-day volume weighted average price of the shares of our common stock.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or
•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the closing of the Business Combination, the Company ceased to be a shell company.

Transfer Agent and Warrant Agent

The transfer agent for the shares of the Company’s common stock and warrants is Continental Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

As of November 29, 2016, the Company had 5,927,818 shares of common stock outstanding. Of these shares, 1,089,371 shares of common stock are freely tradable without restriction or further registration under the Securities Act and 4,838,447 shares are held by one or more of the Company’s affiliates within the meaning of Rule 144 under the Securities Act. The foregoing does not include shares of our common stock issuable upon the exercise of outstanding warrants to purchase our common stock, as described below, or 800,000 shares of common stock that may be issued upon the conversion of our Class A Preferred Stock. As of November 29, 2016, we do not have any outstanding awards under our 2016 Plan.

Upon the closing of this offering, we estimate that approximately         shares of our common stock will be freely tradable without restriction or further registration under the Securities Act, and         shares of our common stock will be held by one or more of the Company's affiliates within the meaning of the Rule 144 under the Securities Act.

Rule 144

A person who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their shares provided that (1) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (2) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months but who are the Company’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares then outstanding, which equals 59,278 shares of common stock; and
•	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, the Company’s insiders will be able to sell their insider shares and private units freely without registration commencing July 20, 2017 (one year after the completion of the Business Combination) assuming they are not an affiliate of ours at that time.

Warrants

We have 7,064,676 outstanding warrants exercisable for 4,665,676 shares of common stock, comprised of: (i) 4,600,000 Public Warrants; (ii) 198,000 Sponsor Warrants; (iii) 600,000 $15 Exercise Price Warrants; (iv) 666,670 Merger Warrants; and (v) 1,000,006 Additional Merger Warrants. Only the Public Warrants and the shares of common stock underlying the Public Warrants, are freely tradable by non-affiliates of the

Company. The Sponsor Warrants, $15 Exercise Price Warrants, Merger Warrants and Additional Merger Warrants, and the shares of common stock underlying such warrants, are “restricted securities” under the Securities Act, and may not be sold without registration or an exemption from the registration requirements under the Securities Act.

Registration Rights

We are party to an amended and restated registration rights agreement, dated July 20, 2016, as amended on October 11, 2016, whereby we agreed to register the offer and sale from time to time, separately or together, shares of our common stock issued pursuant to the Business Combination, shares of our common stock underlying the Merger Warrants and Preferred Stock, shares of our common stock issued in a private placement prior to and concurrently with our initial public offering, and shares of our common stock underlying the Sponsor Warrants. The holders of these securities also have certain “piggy-back” registration rights with respect to registration statements we file, subject to certain limitations. The holders of securities entitled to registration rights have waived their piggy-back rights with respect to the registration statement of which this prospectus forms a part.

We will bear the expenses incurred in connection with the filing of any such registration statements. In the event the registration statement we file to cover the offer and sale of these securities is not declared effective within 75 days after it is filed with the SEC, we may be required to pay additional interest to the holders as liquidated damages in the amount of 0.25% per annum of the 30-day volume weighted average price of the shares of our common stock.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of shares of our common stock and is based upon U.S. federal income tax law and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to you in light of your individual circumstances, including if you are subject to special tax rules that apply to certain types of investors (e.g., financial institutions, insurance companies, broker-dealers, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market tax accounting, S corporations, regulated investment companies, real estate investment trusts, investors that will hold our securities as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax.

This summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, (the “Code”), and that acquired the securities pursuant to this offering. We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. holder” is a beneficial holder of securities that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;
•	a corporation or other entity treated as a corporation for United States federal income tax purposes that is created or organized (or treated as created or organized) in or under the laws of the United States or any state or political subdivision thereof;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “Non-U.S. holder” is a beneficial holder of shares that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF INVESTING IN OUR SECURITIES, AS WELL AS THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Distributions.

If we pay cash distributions to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of such shares of common stock (taxed as described below under “U.S. Holders — Sale, Taxable Exchange or Other Taxable Disposition of Common Stock”).

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be taxed at the applicable rate for long-term capital gains.

Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.

A U.S. holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of shares of our common stock. Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares of common stock exceeds one year.

The amount of gain or loss recognized by a U.S. holder on such disposition of shares of common stock generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in such common stock. A U.S. holder’s adjusted tax basis in its share of common stock will generally equal the U.S. holder’s acquisition cost reduced by any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Medicare Surtax on Net Investment Income.

Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% Medicare contribution tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of a security. U.S. holders should consult their tax advisors regarding the applicability of this surtax to their income and gains in respect of an investment in a security.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our securities unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Distributions.

In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or

W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the shares of common stock (taxed as described below under “Non-U.S. Holders — Sale, Taxable Exchange or Other Taxable Disposition of Common Stock”). In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we may withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends that we pay to a Non-U.S. holder that are effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders. If the Non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on a sale, taxable exchange or other taxable disposition of shares of our common stock, in each case without regard to whether such securities were held as part of a unit, unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);
•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above generally will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above (and that is not effectively connected with the conduct of a trade or business by the Non-U.S. holder in the United States) will be subject to a flat 30% U.S. federal income tax. Non-U.S. holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of our common stock generally will be treated as effectively connected with the conduct of a trade or business within the United States by the Non-U.S. holder and subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of shares of our common stock from a Non-U.S. holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding.

Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information reporting requirements generally will apply to payments of dividends and proceeds from the sale of our securities to Non-U.S. holders that are not exempt recipients (such as corporations). We must report annually to the IRS and to each such holder the amount of dividends or other distributions we pay to such Non-U.S. holder on our shares of common stock and the amount of tax withheld with respect to those distributions, regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which the Non-U.S. holder resides pursuant to the provisions of an applicable income tax treaty or exchange of information treaty. The gross amount of dividends and proceeds from the disposition of our common stock paid to a Non-U.S. holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be subject to backup withholding at the applicable rate.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale by a Non-U.S. holder of common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a Non-U.S. holder sells common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to such holder, unless the non-U.S. Holder provides appropriate certification (usually on an IRS Form W-8BEN or W-8BEN-E) to the broker of its status as a Non-U.S. holder or such Non-U.S. holder is an exempt recipient. In addition, for information reporting purposes, certain non-U.S. brokers with certain type of relationships with the United States will be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules may be refunded or credited against the Non-U.S. holder’s U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner to the IRS.

Foreign Account Tax Compliance Act.

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, our securities which are held by or through certain “foreign financial institutions” (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. You are urged to consult your tax advisor regarding the possible implications of FATCA on your investment in our securities.

UNDERWRITING

We and the selling stockholders are offering the shares of our common stock described in this prospectus through several underwriters for whom D.A. Davidson & Co., and Craig-Hallum Capital Group are acting as representatives. We, the selling stockholders and the underwriters have entered into an underwriting agreement dated         , 2016. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase on a firm commitment basis, and we and the selling stockholders have agreed to sell to the underwriters, the number of shares of common stock in the following table:

Underwriter	Number of Shares
D.A. Davidson & Co.
Craig-Hallum Capital Group LLC
Total

Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the underwriters and subject to the underwriters’ right to reject any order, in whole or in part.

Commission and Discounts

Shares of common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $     per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the underwriters to other brokers or dealers at a discount of up to $     per share from the public offering price. If all of the shares of common stock are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional shares of our common stock:

Paid by us

	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discount
Proceeds to us, before expenses

Paid by the selling stockholders

	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discount
Proceeds to the selling stockholders, before expenses

We estimate the expenses of this offering payable by us, but not including the underwriting discounts, will be approximately $500,000. This amount includes an amount not to exceed $75,000 that we have agreed to reimburse the underwriters for certain fees and expenses incurred by them in connection with this offering.

Option to Purchase Additional Shares

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of      additional shares of our common stock from us, at the public offering price less underwriting discounts and commissions. The underwriters may exercise this option, in whole or from time to time in part, solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the additional shares of common stock in approximately the same proportion as they purchased the shares of common stock shown in the preceding table. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold.

Lock-up Agreements

Subject to the exceptions described below, we, our executive officers and directors, and the selling stockholders have agreed with the underwriters that, during the period ending 180 days after the date of this prospectus, which we refer to as the lock-up period, none of us will, without the prior consent of D.A. Davidson & Co., as representative of the several underwriters, directly or indirectly, offer, sell or otherwise dispose of, or agree to dispose of, any shares of common stock or any securities which may be converted into or exchanged or exercised for any shares of common stock (collectively, the “Lock-Up Securities”); exercise any right with respect to the registration of any of such securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act; enter into any swap, hedge or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of our common stock; or publicly disclose the intention to make any such offer, sale or other disposition, or to enter into any such swap, hedge or other arrangement.

The foregoing restrictions do not apply to:

•	the sale by us of shares of common stock to the underwriters;
•	the issuance by us of shares of common stock pursuant to, or the grant of options under, our existing equity incentive plans;
•	the filing of Form S-8 registration statements relating to shares of our common stock issued or issuable under our equity incentive plans;
•	the repurchase of Lock-Up Securities by us in connection with the termination of an employee’s employment with us;
•	transfers of Lock-Up Securities that are not required to be reported under Section 16 of the Exchange Act;
•	transfers of Lock-Up Securities that do not involve a disposition for value; and
•	transfers of Lock-Up Securities with respect to which the transferor does not otherwise voluntarily effect any public filing or report during the lock-up period (a) as a bona fide gift; (b) to any immediate family of the transferor or to any trust family limited partnership or similar entity for the direct or indirect benefit of the transferor or the immediate family of the transferor; (c) if the transferor is a corporation, partnership or other business entity, as a distribution to limited partners, members or stockholders or other equity holders of the transferor; (D) if the transferor is a trust, to the beneficiaries thereof; (E) if the transferor is a corporation, partnership or other business entity, to the transferor’s affiliates; (F) pursuant to a qualified domestic order or in connection with a divorce settlement; (G) by will or intestate succession upon the death of the transferor; or (H) to any investment fund or other entity, controlled or managed by the transferor; provided that, in any such case the transferee or transferees will execute and deliver to the underwriters, before such transfer, an agreement to be bound by the restrictions described above.

In addition, the lock-up provisions do not apply to the sale of up to 350,000 shares of our common stock by 1347 Investors LLC and the sale of up to 150,000 shares of our common stock by FdG HVAC LLC (collectively, the “Carve-Out Shares”), beginning on the 91st day after the date of this prospectus, or to pledges of Lock-Up Securities and transfers of up to 193,334 warrants by 1347 Investors LLC to its lenders under certain loan agreements existing as of the date hereof. Moreover, each such selling stockholder may exercise its “piggyback” registration rights with respect to any securities of the Company that such stockholder owns if the Company undertakes an additional primary offering of Common Stock; and the Company may file or cause to be filed a registration statement under the Securities Act covering the resale of the Carve-Out Shares, in each case after the 91st day after the date set forth on this prospectus.

In addition, during the lock-up period, our executive officers, directors, and affiliates may (a) sell shares of common stock purchased thereby on the open market after completion of the offering if (i) such sales are not required to be reported in any public report or filing with the SEC during the lock-up period and (ii) the seller does not otherwise voluntarily effect any public filing or report regarding such sales during the lock-up period; or (b) exercise any rights to purchase, exchange or convert any options granted pursuant to our equity incentive plans, warrants or any other securities convertible into or exchangeable or exercisable for shares of our common stock, in each case as disclosed in the prospectus, provided that (x) the shares of common stock received upon such exercise, exchange or conversion shall remain subject to the lock-up restrictions described above and (y) if the seller is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock during the lock-up period, the seller shall include a statement in such report to the effect that such transfer was not a disposition for value.

Pricing of the Offering

The public offering price will be negotiated among us and the underwriters. The factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, include the information set forth in, or incorporated by reference into, this prospectus, our financial and operating performance, estimates of our business potential and earnings prospects and those of our industry in general, an assessment of management and the consideration of the above factors in relation to market valuation of companies in related businesses. The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors than an active trading market will develop for our common stock or that the common stock will trade in the public market at or above the initial offering price.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “LMB.”

Indemnification and Contribution

We and the selling stockholders have agreed to indemnify the underwriters and their affiliates, selling agents and controlling persons against certain liabilities, including under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in over-allotment and stabilizing transactions, syndicate covering transactions, and penalty bids.

•	Over-allotment transactions involve sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that the underwriters may purchase under the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising the over-allotment option, purchasing shares in the open market or both.
•	Stabilizing transactions consist of bids or purchases of our common stock so long as the stabilizing bids do not exceed a specified maximum.
•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. If the underwriters sell more shares than they are obligated to purchase (i.e., a naked short position), the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase shares in this offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a selling group member when the common stock originally sold by the member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the market price of our common stock.

Passive Market Making

In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and selling group members are not required to engage in passive market making and may end passive market-making activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained on any other website maintained by the underwriters is not part of this prospectus, has not been approved or endorsed by the underwriters or us, and should not be relied upon by investors.

Affiliations

Craig-Hallum Capital Group acted as a non-exclusive financial advisor to 1347 Capital in the Business Combination, and in connection therewith has received fees of $320,000, and will receive an additional $70,000, from us. The financial advisory agreement between 1347 Capital and Craig-Hallum Capital Group also requires us to offer to engage Craig-Hallum as a co-managing underwriter in this offering.

The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, valuation and brokerage activities. From time to time, the underwriters and/or their affiliates have directly and indirectly engaged, or may engage, in various financial advisory and investment banking services for us and our affiliates, for which they received, or may receive, customary compensation, fees and expense reimbursement. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our common stock, and may do so in the future. The underwriters have advised us that, except as specifically contemplated in the underwriting agreement, they owe no fiduciary or other duties to us in connection with this offering, and they have agreements and relationships with, and owes duties to, third parties, including potential purchasers of the securities in this offering, that may create actual, potential or apparent conflicts of interest between the underwriters and us.

LEGAL MATTERS

Winston & Strawn LLP, New York, New York will pass upon the validity of the shares of common stock being offered by this prospectus. K&L Gates LLP is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Limbach Holdings LLC and subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 included herein have been so included in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits or schedules filed therewith. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock that we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates.

You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings with the SEC, including the registration statement and our periodic reports, proxy statements and other information, are also available to you for free on the SEC’s internet website at www.sec.gov.

We also maintain an internet site at www.limbachinc.com. Information on, or accessible through, our website is not part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Members’ (Deficit) Equity	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2016 (Successor) (Unaudited) and December 31, 2015 (Predecessor)	F-22
Condensed Consolidated Statements of Operations for the period from July 20, 2016 through September 30, 2016 (Successor) (Unaudited), the period from July 1, 2016 through July 19, 2016 (Predecessor) (Unaudited) and the period from July 1, 2015 through September 30, 2015 (Predecessor) (Unaudited)	F-23
Condensed Consolidated Statements of Operations for the period from July 20, 2016 through September 30, 2016 (Successor) (Unaudited), the period from January 1, 2016 through July 19, 2016 (Predecessor) (Unaudited) and the period from January 1, 2015 through September 30, 2015 (Predecessor) (Unaudited)	F-24
Condensed Consolidated Statement of Stockholders’ Equity for the period from July 20, 2016 through September 30, 2016 (Successor) (Unaudited)	F-25
Condensed Consolidated Statement of Members’ Equity for the period from December 31, 2015 through July 19, 2016 (Predecessor) (Unaudited)	F-25
Condensed Consolidated Statements of Cash Flows for the period from July 20, 2016 through September 30, 2016 (Successor) (Unaudited), the period January 1, 2016 through July 19, 2016 (Predecessor) (Unaudited) and the period January 1, 2015 through September 30, 2015 (Predecessor) (Unaudited)	F-26
Notes to Condensed Consolidated Financial Statements	F-28

Report of Independent Registered Public Accounting Firm

The Members
Limbach Holdings LLC and Subsidiaries
Pittsburgh, Pennsylvania

We have audited the accompanying consolidated balance sheets of Limbach Holdings LLC and Subsidiaries as of December 31, 2015 and 2014 and the consolidated related statements of operations, members’ (deficit)/equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Indianapolis, Indiana
April 15, 2016

Limbach Holdings LLC and Subsidiaries

Consolidated Balance Sheets

	December 31 2015	December 31 2014
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$6,107	$8,612
Restricted cash	63	63
Accounts receivable, net of allowance for doubtful accounts	85,357	73,858
Costs and estimated earnings in excess of billings on uncompleted contracts	20,745	12,896
Advances to and equity in joint ventures, net	6	5
Other current assets	1,793	1,743
Total current assets	114,071	97,177
Property and equipment, net	13,221	12,023
Other assets	37	70
Total assets	$127,329	$109,270
Liabilities and members’ equity
Current liabilities:
Current portion of long-term debt	$2,698	$3,021
Accounts payable including retainage	42,569	39,911
Billings in excess of costs and estimated earnings on uncompleted contracts	26,272	24,669
Accrued expenses and other current liabilities	15,660	9,044
Total current liabilities	87,199	76,645
Noncurrent liabilities:
Long-term debt, net of current portion	30,957	27,049
Other long-term liabilities	964	1,615
Total noncurrent liabilities	31,921	28,664
Total liabilities	119,120	105,309
Members’ equity	8,209	3,961
Total liabilities and members’ equity	$127,329	$109,270

See accompanying notes

Limbach Holdings LLC and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31 2015	Year Ended December 31 2014	Year Ended December 31 2013
	(In Thousands)
Revenue, net	$331,350	$294,436	$327,781
Cost of services	285,938	255,381	284,703
Gross profit	45,412	39,055	43,078
Selling, general, and administrative expenses	37,767	33,972	34,729
Operating income	7,645	5,083	8,349
Other income (expense):
Gain (loss) on sale of property and equipment	(73)	37	5
Interest expense	(3,200)	(3,134)	(3,051)
Total other income (expense)	(3,273)	(3,097)	(3,046)
Net income	$4,372	$1,986	$5,303

See accompanying notes

Limbach Holdings LLC and Subsidiaries

Consolidated Statements of Members’ (Deficit)/Equity

Total Members (Deficit) Equity
(In Thousands)
Balance, December 31, 2012	$(2,975)
Net income	5,303
Distributions	(78)
Balance, December 31, 2013	2,250
Net income	1,986
Distributions	(275)
Balance, December 31, 2014	3,961
Net income	4,372
Distributions	(124)
Balance, December 31, 2015	$8,209

See accompanying notes

Limbach Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31 2015	Year Ended December 31 2014	Year Ended December 31 2013
	(In Thousands)
Operating activities
Net income	$4,372	$1,986	$5,303
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	2,598	2,442	2,384
Amortization	32	152	206
Allowance for doubtful accounts	(41)	(56)	78
Paid-in-kind interest on subordinated debt	2,702	2,391	2,423
(Gain) loss on sale of property and equipment	73	(37)	(15)
	9,736	6,878	10,379
Changes in operating assets and liabilities:
Decrease in restricted cash	—	21	1,490
Decrease (increase) in accounts receivable	(11,458)	(2,699)	213
Decrease (increase) in costs and estimated earnings in excess of billings on uncompleted contracts	(7,849)	(495)	4,492
Decrease (increase) in other current assets	(50)	(6)	72
Decrease (increase) in other assets	1	(52)	—
Increase in accounts payable	2,658	449	715
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	1,603	(193)	700
Increase (decrease) in accrued expenses and other current liabilities	6,616	381	(3,328)
Decrease in other long-term liabilities	(651)	(153)	(529)
Total cash provided by operating activities	606	4,131	14,204
Investing activities
Proceeds from sale of property and equipment	58	71	44
Decrease (increase) in advances to joint ventures	(1)	1	(2)
Acquisition of intangibles	—	—	(40)
Purchases of property and equipment	(2,380)	(889)	(2,007)
Net cash used in investing activities	(2,323)	(817)	(2,005)
Financing activities
Proceeds from revolving credit facility	63,553	66,690	61,023
Payments on revolving credit facility	(61,053)	(68,190)	(62,523)
Payments on other term loan	(2,074)	(2,073)	(2,070)
Payments on subordinated debt facility	—	(766)	(2,324)
Payments on capital leases	(1,090)	(957)	(768)
Payment of distributions	(124)	(275)	(78)
Net cash used in financing activities	(788)	(5,571)	(6,740)
Increase (decrease) in cash and cash equivalents	(2,505)	(2,257)	5,459
Cash and cash equivalents, beginning of period	8,612	10,869	5,410
Cash and cash equivalents, end of period	$6,107	$8,612	$10,869
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Financing property and equipment with capital leases	$1,547	$1,003	$1,560
Interest Paid	$527	$1,489	$2,937

See accompanying notes

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

1. Organization and Nature of Business

Limbach Holdings LLC (the Company) is a holding company that through its membership in Limbach Facility Services LLC, wholly owns entities (Limbach Company LLC, Harper Limbach LLC, Harper Limbach Construction LLC and Limbach Company LP). Through these entities we operate our business in two segments, (i) Construction, in which we generally manage large construction or renovation projects that involve primarily HVAC, plumbing and electrical services, and (ii) Services, in which we provide maintenance or service primarily on HVAC, plumbing or electrical services. This work is primarily performed under fixed price, modified fixed price, and time and material contracts over periods of typically less than two years. The Company’s customers operate in several different industries, including healthcare, education, government, commercial, manufacturing, entertainment, and leisure. The Company operates primarily in the Northeast, Mid-Atlantic, Southeast, Midwest, and Southwestern regions of the United States. Under the terms of the Company’s operating agreement, no LLC member shall be personally liable for any debt, obligation or liability of the Company.

2. Significant Accounting Policies

Principles of Consolidation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include all amounts of Limbach Holdings LLC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The Company believes the most significant estimates and assumptions are associated with revenue recognition on construction contracts, insurance reserves, and contingencies. If the underlying estimates and assumptions upon which the consolidated financial statements are based change in the future, actual amounts may differ from those included in the accompanying consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having maturity of three months or less at the time of purchase. The Company maintains demand accounts at several domestic banks. From time to time, account balances have exceeded the maximum available Federal Deposit Insurance Corporation (FDIC) coverage limit.

Recent Accounting Pronouncements

The effective dates shown in the following pronouncements are private company effective dates based upon the Company’s current status as an Emerging Growth Company.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 provides a framework that replaces the existing revenue recognition guidance. The guidance can be applied on a full retrospective or modified retrospective basis whereby the entity records a cumulative effect of initially applying this update at the date of initial application. We have not yet selected a method of application nor have we determined the potential impact this authoritative guidance will have on our consolidated financial statements. It is effective for annual periods beginning after December 15, 2018, including interim periods within that reporting period.

In February 2016, FASB issued ASU No. 2016-02, “Leases (Topic 842).” ASU 2016-02 provides an approach for classifying leases as either finance leases or operating leases. For either classification a right-of-use

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

2. Significant Accounting Policies  – (continued)

asset and a lease liability will be required to be recognized, unless the term of the lease is one year or less. The guidance is required to be applied using a modified retrospective approach which includes optional practical expedients. We are currently evaluating the potential impact of this authoritative guidance on our consolidated financial statements. It is effective for annual periods beginning after December 15, 2019, including interim periods within that reporting period.

In August 2014 an accounting pronouncement was issued by the FASB which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and provide related footnote disclosures. ASU 2014-15 is effective for annual and interim reporting periods beginning on or after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The standard allows for either a full retrospective or modified retrospective transition method. We do not expect this standard to have any impact on our consolidated financial statements upon adoption.

Accounts Receivable

Accounts receivable include amounts billed to customers under retention provisions in construction contracts. Such provisions are standard in the Company’s industry and usually allow for a small portion of progress billings or the contract price to be withheld by the customer until after the Company has completed work on the project, typically for a period of six months. Based on the Company’s experience with similar contracts in recent years, billings for such retention balances at each balance sheet date are finalized and collected within the subsequent year.

The carrying value of the receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. Management provides for probable uncollectible accounts through a charge to earnings and a credit to the allowance account based on its assessment of the current status of individual accounts, type of service performed, and current economic conditions. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance and an adjustment of the account receivable.

Revenues and Cost Recognition

Revenues from fixed price and modified fixed price contracts are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenues from time and materials contracts are recognized as services are performed.

Contract costs include direct labor, material, and subcontractor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, depreciation, and insurance. Selling, general, and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period in which such amounts are incurred. Total estimated contract costs are based upon management’s current estimate of total costs at completion. Contract revenue for long-term construction contracts is based upon management’s estimate of contract prices at completion, including revenue for additional work on which contract pricing has not been finalized (claims). Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Provisions for such losses are included in Billings in excess of costs and estimated earnings on uncompleted contracts and totaled $90 and $106 as of December 31, 2015 and 2014, respectively. In the twelve months ended December 31, 2013, one of our operating locations recorded a revision in contract estimate on a project resulting in a write down to this individual project of $618. In the twelve months ended December 31, 2014, two of our operating locations recorded revisions in contract estimates on individual projects resulting in write downs to those individual projects totaling $1.2 million. Also, in the twelve months ended December 31, 2014, one of our

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

2. Significant Accounting Policies  – (continued)

operating locations recorded a revision in contract estimate on a project resulting in a project write up to this individual project of $861. In the twelve months ended December 31, 2015, one of our operating locations recorded a revision in contract estimate on a project resulting in a write down to this individual project of $856. Also, in the twelve months ended December 31, 2015, one of our operating locations recorded a revision in contract estimate on a project resulting in a project write up to this individual project of $718. Cumulative changes in estimates across all projects for the years ended December 31, 2015, 2014 and 2013 were not material to the financial statements.

In addition to revenue recognition for long-term construction contracts, the Company recognizes revenues from service contracts as these services are performed. There are two basic types of service contracts: fixed price service contracts which are signed in advance for maintenance, repair, and retrofit work over a period, typically of one year, and service contracts not signed in advance for similar maintenance, repair, and retrofit work on an as-needed basis. Fixed price service contracts are generally performed evenly over the contract period, and accordingly, revenue is recognized on a pro rata basis over the life of the contract. Revenues derived from other service contracts are recognized when the services are performed. Expenses related to all service contracts are recognized as services are provided. Costs and estimated earnings in excess of billings on uncompleted contracts reflected in the consolidated balance sheets arise when revenues have been recognized but the amounts cannot be billed under the terms of the contracts. Also included in Costs and estimated earnings on uncompleted contracts are amounts the Company seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to scope and price, or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Such amounts are recorded at estimated net realizable value when realization is probable and can be reasonably estimated. No profit is recognized on the construction costs incurred in connection with claim amounts. Claims and unapproved change orders made by the Company may involve negotiation and, in rare cases, litigation. Unapproved change orders and claims also involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded claims and unapproved change orders may be made in the near term. If the Company does not successfully resolve a claim and or an unapproved change order, a net expense (recorded as a reduction in revenues) may be required, in addition to amounts that have been previously provided for. Claims against the Company are recognized when a loss is considered probable and amounts are reasonably determinable. Billings in excess of costs and estimated earnings on uncompleted contracts represent billings in excess of revenues recognized.

In accordance with industry practice, we classify as current all assets and liabilities relating to the performance of long-term contracts. The term of our contracts ranges from one month to three years and, accordingly, collection or payment of amounts relating to these contracts may extend beyond one year.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the improvements.

Subsequent Events

Subsequent to year end, in January 2016, the Company increased the amount of its credit facility from $30,000 to $35,000 and extended the maturity date from January 2016 to May 2018. In addition, the Company converted an existing term loan into a draw term loan facility and the amount of that facility was increased to $7,500, of which $5,500 is available to be drawn in increments not to exceed $2,000.

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

2. Significant Accounting Policies  – (continued)

Subsequent to year end, in March 2016, the Company entered into a Definitive Agreement with 1347 Capital Corp (“1347 Capital”), a public company, in which 1347 Capital will merge with the Company. The Company’s current equityholders will receive aggregate consideration of $60 million, consisting of an as yet to be determined mix of cash and stock, for their interests in the Company. The transaction is expected to close in June or July 2016 and is subject to the approval of 1347 Capital’s stockholders.

The Company evaluated subsequent events through April 15, 2016 that required incremental disclosure or adjustment to the December 31, 2015 consolidated financial statements.

Self-Insurance

The Company purchases workers’ compensation and general liability insurance under policies with per-incident deductibles of $250 and a maximum aggregate deductible loss limit per year. The aggregate limit for workers’ compensation and general liability claims varies annually based on the amount of annual gross payroll. For the years 2015 and 2014 the aggregate limit for workers’ compensation and general liability claims fell in a range of $3,400 to $4,200. Losses incurred over primary policy limits are covered by umbrella and excess policies up to specified limits with an independent insurer. The Company accrues for the unfunded portion of costs for both reported claims and claims incurred but not reported. The liability for unfunded reported claims and future claims is reflected on the consolidated balance sheets as current and non-current liabilities. The liability is determined by determining a reserve for each reported claim on a case-by-case basis based on the nature of the claim and historical loss experience for similar claims plus an allowance for the cost of incurred but not reported claims. The current portion of the liability is included in Accrued expenses and other current liabilities on the consolidated balance sheets. The non-current portion of the liability is included in Other long-term liabilities on the consolidated balance sheets.

The Company is self-insured related to medical and dental claims under policies with annual per-claimant and annual aggregate stop-loss limits. The per claimant limit for medical claims was $175 and $150 for years 2015 and 2014, respectively. The per claimant limit for dental claims was $1.5 for years 2015 and 2014, respectively. The aggregate limit for medical claims varies annually based on the number of covered employees. For the years 2015 and 2014 the aggregate limit for medical claims fell in a range of $5,000 to $5,500. There is no aggregate limit for dental claims. The Company accrues for the unfunded portion of costs for both reported claims and claims incurred but not reported. The liability for unfunded reported claims and future claims is reflected on the consolidated balance sheets as a current liability in Accrued expenses and other current liabilities.

The components of the self-insurance are reflected below:

	2015	2014
Current liability – workers’ compensation and general liability	$619	$345
Current liability – medical and dental	259	248
Non-current liability	531	1,100
Total liability	1,409	1,693
Cash and cash equivalents-restricted	63	63

The restricted cash balance represents an imprest cash balance set aside for the funding of workers’ compensation and general liability insurance claims. This amount is replenished either when depleted or the beginning of each month.

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

2. Significant Accounting Policies  – (continued)

Income Taxes

The Company is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries that are organized as limited liability companies or limited partnerships have been provided for in the accompanying consolidated financial statements. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.

Segment Disclosure

The Company manages and measures performance of our business in two distinct operating segments: Construction and Service. The significant accounting policies described in this note are utilized within our segment reporting.

Fair Value Measurements

The Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:

•	Level 1 — quoted prices in active markets for identical assets and liabilities;
•	Level 2 — observable market based inputs or unobservable inputs that are corroborated by market data; and
•	Level 3 — significant unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s consolidated financial instruments are comprised of cash and cash equivalents, trade accounts receivable, and accounts payable which approximate fair value primarily due to their short-term maturities and low risk of counterparty default. The carrying value of the debt associated with the Company’s senior credit facility approximates its fair value due to the variable rate on such debt. The fair value of the Company’s subordinated debt was determined based upon Level 3 inputs including a comparison to current market conditions as shown by relevant indexes and average yields, security specific leverage, and seniority within the capital structure. Based on this analysis, the Company determined the fair value of its subordinated debt of $22,209 approximates its carrying value.

Stock Based Compensation

The Company measures future compensation expense for all stock options based on the fair value of the awards at the grant date using the Black-Scholes option pricing model. The Company’s stock options can only be exercised in conjunction with a change in control of the Company, consummation of an initial public offering, or dissolution of the Company, as defined by the agreement. Compensation expense for all outstanding options will be recorded upon a qualifying exercise event.

Joint Ventures

The Company accounts for its participation in joint ventures under the equity method of accounting. The Company’s entry into these joint ventures is for the purpose of bidding, negotiating and completing specific projects. The Company and its JV partner(s) separately enter into their own sub-contracts with the joint venture for each party’s respective portion of the work. All revenues and expenses and the related contract

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

2. Significant Accounting Policies  – (continued)

assets and liabilities related to Limbach’s sub-contract are recorded within the Company’s statement of operations and balance sheet, similarly to any other construction project. The joint venture itself does not accumulate any profits or losses as the joint venture revenues are equal to the sub-contracts it issues to the joint venture parties. The Company has exposure to losses in the event of failure or non-performance by its joint venture partners under the applicable sub-contract between the joint venture partner and the joint venture entity, by virtue of the terms of the joint venture agreement governing the joint venture entity. Under such circumstances, the Company could be required to perform or correct the work of its joint venture partner and could incur losses in the performance of that scope of work to the extent the Company’s cost incurred to complete the remaining scope of work under the joint venture partner’s sub-contract exceeds the amount remaining to be billed under the sub-contract. The amount of these potential losses could vary substantially depending on the nature of the failure or non-performance, the size of the project, and the joint venture’s contractual indemnification obligations consistent with industry norms. However, subject to these uncertainties, the Company believes the potential losses in the event of failure or non-performance by its joint venture partners as a whole would generally be less than the applicable joint venture partners’ sub-contract value for such projects less the work performed to date by the joint venture partner. The value of the joint venture partners’ sub-contracts open less work already performed by the joint venture partners was $27,300 at December 31, 2015. Actual losses attributable to failure or non-performance by the Company’s joint venture partners were approximately $75, $0 and $0 during each of the years ended December 31, 2015, 2014 and 2013. The Company had no amounts accrued at December 31, 2015 or 2014 for expected losses from joint venture partner non-performance.

The voting power and management of the joint ventures is shared by all joint venture partners, qualifying these entities for joint venture treatment under GAAP. The shared voting power and management responsibilities allow the Company to exercise significant influence without controlling the joint venture entity. As such the Company applies the equity method of accounting as defined in ASC 323.

3. Accounts Receivable and Allowance

Accounts receivable and the allowance for uncollectible accounts are comprised of the following:

	December 31
	2015	2014
Trade receivables	$70,192	$57,928
Retainage	15,307	16,113
Allowance for uncollectible accounts	(142)	(183)
Accounts and retainage receivable, net	$85,357	$73,858

The following is a rollforward of the allowance for uncollectible accounts:

Balance as of January 1, 2014	$239
Provision	77
Bad debt write-off	(102)
Recovery of previously written-off accounts	(31)
Balance as of December 31, 2014	$183
Provision	98
Bad debt write-off	(139)
Recovery of previously written-off accounts	—
Balance as of December 31, 2015	$142

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

4. Contracts in Progress

Contracts in Progress:

	December 31
	2015	2014
Revenue earned on uncompleted contracts	$390,847	$332,988
Less billings to date	(396,374)	(344,761)
Net overbilling	$(5,527)	$(11,773)
The above is reflected in the accompanying consolidated balance sheets as follows:
Costs and estimated earnings in excess of billings on uncompleted contracts	$20,745	$12,896
Billings in excess of costs and estimated earnings on uncompleted contracts	(26,272)	(24,669)
Net overbilling	$(5,527)	$(11,773)

Accounts payable includes retainage due to subcontractors totaling $5,959, and $7,428 as of December 31, 2015 and 2014, respectively.

The Company has asserted claims and may have unapproved change orders on certain construction projects. These occur typically as a result of scope changes and project delays. Management evaluates these items and estimates the recoverable amounts if this occurs. If significant, these recoverability estimates are evaluated to determine the net realizable value. If additional amounts are recovered, additional contract revenue would be recognized. The current estimated net realizable value on such items as recorded in costs and estimated earnings in excess of billings on uncompleted contracts in the consolidated balance sheets is listed below:

	December 31
	2015	2014
Gross amount of unresolved change orders and claims	$5,658	$3,701
Valuation allowance	—	—
Net amount of unresolved change orders and claims	$5,658	$3,701

5. Property and Equipment

Property and equipment consist of the following at December 31:

	2015	2014
Land and improvements	$1,420	$1,420
Buildings and leasehold improvements – 5 to 40	6,190	5,536
Machinery and equipment – 3 to 10	21,502	19,058
	29,112	26,014
Less accumulated depreciation	(15,891)	(13,991)
	$13,221	$12,023

The cost of assets recorded under capital leases was $7,917 and $6,571 at December 31, 2015 and 2014, respectively. Accumulated depreciation was $4,728 and $3,887, respectively. The depreciation expense from assets recorded under capital leases is included in depreciation.

Total depreciation expense for the years ended December 31, 2015, 2014 and 2013 was $2,598, $2,442 and $2,384 respectively.

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities are comprised of the following as of December 31:

	2015	2014
Accrued payroll and related liabilities	$2,977	$3,778
Accrued bonus and commissions	3,610	999
Accrued insurance liabilities	920	637
Accrued job costs	6,400	2,600
Other accrued liabilities	1,753	1,030
Total	$15,660	$9,044

7. Debt

Long-term debt consists of the following obligations at December 31:

	2015	2014
Senior credit facility – revolver	$7,000	$4,500
Senior credit facility – term loan – payable in quarterly installments of principal plus interest, through 2016	1,500	3,500
Subordinated debt	22,209	19,507
State of Ohio loan – payable in monthly installments of principal plus interest, 3% rate, through 2017	110	184
Capital leases – collateralized by vehicles, payable in monthly installments of principal plus interest ranging from 4.9% to 5.3% through 2020	2,836	2,379
	33,655	30,070
Less current portion	(2,698)	(3,021)
Long-term debt	$30,957	$27,049

Senior Credit Facility

The Company has a senior credit facility with a single lender. The revolving credit facility permits borrowings up to $30,000. Outstanding borrowings bear interest at Libor plus 2.75% at December 31, 2015 (2.99% assuming 30-day Libor) and Libor plus 3.75% at December 31, 2014 (3.91% assuming 30-day Libor), payable monthly. Subsequent to year end, in January 2016, the credit facility was increased to $35,000 and the maturity date was extended to May 2018. It is collateralized by substantially all of the Company’s assets except for real property. The credit facility contains certain restrictive covenants, which, among other things, require the Company to maintain certain financial ratios. The credit facility also contains cross-default provisions related to the subordinated debt facility (see below) and the underwriting agreement with the Company’s surety. During 2011, the company retired a portion of its subordinated debt using existing cash and a $10,000 term loan. Outstanding borrowings bear interest at Libor plus 3.25% at December 31, 2015 (3.49% assuming 30-day Libor) and Libor plus 4.25% at December 31, 2014 (4.41% assuming 30-day Libor), payable monthly. Subsequent to year end, in January 2016, the term loan was converted into a draw term loan facility and the amount of the facility was increased to $7,500, of which $5,500 is available to be drawn in increments not to exceed $2,000.

The Company had $17,977 of availability under this revolving credit facility at December 31, 2015. A commitment fee is payable on the average daily unused amount of the senior credit facility. The fee is 0.4% of the unused amount. The Company has an irrevocable letter of credit with its lender to secure obligations under its self-insurance program. At December 31, 2015 and 2014, the outstanding letters of credit related to this program was $3,390, and $2,890, respectively.

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

7. Debt  – (continued)

Subordinated Debt

The subordinated debt is unsecured and bears paid in kind interest at 13%. The subordinated debt contains similar covenants to the senior credit facility. This debt is held entirely by the majority owner of the Company. The Company is permitted to pay monthly on the subordinated interest as long as the Company exceeds certain tangible net worth and working capital baselines. The Company currently exceeds those thresholds but Management elected to suspend any interest payments in the interim. Subsequent to year end, in January 2016, the maturity date of the principal and the paid in kind interest was extended to December 2018. A former subordinated debt holder and equity owner had 1,111,111 warrants to purchase an equivalent number of units at $3 per unit. The warrants were not puttable. The warrant agreement required settlement in shares of the Company. There was no mandatory or contingent redemption obligation. The warrants were indexed to the Company’s stock. Those warrants expired in November 2014.

Approximate maturities on long-term debt and capital leases are as follows:

Amount
Year ending December 31:
2016	$2,698
2017	926
2018	29,737
2019	290
2020	4
$33,655

8. Management Option Plan

Effective July 20, 2006, the Board of Directors adopted a management option plan for executives and key employees and reserved 1,697,500 Class C units for that purpose. The option plan was amended by the Board of Directors in 2015 to increase the number of Class C units available to 2,000,000. The options vest over four years; 50% in year two and 25% in years three and four respectively, and all unexercised options expire fifteen years from the date of issuance. Unexercised options expire between 2021 and 2030. The management options can only be exercised in conjunction with a change in control of the Company, consummation of an initial public offering, or dissolution of the Company, as defined by the agreement. No compensation expense has been recognized on the options and no options have been exercised. Compensation expense to be recognized upon consummation of a qualifying exercise event is $1,413.

Stock option activity for 2015, 2014 and 2013 is set forth below:

Stock Option Activity	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2013	5,000	$2.64
Granted	—	0.00
Vested	(5,000)	2.64
Forfeited	—	0.00
Unvested at December 31, 2013	—	0.00
Granted	120,000	0.18
Vested	—	0.00
Forfeited	—	0.46
Unvested at December 31, 2014	120,000	0.18
Granted	320,000	3.92
Vested	—	0.00
Forfeited	—	0.00
Unvested at December 31, 2015	440,000	2.90

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

8. Management Option Plan  – (continued)

For options issued in 2014 and 2015 the following assumptions were utilized in the Black-Scholes pricing model:

	2015	2014
Dividend yield	—	—
Expected volatility	75%	45%
Risk free rate of return	1.22%	1.41%
Expected life of options	4 years	4 years
Weighted average grant date fair value	$3.92	$0.18

Forfeitures have historically been insignificant so they were estimated at zero.

The Company had the following options vested at December 31:

Options vested at January 1, 2013	1,362,500
Vested during 2013	5,000
Forfeited during 2013	—
Options vested at December 31, 2013	1,367,500
Vested during 2014	—
Forfeited during 2014	(30,000)
Options vested at December 31, 2014	1,337,500
Vested during 2015	—
Forfeited during 2015	(25,000)
Options vested at December 31, 2015	1,312,500

Stock options outstanding at December 31, 2015, have a weighted-average remaining contractual life of approximately 8 years. Total options available for grant were 247,500 and 240,000 at December 31, 2015 and 2014, respectively. Management expects the remaining 440,000 of unvested options to vest in 2016 upon consummation of the merger transaction discussed in Note 2.

Exercise Price and Weighted Average Exercise Price	Outstanding as of December 31, 2015	Weighted Average Remaining Life (years)	Exercisable as of December 31, 2015
$2.73	1,167,500	5.7	—
$4.75	120,000	7.7	—
$6.00	25,000	9.3	—
$2.20	120,000	14.0	—
$2.00	160,000	14.6	—
$2.25	82,500	14.6	—
$2.75	77,500	14.6	—
	1,752,500	8.0	—

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

9. Retirement Plan

The Company maintains a 401(k) plan for participating employees. The Company contributes an amount equal to 100% of an employee’s contribution up to 4% of such employee’s salary in a given year. The Company’s mandatory contributions were $1,253 in 2015, $1,181 in 2014 and $1,124 in 2013.

10. Multiemployer Plans

The Company participates in approximately 50 multiemployer pension plans (“MEPPs”) that provide retirement benefits to certain union employees in accordance with various collective bargaining agreements (“CBAs”). As one of many participating employers in these MEPPs, the Company is responsible with the other participating employers for any plan underfunding. The Company’s contributions to a particular MEPP are established by the applicable CBAs; however, required contributions may increase based on the funded status of an MEPP and legal requirements of the Pension Protection Act of 2006 (the “PPA”), which requires substantially underfunded MEPPs to implement a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) to improve their funded status. Factors that could impact funded status of an MEPP include, without limitation, investment performance, changes in the participant demographics, decline in the number of contributing employers, changes in actuarial assumptions and the utilization of extended amortization provisions. Assets contributed to the MEPPs by the Company may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to an MEPP, the unfunded obligations of the MEPP may be borne by the remaining participating employers.

An FIP or RP requires a particular MEPP to adopt measures to correct its underfunding status. These measures may include, but are not limited to: (a) an increase in the Company’s contribution rate as a signatory to the applicable CBA, (b) a reallocation of the contributions already being made by participating employers for various benefits to individuals participating in the MEPP and/or (c) a reduction in the benefits to be paid to future and/or current retirees. In addition, the PPA requires that a 5% surcharge be levied on employer contributions for the first year commencing shortly after the date the employer receives notice that the MEPP is in critical status and a 10% surcharge on each succeeding year until a CBA is in place with terms and conditions consistent with the RP.

The Company could also be obligated to make payments to MEPPs if it either ceases to have an obligation to contribute to the MEPP or significantly reduces its contributions to the MEPP because it reduces the number of employees who are covered by the relevant MEPP for various reasons, including, but not limited to, layoffs or closure of a subsidiary assuming the MEPP has unfunded vested benefits. The amount of such payments (known as a complete or partial withdrawal liability) would equal the Company’s proportionate share of the MEPPs’ unfunded vested benefits. The Company believes that certain of the MEPPs in which it participates may have unfunded vested benefits. Due to uncertainty regarding future factors that could trigger withdrawal liability, as well as the absence of specific information regarding the MEPP’s current financial situation, the Company is unable to determine (a) the amount and timing of any future withdrawal liability, if any, and (b) whether its participation in these MEPPs could have a material adverse impact on the Company’s financial condition, results of operations or liquidity. In 2015, the Company terminated its relationship with the Teamsters local union in Michigan. As a result of the termination, the Collective Bargaining Agreement required the Company to pay an assessment for future pension liabilities. The company paid $42 and accrued $375 for a total expense of $417 incurred in 2015. $417 is the full amount the Company is liable for under the settlement agreement.

The following table lists data related to the MEPPs in which the Company’s contributions exceeded $100 in 2015, 2014 and 2013. Additionally, this table also lists all MEPPs to which the Company contributed in excess of $40 in 2015 for MEPPs in either the critical or endangered status. Additionally, this table also lists the PPA Zone Status for MEPPs as the critical status (red zone-less than 65% funded), the endangered status (yellow-less than 80% funded) or neither critical or endangered status (green-greater than 80% funded). The zone status represents the most recent available information for the respective MEPP, which is 2014 for the

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

10. Multiemployer Plans  – (continued)

2015 year, 2013 for the 2014 year and 2012 for the 2013 year. These dates may not correspond with the Company’s calendar year contributions. The zone status is based on information received from the MEPPs and is certified by the MEPPs’ actuaries. The “FIP/RP Status” column indicates MEPPs for which a financial improvement plan (FIP) or rehabilitation plan (RP) has been adopted or implemented.

Pension Fund	Operating Location	EIN/Pension Plan Number	PPA Zone Status		FIP/RP Status	Contributions (in thousands)			Contributions greater than 5% of total contributions	Surcharge Imposed	Expiration date of CBA
			2014	2013		2015	2014	2013
Plumbers & Pipefitters Local 189, Local Pension Fund	OH	31-0894807	Green	Green	N/A	677	761	866	Yes	N/A	May-18
Sheet Metal Workers’ Local Union 24 & 98	OH	31-6171213	Yellow	Yellow	Implemented	380	747	1,040	No	N/A	May-18
Pipefitter Local 537	MA	51-6030859	Green	Green	N/A	1,025	887	802	No	N/A	August-17
Sheet Metal Local #105 Orange Empire, Sheet Metal Workers Trust Fund	CA	95-6052257	Yellow	Yellow	Implemented	911	683	697	No	N/A	June-20
Local #602 Steamfitters	DC	52-2187219	Green	Yellow	Implemented	818	592	560	No	N/A	July-16
Sheet Metal Local #80	MI	38-6105633	Yellow	Yellow	Implemented	667	558	635	No	N/A	May-18
Steamfitters Local Union No 420 Pension Fund	PA	23-2004424	Red	Red	Implemented	375	527	500	No	N/A	May-16
Plumbers & Pipefitters Local Union No. 333	MI	38-3545518	Yellow	Yellow	Implemented	523	401	61	No	N/A	May-18
Pipefitters Local #636	MI	38-3009873	Yellow	Yellow	Implemented	374	377	373	No	N/A	May-16
Pipefitters Local 250, Southern California Pipe Trades	CA	51-6108443	Green	Green	N/A	528	373	834	No	N/A	June-18
Sheet Metal Workers National Benefit Funds	CA	52-6112463	Yellow	Yellow	Implemented	399	311	355	No	N/A	June-18
Sheet Metal Workers National Benefit Funds	OH	52-6112463	Yellow	Yellow	Implemented	164	293	389	No	N/A	May-18
Sheet Metal Workers’ National Benefit Funds	PA	52-6112463	Yellow	Yellow	Implemented	215	271	197	No	N/A	June-16
Plumbers & Pipefitters Local 5 National Pension Fund	MD	52-6152779	Yellow	Yellow	Implemented	341	241	195	No	N/A	July-18
Plumbers Local #98	MI	38-3031916	Red	Red	Implemented	284	232	237	No	N/A	May-19
Plumbers & Pipefitters Local 189 National Pension Fund	OH	52-6152779	Yellow	Yellow	Implemented	182	227	292	No	N/A	May-18
Local 26 Electricians, Local 26 IBEW NECA Trust Funds	DC	52-6038489	Green	Green	N/A	202	209	134	No	N/A	May-18
Steamfitters Local #449 Multiple Funds	PA	25-6032401	Green	Green	N/A	179	181	146	No	N/A	May-18
Plumbers & Pipefitters Local 577	OH	31-6134953	Yellow	Yellow	Implemented	271	133	11	No	N/A	May-18
Local ARCA Pipe Refrigeration	CA	95-6035386	Green	Green	N/A	140	149	180	No	N/A	August-19
Local 27 Plumbers	PA	25-6034928	Green	Yellow	Implemented	134	143	144	No	N/A	May-18
Plumbers & Pipefitters Local #354 Combined Funds	PA	25-6148991	Yellow	Yellow	Implemented	91	116	133	No	N/A	May-20
Sheet Metal Workers Local Union #7	MI	38-6082372	Yellow	Yellow	Implemented	175	103	46	No	N/A	April-16
Local 596 Electricians, Local 596 IBEW NECA	WV	55-0675342	Green	Green	N/A	128	103	—	No	N/A	May-15
Plumbers & Pipefitters Local 354 National Pension Fund	PA	52-6152779	Yellow	Yellow	Implemented	68	95	107	No	N/A	May-20
Plumbers & Pipefitters Local 537 National Pension Fund	MA	52-6152779	Yellow	Yellow	Implemented	89	86	81	No	N/A	August-17
Plumbers & Pipefitters Local 577 National Pension Fund	OH	52-6152779	Yellow	Yellow	Implemented	81	27	2	No	N/A	May-18
Local 307	MD	52-1057284	Green	Green	N/A	212	60	—	No	N/A	May-16

The nature and diversity of the Company’s business may result in volatility of the amount of contributions to a particular MEPP for any given period. That is because, in any given market, the Company could be working on a significant project and/or projects, which could result in an increase in the direct labor force and a corresponding increase in contributions to the MEPP(s) dictated by the applicable CBA. When

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

10. Multiemployer Plans  – (continued)

that particular project(s) finishes and is not replaced, the level of direct labor would also decrease, as would the level of contributions to the particular MEPP(s). Additionally, the level of contributions to a particular MEPP could also be affected by the terms of the CBA, which could require at a particular time, an increase in the contribution rate and/or surcharges.

Total contributions to the various union construction industry MEPP, welfare, training and other benefits programs in accordance with the CBA’s was $26,543 in 2015, $24,326 in 2014 and $24,973 in 2013.

11. Related-Party Transactions

Limbach Management Holding Company, LLC (LMHC) contributed capital of $4,000, of which $1,000 is evidenced by a note payable to the Company, which is included in Member’s Equity. The interest rate on the note is 6%. The note matures upon the earlier of the date of a change in control (as defined in the note), the date that is one year after the consummation of an initial public offering of the Company, or the date on which there is a dissolution of the Company. If accrued interest was outstanding, interest receivable related to the note would be included in other assets. The amount due to the Company at December 31, 2015 and 2014 was $0.

The Company also has a management services agreement with LMHC and an affiliate of another equity member, FdG Associates LP (FdG), for LMHC and FdG to perform certain advisory and consulting services. In consideration for such services, the Company is charged a quarterly fee of $50 by LMHC and $250 by FdG. Amounts owed to LMHC relating to the agreement totaled $50 and $100 at December 31, 2015 and 2014, respectively, and amounts owed to FdG relating to the agreement totaled $250 and $500 at December 31, 2015 and 2014, respectively.

12. Commitments and Contingencies

Leases

Operating leases consist primarily of leases for real property and equipment. The leases frequently include renewal options, escalation clauses, and require the Company to pay certain occupancy expenses. Lease expense was approximately $2,491 in 2015, $2,612 in 2014 and $2,556 in 2013.

Capital leases consist primarily of leases for vehicles. The leases are collateralized by the vehicles and require monthly payments of principal and interest.

The approximate future minimum payments under capital leases and non-cancelable operating leases are as follows as of December 31, 2015:

	Capital Leases	Operating Leases
Year ending December 31:
2016	$1,275	$2,487
2017	1,011	2,679
2018	599	1,875
2019	329	1,703
2020	5	1,097
Thereafter	—	2,838
Total minimum lease payments	3,219	$12,679
Amounts representing interest	(383)
Present value of net minimum lease payments	$2,836

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

12. Commitments and Contingencies  – (continued)

Legal

The Company is continually engaged in administrative proceedings, arbitrations, and litigation with owners, general contractors, suppliers, and other unrelated parties, all arising in the ordinary courses of business. In the opinion of the Company’s management, the disposition or ultimate resolution of currently known claims and lawsuits will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows of the Company.

Energy Contracts

The Company enters into contracts with certain state agencies in Ohio to acquire, construct, implement, and install energy conservation measures, as described in the contracts. The contracts include guarantees related to yearly energy costs savings by these customers, typically over a ten-year period. To the extent the yearly savings guarantees are unmet, the Company would be required to pay the customer the difference between the amount of energy costs savings guarantee and actual savings realized. The total of those guarantee amounts for each year ending December 31, are as follows:

Amount
Year ending December 31:
2016	$313
2017	313
2018	156
$782

Under the terms of the contracts, the Company provides a guarantee bond to its customers in the amount of the guaranteed savings. The Company also maintains a Service Maintenance Agreement on most of the contracts so it can ensure proper maintenance of the equipment. On contracts without a Service Maintenance Agreement, the Company has no obligation for the guarantee if the equipment is not properly maintained. Since the inception of these contracts in 1997, the Company has not been required to make any payments for unmet energy savings under any of the contracts through December 31, 2015.

As a result of the guarantee bonds and its experience with these arrangements, the Company does not expect to incur any material liabilities with respect to the contracts. Accordingly, no liability has been recorded for the contract guarantees.

The terms of our construction contracts frequently require that we obtain from surety companies (“Surety Companies”) and provide to our customers payment and performance bonds (“Surety Bonds”) as a condition to the award of such contracts. The Surety Bonds secure our payment and performance obligations under such contracts, and we have agreed to indemnify the Surety Companies for amounts, if any, paid by them in respect of Surety Bonds issued on our behalf. In addition, at the request of labor unions representing certain of our employees, Surety Bonds are sometimes provided to secure obligations for wages and benefits payable to or for such employees. Public sector contracts require Surety Bonds more frequently than private sector contracts, and accordingly, our bonding requirements typically increase as the amount of public sector work increases. As of December 31, 2015, we had approximately $123.0 million in surety bonds outstanding. The Surety Bonds are issued by Surety Companies in return for premiums, which vary depending on the size and type of bond.

13. Operating Segments

The Company manages and measures performance of our business in two distinct operating segments: Construction and Service. These segments are reflective of how the Company’s Chief Operating Decision

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

13. Operating Segments  – (continued)

Maker (“CODM”) reviews operating results for the purposes of allocating resources and assessing performance. The Company’s CODM is its CEO.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates performance based on income from operations of the respective business units after the allocation of Corporate office operating expenses. Transactions between segments are eliminated in consolidation. Our Corporate office provides general and administrative support services to our two operating segments. Management allocates costs between segments for selling, general and administrative expenses and depreciation expense.

The Company does not identify capital expenditures and total assets by segment in its internal financial reports due in part to the shared use of a centralized fleet of vehicles and specialized equipment. Interest expense is not allocated to segments because of the corporate management of debt service including interest.

Segment information for the years ended December 31, 2015, 2014 and 2013 is as follows:

	For The Year Ended December 31,
	2015	2014	2013
Revenues:
Construction	$273,563	$244,438	$287,878
Service	57,787	49,998	39,903
Total	$331,350	$294,436	$327,781
Gross Profit:
Construction	$32,136	$26,163	$33,113
Service	13,276	12,892	9,965
Total	$45,412	$39,055	$43,078
Selling, General and Administrative Expense:
Construction	$19,278	$20,892	$20,745
Service	9,855	9,468	7,231
Corporate	8,634	3,612	6,753
Total	$37,767	$33,972	$34,729
Income (Loss) from Operations:
Construction	$9,258	$2,602	$8,885
Service	3,421	3,424	2,734
Corporate	(5,034)	(943)	(3,270)
Total	$7,645	$5,083	$8,349
Other Data:
Depreciation and Amortization:
Construction	$1,523	$1,438	$1,405
Service	572	469	426
Corporate	535	687	759
Total	$2,630	$2,594	$2,590

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	Successor	Predecessor
(in thousands, except share data)	September 30, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$546	$6,107
Restricted cash	63	63
Accounts receivable – trade, net of allowance for doubtful accounts of $0.1 million as of September 30, 2016 and $0.1 million as of December 31, 2015, respectively	122,306	85,357
Costs and estimated earnings in excess of billings on uncompleted contracts	28,612	20,745
Advances to and equity in joint ventures, net	7	6
Other current assets	2,362	1,793
Total current assets	153,896	114,071
Property and equipment – net	19,138	13,221
Intangible assets	19,556	—
Goodwill	11,861	—
Deferred tax asset	3,048	—
Other assets	619	37
Total assets	$208,118	$127,329
Current liabilities:
Current portion of long-term debt	$4,378	$2,698
Accounts payable, including retainage	48,997	42,569
Billing in excess of costs and estimated earnings on uncompleted contracts	43,405	26,272
Accrued expenses and other current liabilities	20,579	15,660
Total current liabilities	117,359	87,199
Long-term debt, net of current portion and debt issuance costs	46,400	30,957
Other long-term liabilities	1,265	964
Total liabilities	165,024	119,120
Commitments and contingencies	—	—
Redeemable convertible preferred stock, net, par value $0.0001, 1,000,000 shares authorized, 400,000 issued and outstanding as of September 30, 2016 ($10,160 redemption value as of September 30, 2016)	10,108	—
Stockholders’ equity and members’ equity:
Members’ equity, 10,000,000 Class A units authorized, issued and outstanding as of December 31, 2015 (Predecessor)	—	8,209
Common stock, par value $0.0001, 100,000,000 shares authorized; 5,927,818 issued and outstanding as of September 30, 2016 (Successor)	1	—
Additional paid-in capital	37,926	—
Accumulated deficit	(4,941)	—
Total stockholders’ equity/members’ equity	32,986	8,209
Total liabilities and stockholders’ equity and members’ equity	$208,118	$127,329

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Successor	Predecessor
(in thousands, except share and per share data)	July 20, 2016 through September 30, 2016	July 1, 2016 through July 19, 2016	July 1, 2015 through September 30, 2015
Revenue	$91,889	$26,924	$82,899
Cost of revenue	79,818	23,770	71,380
Gross profit	12,071	3,154	11,519
Operating expenses:
Selling, general and administrative	10,207	3,899	9,207
Amortization of intangibles	1,454	—	—
Total operating expenses	11,661	3,899	9,207
Operating income (loss)	410	(745)	2,312
Other income (expenses):
Interest income (expense), net	(853)	(178)	(829)
Gain (loss) on sale of property and equipment	(21)	4	(6)
Total other expenses	(874)	(174)	(835)
Net income (loss) before income taxes	(464)	(919)	1,477
Income tax benefit	2,277	—	—
Net income (loss) and total comprehensive income (loss)	1,813	(919)	1,477
Dividends on cumulative redeemable convertible preferred stock	160	—	—
Net income attributable to Limbach Holdings, Inc. common stockholders	$1,653
Net income (loss) attributable to Limbach Holdings LLC member unit holders		$(919)	$1,477
Successor EPS
Basic earnings per share for common stock:
Net income attributable to Limbach common stockholders	$0.28
Diluted earnings per share for common stock:
Net income attributable to Limbach common stockholders	$0.27
Weighted average number of shares outstanding:
Basic	5,927,813
Diluted	6,727,813

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Successor	Predecessor
(in thousands, except share and per share data)	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016	January 1, 2015 through September 30, 2015
Revenue	$91,889	$221,391	$239,570
Cost of revenue	79,818	192,911	207,320
Gross profit	12,071	28,480	32,250
Operating expenses:
Selling, general and administrative	10,207	24,015	27,454
Amortization of intangibles	1,454	—	—
Total operating expenses	11,661	24,015	27,454
Operating income	410	4,465	4,796
Other income (expenses):
Interest income (expense), net	(853)	(1,898)	(2,361)
Gain (loss) on sale of property and equipment	(21)	1	4
Total other expenses	(874)	(1,897)	(2,357)
Net income (loss) before income taxes	(464)	2,568	2,439
Income tax benefit	2,277	—	—
Net income and total comprehensive income	1,813	2,568	2,439
Dividends on cumulative redeemable convertible preferred stock	160	—	—
Net income attributable to Limbach Holdings, Inc. common stockholders	$1,653
Net income attributable to Limbach Holdings LLC member unit holders		$2,568	$2,439
Successor EPS
Basic earnings per share for common stock:
Net income attributable to Limbach common stockholders	$0.28
Diluted earnings per share for common stock:
Net income attributable to Limbach common stockholders	$0.27
Weighted average number of shares outstanding:
Basic	5,927,813
Diluted	6,727,813

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIMBACH HOLDINGS, INC.
(Successor)
Condensed Consolidated Statement of Stockholders’ Equity
July 20, 2016 through September 30, 2016
(Unaudited)

(in thousands, except share amounts)	Common Stock		Additional paid in capital	Accumulated deficit	Stockholders' equity/deficit
	Numbers of shares outstanding	Par value amount
Balance at July 19, 2016	1,952,081	$—	$6,514	$(6,594)	$(80)
Reclassify common shares subject to possible redemption	3,995,919	1	39,959	—	39,960
Issuance of merger shares	2,200,005	—	17,465	—	17,465
Issuance of warrants	—	—	1,087	—	1,087
Repurchase of shares from redeeming shareholders	(2,800,000)	—	(28,000)	—	(28,000)
Conversion of stock rights	479,813	—	—	—	—
Issuance of shares to underwriter	100,000	—	901	—	901
Dividends on redeemable convertible preferred stock	—	—	—	(160)	(160)
Net income	—	—	—	1,813	1,813
Balance at September 30, 2016	5,927,818	$1	$37,926	$(4,941)	$32,986

LIMBACH HOLDINGS LLC
(Predecessor)
Condensed Consolidated Statements of Members’ Equity
December 31, 2015 through July 19, 2016
(Unaudited)

(in thousands, except member units)	Number of Class A units outstanding	Number of Class C units outstanding	Members’ equity	Total
Balance at December 31, 2015	10,000,000	—	$8,209	$8,209
Net income	—	—	2,568	2,568
Stock based compensation	—	—	1,349	1,349
Distributions	—	—	(195)	(195)
Balance at July 19, 2016	10,000,000	—	$11,931	$11,931

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Successor	Predecessor
(thousands, except share and per share data)	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016	January 1, 2015 through September 30, 2015
Cash flows from operating activities:
Net income	$1,813	$2,568	$2,439
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,789	1,582	1,852
Allowance for doubtful accounts	134	50	(28)
Stock based compensation expense	—	1,349	—
Capitalized deferred interest on subordinated debt	84	1,395	1,987
Amortization of debt issuance costs	52	—	—
Deferred tax provision	(2,667)	—	—
(Gain) loss on sale of property and equipment	21	1	(4)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(42,855)	5,722	(5,495)
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	10,831	(18,698)	(7,504)
(Increase) decrease in other current assets	(251)	(662)	(406)
(Increase) decrease in other assets	94	(95)	(45)
Increase (decrease) in accounts payable	7,722	(6,973)	(2,980)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	12,857	4,276	(688)
Increase (decrease) in accrued expenses and other current liabilities	(6,035)	10,847	3,668
Increase (decrease) in other long-term liabilities	28	277	(251)
Net cash (used in) provided by operating activities	(15,383)	1,639	(7,455)
Cash flows from investing activities:
Proceeds from sale of property and equipment	69	7	44
Advances to joint ventures	(1)	—	(1)
Purchase of property and equipment	(468)	(2,114)	(840)
Acquisition of Limbach Holdings LLC, net of cash acquired	(32,158)	—	—
Proceeds from trust account	19,545	—	—
Net cash used in investing activities	(13,013)	(2,107)	(797)
Cash flows from financing activities:
Proceeds from revolving credit facility	16,567	60,122	42,452
Proceeds from term loan	24,000	—	—
Proceeds from subordinated debt	13,000	—	—
Payments on revolving credit facility	(8,301)	(63,630)	(40,135)
Payments on term loan	(1,270)	(1,038)	(1,556)
Payments on subordinated debt facility	(23,604)	—	—
Payments on capital leases	(345)	(660)	(794)
Proceeds from issuance of redeemable convertible preferred stock	9,948	—	—
Debt issuance costs	(1,313)	—	—
Distributions to members	—	(195)	(124)
Net cash provided by (used in) financing activities	28,682	(5,401)	(157)
Increase (decrease) in cash and cash equivalents	286	(5,869)	(8,409)
Cash and cash equivalents, beginning of period – Limbach Holdings, Inc.	22	—	—
Cash and cash equivalents, beginning of period – Limbach Holdings LLC	238	6,107	8,612
Cash and cash equivalents, end of period	$546	$238	$203
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment acquired financed with capital leases	$467	$1,014	$834

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows – (Continued)
(Unaudited)

On July 20, 2016, pursuant to the Merger Agreement, as amended, the Company completed the business combination with Limbach Holdings LLC (“LHLLC”) in a transaction accounted for as a purchase. The excess of the purchase price of $51.0 million over the fair value of the net assets acquired of $39.1 million was allocated to goodwill. As part of the consideration paid the Company issued 2,200,005 shares of common stock and 1,666,670 warrants with a fair value consideration of $18.6 million. See Note 4 — Business Combination.

During the Successor period from July 20, 2016 through September 30, 2016, the Company recorded redeemable convertible preferred stock dividends totaling $0.2 million.

In connection with the Business Combination, the Company issued 100,000 shares of common stock valued at $901 thousand to its underwriter in exchange for their services.

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1 — Organization and Nature of Business

Limbach Holdings, Inc., formerly known as 1347 Capital Corp. (“1347 Capital”), (the “Company” or “Successor”), is a Delaware corporation headquartered in Pittsburgh, Pennsylvania. The Condensed Consolidated Financial Statements include the accounts of Limbach Holdings, Inc. and its wholly owned subsidiaries, including Limbach Holdings LLC, Limbach Facility Services LLC, Limbach Company LLC, Harper Limbach LLC, Harper Limbach Construction LLC and Limbach Company LP.

The Company was originally incorporated as a special purpose acquisition company, formed for the purpose of effecting a merger, equity interest exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 20, 2016 (the “Acquisition Date” or the “Closing Date”), the Company consummated a business combination (“Business Combination”) with Limbach Holdings LLC (LHLLC) pursuant to the agreement and plan of merger dated as of March 23, 2016 by and among 1347 Capital Corp. (now Limbach Holdings Inc.), Limbach Holdings LLC and FdG HVAC, LLC, as stockholders’ representative (the “Merger Agreement”). In connection with the closing of the Business Combination, the Company changed its name from 1347 Capital Corp. to Limbach Holdings, Inc. See Note 4 — Business Combination for further discussion.

Through these entities we operate our business in two segments, (i) Construction, in which we generally manage large construction or renovation projects that involve primarily HVAC, plumbing and electrical services, and (ii) Service, in which we provide maintenance or service primarily on HVAC, plumbing or electrical services. This work is primarily performed under fixed price, modified fixed price, and time and material contracts over periods of typically less than two years. The Company’s customers operate in several different industries, including healthcare, education, government, commercial, manufacturing, entertainment, and leisure. The Company operates primarily in the Northeast, Mid-Atlantic, Southeast, Midwest, and Southwestern regions of the United States.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

Predecessor and Successor Financial Statements

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). For additional information, these Condensed Consolidated Financial Statements should be read in conjunction with LHLLC’s consolidated financial statements and notes as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, included in the Company’s definitive proxy statement/prospectus filed with the SEC on June 16, 2016 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

As a result of the Business Combination, the Company is the acquirer for accounting purposes and LHLLC is the acquiree and accounting predecessor. The Company’s financial statement presentation distinguishes the Company’s presentations into two distinct periods, the period up to the Acquisition Date (labeled “Predecessor”) and the period including and after that date (labeled “Successor”). The merger was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions. See Note 4 — Business Combination for a discussion of the estimated fair values of assets and liabilities recorded in connection with the Company’s acquisition of LHLLC.

As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the accompanying Condensed Consolidated Financial Statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are presented on a

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

different basis and are, therefore, not comparable. The period presented from July 20, 2016 through September 30, 2016 is the “Successor” period. The periods presented from July 1, 2016 through July 19, 2016 and January 1, 2016 through July 19, 2016, as well as the relevant 2015 periods, are the “Predecessor” periods.

The accompanying Condensed Consolidated Financial Statements are presented as of December 31, 2015 (Predecessor), and September 30, 2016 (Successor), and for the pre-acquisition periods from July 1, 2015 through September 30, 2015 (Predecessor), from January 1, 2015 through September 30, 2015 (Predecessor), from January 1, 2016 through July 19, 2016 (Predecessor) and the post-acquisition period from July 20, 2016 through September 30, 2016 (Successor).

The historical financial information of 1347 Capital, prior to the business combination (a special purpose acquisition company, or SPAC) has not been reflected in the Predecessor financial statements as these historical amounts have been considered de minimis. SPACs deposit the proceeds from their initial public investor offerings segregated into a trust account until a business combination occurs, where such funds are then used to either pay consideration for the acquiree or stockholders who elect to redeem their shares of common stock in connection with the vote to approve such business combination, and the SPAC operations until the closing of a business combination are nominal and de minimis. Accordingly, no other activity in the Company was reported for periods prior to July 19, 2016 besides LHLLC’s operations as Predecessor.

For the Condensed Consolidated Statements of Stockholders’ Equity and Members’ Equity, the Predecessor results reflect the equity balances and activities of LHLLC from December 31, 2015 through July 19, 2016 (prior to the closing of the business combination), and the Successor results reflect the Company’s equity balances at July 19, 2016 (prior to the closing of the business combination) and the activities for the Company through September 30, 2016.

Unaudited Interim Financial Information

The accompanying interim Condensed Consolidated Balance Sheet as of September 30, 2016, the Condensed Consolidated Statements of Operations, Condensed Consolidated Statement of Stockholders’ Equity and Members’ Equity and the Condensed Consolidated Statements of Cash Flows for the periods presented are unaudited. Also, within the notes to the Condensed Consolidated Financial Statements, we have included unaudited information for these interim periods. These unaudited interim Condensed Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of management, the unaudited interim Condensed Consolidated Financial Statements have been prepared on the same basis as LHLLC’s audited Consolidated Financial Statements and include all adjustments necessary for the fair presentation of the Company’s statement of financial position as of September 30, 2016 and its results of operations and its cash flows for the periods presented. Such adjustments are of a normal recurring nature. The results are not necessarily indicative of the results to be expected for the period ending December 31, 2016.

The Predecessor Condensed Consolidated Balance Sheet as of December 31, 2015 was derived from audited financial statements, but does not include all disclosures required by GAAP.

Principles of Consolidation

The Successor Condensed Consolidated Financial Statements include all amounts of Limbach Holdings, Inc. and its subsidiaries. The Predecessor Condensed Consolidated Financial Statements include all amounts of Limbach Holdings LLC and its subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the Condensed Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Condensed

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Consolidated Financial Statements of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reported period, and the accompanying notes. Management believes that its most significant estimates and assumptions have been based on reasonable and supportable assumptions and the resulting estimates are reasonable for use in the preparation of the Condensed Consolidated Financial Statements. The Company’s significant estimates include estimates associated with revenue recognition on construction contracts, impairment of goodwill, intangibles, property and equipment, fair valuation in business combinations, insurance reserves, income tax valuation allowances and contingencies. If the underlying estimates and assumptions upon which the Condensed Consolidated Financial Statements are based change in the future, actual amounts may differ from those included in the accompanying Condensed Consolidated Financial Statements.

Intangible Assets

Goodwill and indefinite-lived intangible assets are not amortized, but are reviewed for impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable. Judgments regarding indicators of potential impairment are based on market conditions and operational performance of the business.

Annually, the Company performs an impairment analysis of goodwill. The Company may assess its goodwill for impairment initially using a qualitative approach (“step zero”) to determine whether conditions exist to indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value. If management concludes, based on its assessment of relevant events, facts and circumstances that it is more likely than not that a reporting unit’s carrying value is greater than its fair value, then a quantitative analysis will be performed to determine if there is any impairment. The Company may also elect to initially perform a quantitative analysis instead of starting with step zero. The quantitative assessment for goodwill is a two-step assessment. “Step one” requires comparing the carrying value of a reporting unit, including goodwill, to its fair value using the income approach. The income approach uses a discounted cash flow model, which involves significant estimates and assumptions, including preparation of revenue and profitability growth forecasts, selection of a discount rate, and selection of a terminal year multiple. If the fair value of the respective reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and no further testing is required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is to measure the amount of impairment loss, if any. “Step two” compares the implied fair value of goodwill to the carrying amount of goodwill. The implied fair value of goodwill is determined by a hypothetical purchase price allocation using the reporting unit’s fair value as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment charge is recorded to write down goodwill to its implied fair value and is recorded as a selling, general and administrative expense within the Company’s consolidated statements of operations and comprehensive income (loss).

Annually, the Company also performs an impairment analysis of its indefinite-lived intangible assets. Impairment losses are recorded to the extent that the carrying value of the indefinite-lived intangible asset exceeds its fair value. The Company measures the fair value of its trade name using an income approach which uses a discounted cash flow model. The most significant estimates and assumptions inherent in this approach are the preparation of revenue and profitability growth forecasts, selection of a discount rate and a terminal year multiple.

The Company reviews intangible assets with definite lives subject to amortization whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets with definite lives subject to amortization are amortized on a straight-line or accelerated basis with estimated useful lives ranging from 1 to 15 years. Events or circumstances that might require impairment testing include the identification of other impaired assets within a reporting unit, loss of key personnel, the disposition of a

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

significant portion of a reporting unit, a significant decline in stock price, or a significant adverse change in the Company’s business climate or regulations affecting the Company.

Long-Lived Assets

We evaluate the carrying value of long-lived assets including definite-lived intangibles whenever events or changes in circumstances indicate that a potential impairment has occurred. A potential impairment has occurred if the projected future undiscounted cash flows are less than the carrying value of the assets. The estimate of cash flows includes management’s assumptions of cash inflows and outflows directly resulting from the use of the asset in operations. When a potential impairment has occurred, an impairment charge is recorded if the carrying value of the long-lived asset exceeds its fair value. Fair value is measured based on a projected discounted cash flow model using a discount rate which we feel is commensurate with the risk inherent in our business. Our impairment analysis contains estimates due to the inherently judgmental nature of forecasting long-term estimated cash flows and determining the ultimate useful lives of assets. Actual results may differ, which could materially impact our impairment assessment.

Revenues and Cost Recognition

Revenues from fixed price and modified fixed price contracts are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenues from time and materials contracts are recognized as services are performed. Contract revenue for long-term construction contracts is based upon management’s estimate of contract prices at completion, including revenue for additional work on which contract pricing has not been finalized (claims) but is considered probable. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined.

Contract costs include direct labor, material, and subcontractor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, depreciation, and insurance. Total estimated contract costs are based upon management’s current estimate of total costs at completion.

In addition to revenue recognition for long-term construction contracts, the Company recognizes revenues from service contracts as these services are performed. There are two basic types of service contracts: fixed price service contracts which are signed in advance for maintenance, repair, and retrofit work over a period of typically one year, and service contracts not signed in advance for similar maintenance, repair, and retrofit work on an as-needed basis. Fixed price service contracts are generally performed evenly over the contract period, and accordingly, revenue is recognized on a pro rata basis over the life of the contract. Revenues derived from other service contracts are recognized when the services are performed. Expenses related to all service contracts are recognized as services are provided.

Costs and estimated earnings in excess of billings on uncompleted contracts reflected in the condensed consolidated balance sheets arise when revenues have been recognized but the amounts cannot be billed under the terms of the contracts. Also included in costs and estimated earnings on uncompleted contracts are amounts the Company seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to scope and price, or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Such amounts are recorded at estimated net realizable value when realization is probable and can be reasonably estimated. No profit is recognized on the construction costs incurred in connection with claim amounts. Claims and unapproved change orders made by the Company may involve negotiation and, in rare cases, litigation. Unapproved change orders and claims also involve the use of estimates, and it is reasonably

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

possible that revisions to the estimated recoverable amounts of recorded claims and unapproved change orders may be made in the near term. Claims against the Company are recognized when a loss is considered probable and amounts are reasonably determinable. Billings in excess of costs and estimated earnings on uncompleted contracts represent billings in excess of revenues recognized.

In accordance with industry practice, we classify as current all assets and liabilities relating to the performance of contracts. The terms of our contracts generally range from six months to two years.

Selling, general, and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period in which such amounts are incurred.

Deferred Financing Costs

Deferred financing costs representing third party, non-lender debt issuance costs are deferred and amortized using the effective interest rate method over the term of the related long-term debt agreement, and the straight-line method for the revolving credit agreement.

Deferred financing costs including lender debt discounts and premiums, and other direct lender fees are deferred and amortized using the effective interest rate method over the term of the related debt agreement.

Debt issuance costs related to term loans are reflected as a direct deduction from the carrying amount of Long-Term debt liability, in accordance with FASB Accounting Standards Update (“ASU”) 2015-03. Debt issuance costs related to revolving credit facilities are capitalized and reflected as an Other Asset.

Income Taxes

Successor

The provision for income taxes includes federal, state, local and foreign taxes. The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740-10, Income Taxes, which requires the use of the asset and liability method. Under this method, deferred tax assets and liabilities and income or expense is recognized for the expected future tax consequences of temporary differences between the financial statement carrying values and their respective tax bases, using enacted tax rates expected to be applicable in the years in which the temporary differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes.

The Company evaluates the realizability of its deferred tax assets and establishes a valuation allowance when it is more likely than not that all or a portion of the deferred tax assets will not be realized. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected, scheduling of anticipated reversals of taxable temporary differences, and considering prudent and feasible tax planning strategies.

The Company determines its income tax benefits and liabilities for uncertain income tax positions based on a two-step process. The first step is recognition, where an individual tax position is evaluated as to whether it has a likelihood of greater than 50% of being sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation processes. No tax benefit is recorded for tax positions that are currently estimated to have less than a 50% likelihood of being sustained. For tax positions that have met the recognition threshold in the first step, the Company performs the second step of measuring the benefit to be recorded. The amount of the benefit that may be recognized must have a greater than 50% likelihood of being realized on ultimate settlement. The actual benefits ultimately realized may differ from the estimates. In future periods, changes in facts, circumstances and new information may require the Company to change the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recorded in income tax expense and liability in the period in which such changes occur.

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Any interest or penalties incurred related to unrecognized tax benefits are recorded as tax expense in the provision for income tax expense line item of the accompanying Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). The Company has not incurred interest expense or penalties related to income taxes during any period presented in the Condensed Consolidated Financial Statements. The Condensed Consolidated Financial Statements reflect expected future tax consequences of such positions presuming the taxing authorities have full knowledge of the position and all relevant facts, but without considering time values.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Predecessor

The Predecessor is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Predecessor being passed through to the members. As such, no recognition of federal or state income taxes for the Predecessor or its subsidiaries that are organized as limited liability companies or limited partnerships was provided for in the accompanying Predecessor Condensed Consolidated Financial Statements.

Fair Value Measurements

The Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:

•	Level 1 — quoted prices in active markets for identical assets and liabilities;
•	Level 2 — observable market based inputs or unobservable inputs that are corroborated by market data; and
•	Level 3 — significant unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Successor

The Company believes that the carrying amounts of its financial instruments, including cash and cash equivalents, trade accounts receivable, accounts payable and amounts drawn under the revolving portion of the new senior credit facility, consist primarily of instruments without extended maturities, which approximate fair value primarily due to their short-term maturities and low risk of counterparty default. We also believe that the carrying value of the term portion of the new senior credit facility approximates its fair value due to the variable rate on such debt. Management also believes that the carrying value of the subordinated debt approximates market due to its recent issuance and comparable term sheets received from non-traditional lenders. Based on this analysis, the Company determined as of September 30, 2016 the fair value of its subordinated debt of $13.1 million approximates its carrying value.

To determine the fair value of its warrants issued in connection with the Business Combination, the Company utilized the Black-Scholes method. See Note 8 — Equity.

Predecessor

The carrying value of the Predecessor debt associated with the Company’s senior credit facility approximated its fair value due to the variable rate on such debt. The fair value of the Company’s subordinated debt was determined based upon Level 3 inputs including a comparison to current market conditions as shown by relevant indexes and average yields, security specific leverage, and seniority within the capital structure.

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Comprehensive income (loss)

Comprehensive income (loss) is a measure of net income (loss) including all changes in equity that result from transactions with other than stockholders, and would normally be recorded in the consolidated statements of stockholders’ and members’ equity and consolidated statements of comprehensive income (loss). The Company’s management has determined that net income (loss) is the only component of the Company’s comprehensive income (loss). Accordingly, no additional disclosures below the net income (loss) line are required for the Company’s consolidated statements of operations, and disclosure in the consolidated statements of stockholders’ and members’ equity is not required.

Cumulative Redeemable Convertible Preferred Stock

The Company’s cumulative redeemable convertible preferred stock is classified as temporary equity and is shown net of issuance costs. The difference in carrying value and redemption value is due to the issuance costs. Cumulative dividends are accrued at each balance sheet date so that the temporary equity carrying value will equal its redemption value at the date the temporary equity is redeemable.

Unpaid preferred dividends are accumulated, compounded at each quarterly dividend date and presented within the carrying value of the preferred stock. See Note 9 — Cumulative Redeemable Convertible Preferred Stock.

Earnings per Share

Successor

The Company calculates earnings per share in accordance with ASC 260 — Earnings per Share. Basic earnings per common share (“EPS”) applicable to common stockholders is computed by dividing earnings applicable to common stockholders by the weighted-average number of common shares. The Company’s basic EPS is calculated assuming that 100% of the Company’s income available to common stockholders will be distributed as dividends to common stockholders, even though the Company does not anticipate distributing 100% of its earnings as dividends.

Income available to common stockholders is computed by deducting the dividends accumulated for the period on cumulative preferred stock from income from continuing operations (if applicable) and also from net income. If there is a loss from continuing operations or a net loss, the amount of the loss is increased by those preferred dividends.

Diluted EPS assumes the dilutive effect of outstanding common stock warrants, using the treasury stock method, in accordance with ASC 260-10-45-22, and the dilutive effect of the Series A cumulative convertible preferred stock, using the if-converted method, in accordance with ASC 260-10-45-40. The if-converted method adds back preferred stock dividends to net income if dilutive.

The control number for determining whether including potential common shares in the diluted EPS computation would be antidilutive is income from continuing operations. As a result, if there is a loss from continuing operations, diluted EPS is computed in the same manner as basic EPS is computed, even if the Company had net income after adjusting for a discontinued operation or change in accounting principle. Similarly, if the Company has income from continuing operations but its preferred dividend adjustment made in computing income available to common stockholders (in accordance with ASC 260-10-45-11) results in a loss from continuing operations available to common stockholders, diluted EPS would be computed in the same manner as basic EPS.

Diluted EPS for the period from July 20, through September 30, 2016, included 800,000 potential shares related to preferred stock under the if-converted method, and excluded 4,815,676 potential shares related to warrants, 330,000 potential shares related to underwriter’s warrants, and 300,000 potential shares related to an option for underwriter’s warrants which have not been exercised.

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Warrants to purchase 4,815,676 shares of common stock at prices from $11.50 to $15.00 per share were outstanding but were not included in the computation of diluted EPS because the warrants’ exercise price was greater than the average market price of the common shares during the period (in accordance with ASC 260-10-55-3).

Predecessor

The Company has not presented predecessor earnings per member unit information because it is not meaningful or comparable to the required Successor EPS information, as well as the fact that Predecessor units were not publicly traded.

Note 3 — Accounting Standards

Recently Adopted Accounting Standards

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. The amendments in this update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The amendments in this update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption of the amendments in this update was permitted for financial statements that have not been previously issued. The Company adopted this standard for its fiscal year ending December 31, 2016 (Successor). The adoption has no impact on the Company’s results of operations and is a presentation change only on the balance sheet.

In August 2015, the FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, stating that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The amendments in this update are effective concurrent with adoption of ASU 2015-03. The Company has adopted this standard for its fiscal year ended December 31, 2016 (Successor). The adoption has no impact on the Company’s results of operations or balance sheet as debt issuance costs related to line-of-credit arrangements continue to be presented as an asset on the Company’s consolidated balance sheets.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. The amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. For private entities, the amendments in this update are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early application is permitted for all entities as of the beginning of interim or annual reporting periods. The Company has adopted this standard for its fiscal year ended December 31, 2016 (Successor). The adoption has no impact on the Company’s results of operations and is a presentation change only on the balance sheet.

Recent Accounting Pronouncements

The effective dates shown in the following pronouncements are private company effective dates, based upon the Company’s election to conform to private company effective dates based on the relief provided to Emerging Growth Companies under the JOBS Act.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers — Topic 606, which supersedes the revenue recognition requirements in FASB ASC 605. The new guidance established principles for reporting revenue and cash flows arising from an entity’s contracts with customers. This new

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 3 — Accounting Standards  – (continued)

revenue recognition standard will replace most of the recognition guidance within GAAP. This guidance was deferred by ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, issued by the FASB in August 2015, which deferred the effective date of ASU 2014-09 from annual and interim periods beginning after December 15, 2017 to annual and interim periods beginning after December 15, 2018. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations, which further clarifies the implementation guidance in ASU 2014-09. In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, to expand the guidance on identifying performance obligations and licensing within ASU 2014-09. In May 2016, the FASB issued ASU 2016-12, Revenues from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, which amends the guidance in the new revenue standard on collectability, noncash consideration, presentation of sales tax, and transition. The amendments are intended to address implementation issues that were raised by stakeholders and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. The guidance can be applied on a full retrospective or modified retrospective basis whereby the entity records a cumulative effect of initially applying this update at the date of initial application. We have not yet selected a method of application nor have we determined the potential impact this authoritative guidance will have on our Condensed Consolidated Financial Statements. These standards are effective for fiscal years beginning after December 15, 2018, including interim periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating this standard to determine the impact of its adoption on the Condensed Consolidated Financial Statements.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This amendment states that in connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued, when applicable). The amendments in this update are effective for the annual reporting period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company does not expect adoption of ASU 2014-15 to have a material impact on its Condensed Consolidated Financial Statements.

In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments. The amendments in this update require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. To simplify the accounting for adjustments made to provisional amounts recognized in a business combination, the amendments in this update eliminate the requirement to retrospectively account for those adjustments. For private entities, the amendments in this update are effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. The Company does not expect adoption of ASU 2015-16 to have a material impact on its Condensed Consolidated Financial Statements.

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). ASU 2016-02 provides an approach for classifying leases as either finance leases or operating leases. For either classification, a right-of-use asset and a lease liability will be required to be recognized, unless the term of the lease is one year or less. The guidance is required to be applied using a modified retrospective approach which includes optional practical expedients. It is effective for annual periods beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020. The Company is currently evaluating this standard to determine the impact of its adoption on the Condensed Consolidated Financial Statements.

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 3 — Accounting Standards  – (continued)

In March 2016, the FASB issued ASU 2016-09, “Compensation—Stock Compensation: Improvements to Employee Share-Based Payment Accounting” to simplify accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2017, and for interim periods within fiscal years beginning after December 15, 2018. The Company is currently evaluating this standard to determine the impact of its adoption on the Condensed Consolidated Financial Statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments” to address diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The Company is currently evaluating this standard to determine the impact of its adoption on the Condensed Consolidated Financial Statements.

Note 4 — Business Combination

On July 20, 2016, pursuant to the Merger Agreement, the Company’s wholly owned subsidiary merged with and into Limbach Holdings LLC in a transaction accounted for as a business combination. Following this transaction, 1347 Capital changed its name to Limbach Holdings, Inc. The Company determined its preliminary allocation of the fair value of the assets acquired and liabilities assumed, as follows:

(in thousands)	As of July 20, 2016
Cash	$238
Restricted cash	63
Accounts receivable	80,930
Property and equipment	19,524
Intangible assets	21,010
Costs and estimated earnings in excess of billings on uncompleted contracts	39,443
Other current assets	2,111
Other assets	130
Advances to and equity in joint ventures	6
Deferred tax assets	380
Total assets acquired	163,835
Accounts payable, including retainage	35,596
Accrued expenses and other current liabilities	26,507
Billings in excess of costs on long term contracts	30,548
Long-term debt	30,858
Other long term liabilities	1,239
Total liabilities assumed	124,748
Net assets acquired	$39,087

LHLLC’s equity holders and option holders received consideration comprised of (a) $32.4 million in cash, (b) 2,200,005 shares of Company common stock, (c) 666,670 merger warrants, each exercisable for one share of Company common stock at an exercise price of $12.50 per share, and (d) 1,000,006 additional warrants, each exercisable for one share of Company common stock at an exercise price of $11.50 per share. Certain of the shares and warrants are subject to lockup agreements and securities law restrictions. Additional cash in excess of fair value of $0.6 million was paid to Limbach Holdings LLC (Predecessor) Class C Unit

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 4 — Business Combination  – (continued)

Optionholders, resulting in share-based compensation expense to Limbach Holdings, Inc. (Successor) of $0.6 million for the period from July 20, 2016 through September 30, 2016. Total cash paid, including the additional share-based compensation, was $33.0 million.

The fair value of the consideration paid was as follows:

(in thousands, except shares and per share amounts)		As of July 20, 2016
Purchase price
Cash consideration paid for Limbach Facilities common shares		$32,396
Number of 1347 Capital common shares delivered	2,200,005
Fair value on July 20, 2016		17,465
Number of 1347 Capital warrants delivered, 5 year, $11.50 strike price	1,000,006
Fair value on July 20, 2016		599
Number of 1347 Capital warrants delivered, 7 year, $12.50 strike price	666,670
Fair value on July 20, 2016		488
Total consideration paid		$50,948

The following is a reconciliation of the purchase price paid associated with the acquisition over the estimated fair value of net assets acquired, allocated to goodwill:

(in thousands)	As of July 20, 2016
Total consideration paid	$50,948
Less, net assets acquired	39,087
Goodwill	$11,861

Direct transaction-related costs consist of costs incurred in connection with the Merger Agreement and the Business Combination. These costs, totaling $0.1 million for the period from July 20, 2016 through September 30, 2016 (Successor), are reflected in selling, general and administrative expenses in the respective Condensed Consolidated Statement of Operations. 1347 Capital also incurred transaction costs of $5.9 million independently prior to the Business Combination, and since the Special Purpose Acquisition Company is not consolidated with the Predecessor (see Note 2 — Basis of Presentation), those costs are not reflected in the Predecessor financial statements, but are disclosed herein.

Additional costs consisting of stock option and other compensation-related expenses were recorded in connection with the Business Combination. These costs, totaling $0.6 million for the period from July 20, 2016 through September 30, 2016 (Successor), and $1.5 million for the period July 1, 2016 through July 19, 2016 (Predecessor), are reflected in selling, general and administrative expenses in the respective Condensed Consolidated Statements of Operations. This Predecessor amount reflects compensation expense associated with stock options which became fully vested and exercisable in connection with the Business Combination.

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 4 — Business Combination  – (continued)

The following table summarizes the Company’s preliminary allocation of the identifiable intangible assets acquired as of the date of the closing of the Business Combination:

(in thousands)	Gross Amount at Acquisition Date	Weighted Average Amortization Period (in Years)
Trade name	$9,960	Indefinite
Backlog – Construction	5,200	2.5
Backlog – Service	920	1 Year
Customer Relationships – Service	4,930	15 Years
Total	$21,010

Goodwill represents the excess of the purchase price over the estimated fair value assigned to tangible and identifiable intangible assets acquired and liabilities assumed from the Predecessor. Goodwill of $11.9 million was associated with the Business Combination, and is deductible for tax purposes.

Per ASC 805-30-50-1, a qualitative description of the factors that make up the goodwill amount recognized includes expected synergies from combining the ability to raise new investment for acquisition and growth in public capital markets, and other intangible assets that do not qualify for separate recognition under GAAP, such as acquired workforce and growth opportunities which do not qualify as separately recognizable intangible assets.

The Company estimated the fair value of its acquired intangible assets using the relief from royalty method for the Trade Name, and the profit contribution method for the Customer Relationships-Service and for Backlog — Construction and Backlog — Service. Under the relief from royalty method, the Company’s fair value estimate of their acquired trade name was determined based on the present value of the economic royalty savings associated with the ownership or possession of the trade name based on an estimated royalty rate applied to the cash flows to be generated by the business. Under the profit contribution method, the value of the intangible asset is equal to the present value of the after-tax cash flows attributable solely to the subject intangible asset.

The Company’s preliminary allocation of purchase price is based upon preliminary valuations performed, as disclosed above, to determine the fair value of the net assets as of the acquisition date. The amounts allocated to goodwill and intangible assets are based on preliminary valuations and are subject to adjustments to reflect final valuations. These final valuations of the assets and liabilities could have a material impact on the preliminary purchase price allocation disclosed above.

The following unaudited pro forma financial information summarizes the combined results of operations for the Company as though the Business Combination had occurred on January 1, 2015:

	Pro Forma Combined Statements of Operations
	For the nine months ended September 30,
(in thousands)	2016	2015
Pro forma revenues	$313,280	$331,350
Pro forma net loss attributable to common shareholders	$(848)	$(3,614)

Subsequent to the filing of the filing of the Company’s Form 10-Q, it was determined that the pro forma net loss attributable to common shareholders for the nine months ended September 30, 2016 was inaccurate and needed to be corrected. The correction reflected above resulted from an immaterial overstatement of the intangible amortization expense which was utilized in these computations.

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 4 — Business Combination  – (continued)

The pro forma financial information does not include any costs related to the acquisition. In addition, the pro forma financial information does not assume any impacts from revenue, cost or other operating synergies that could be generated as a result of the acquisition. The unaudited pro forma financial information is not necessarily indicative of what the Company’s results would have been had the acquisition been consummated on such dates or project results of operations for any future period.

The following pro forma adjustments were incorporated into the presentation:

1.	Successor and Predecessor periods have been combined in the pro forma for the nine months ended September 30, 2016 and 2015.
2.	Transaction costs related to the acquisition were eliminated.
3.	Intangible amortization is based on the economic values derived from definite-lived intangible assets.
4.	Depreciation is incorporated based on the new fair values and estimated useful lives of fixed assets.
5.	Interest expense is recognized on new debt financing.
6.	Preferred dividends are recognized on the new issue of cumulative redeemable convertible preferred stock.
7.	Statutory provision for income taxes was used.
8.	The activities of 1347 Capital have been excluded for the period from January 1, 2016 through July 19, 2016 and for the nine months ended September 30, 2015, because it was not consolidated and its operations were de minimis, as discussed in Note 2 — Basis of Presentation.

Note 5 — Accounts Receivable and Allowance for Uncollectible Accounts

Accounts receivable and the allowance for uncollectible accounts are comprised of the following:

	Successor	Predecessor
(in thousands)	September 30, 2016	December 31, 2015
Accounts receivable-trade	$97,963	$70,192
Retainage	24,477	15,307
Allowance for uncollectible accounts	(134)	(142)
Accounts receivable-trade, net	$122,306	$85,357

Note 6 — Intangibles

Intangible assets, including goodwill, are comprised of the following:

	Successor	Predecessor
(in thousands)	September 30, 2016	December 31, 2015
Trade name	$9,960	$—
Backlog – Construction	5,200	—
Backlog – Service	920	—
Customer Relationships – Service	4,930	—
	21,010	—
Accumulated amortization	(1,454)
	19,556	—
Goodwill	11,861	—
Total	$31,417	$—

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 6 — Intangibles  – (continued)

The definite-lived intangible assets are amortized over the period the Company expects to receive the related economic benefit, which for customer relationships is based upon estimated future net cash inflows. The indefinite-lived intangible assets are tested for impairment annually, or when an impairment event occurs. The estimated useful lives of intangible assets are as follows:

For definite-lived intangible assets acquired:

Asset	Amortization Method	Estimated Useful Life
Backlog – Construction	Pattern of economic benefit	2.5 years
Backlog – Service	Straight line	1.0 year
Customer Relationships – Service	Pattern of economic benefit	15.0 years

Total amortization expense for these amortizable intangible assets was $1.5 million for the Successor period from July 20, 2016 to September 30, 2016. There were no intangible assets in the Predecessor periods, and accordingly no amortization expense. The Company did not recognize any impairment charges related to definite and indefinite-lived intangible assets for the Successor period from July 20, 2016 to September 30, 2016.

The Successor’s total amortization expense for these intangible assets is estimated as follows for the years ending December 31: 2016 — $3.3 million, 2017 — $3.7 million, 2018 — $1.3 million, 2019 — $0.6 million, and 2020 — $0.5 million.

Note 7 — Debt

Long-term debt consists of the following obligations as of:

	Successor	Predecessor
(in thousands)	September 30, 2016	December 31, 2015
Senior credit facility – revolver	$11,758	$7,000
Senior credit facility – term loan payable in quarterly installments of principal, plus interest through 2021	23,250	1,500
Subordinated debt	13,084	22,209
State of Ohio loan-payable in monthly installments of principal, plus interest at 3% through 2017	52	110
Capital leases – collateralized by vehicles, payable in monthly installments of principal, plus interest ranging from 4.9% to 5.3% through 2020	3,312	2,836
Total debt	51,456	33,655
Less – Current portion	(4,378)	(2,698)
Less – Debt issuance costs	(678)	—
Long-term debt	$46,400	$30,957

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 7 — Debt  – (continued)

The scheduled contractual repayment on long-term debt and capital leases is as follows for the years ending December 31:

Successor
(in thousands)	September 30, 2016
2016	$1,142
2017	4,269
2018	4,174
2019	4,235
2020	3,794
2021 and thereafter	33,842
Total	$51,456

Successor

New Senior Credit Facility

In conjunction with the completion of the Business Combination, all amounts outstanding under the Company’s existing senior credit facility were paid in full and the Company entered into a new senior credit facility with multiple lenders (the “Credit Agreement”). The new senior credit facility consists of a $24.0 million term loan and a $25.0 million revolving line of credit, both with a maturity date of July 20, 2021. It is collateralized by substantially all of the Company’s assets. Principal payments on the term loan of $750,000 are due quarterly commencing with the calendar quarter ended September 30, 2016, and ending with the calendar quarter ending June 30, 2018. Principal payments of $900,000 are due at the end of subsequent quarters through maturity of the loan, with any remaining amounts due at maturity. Outstanding borrowings on both the term loan and the revolving line of credit bear interest at either the Base Rate (as defined in the Credit Agreement) or LIBOR (as defined in the Credit Agreement), plus the applicable additional margin, payable monthly.

The Credit Agreement includes restrictions on, among other things and subject to certain exceptions, the Company and its subsidiaries’ to incur additional indebtedness, pay dividends or make other distributions, redeem or purchase capital stock, make investments and loans and enter into certain transactions, including selling assets, engaging in mergers or acquisitions and entering into transactions with affiliates.

The Credit Agreement requires that the Company comply with certain financial performance covenants including with respect to total leverage, senior leverage, fixed charges and tangible net worth. As of September 30, 2016, the Company was in compliance with all covenants under the Credit Agreement.

Mandatory prepayments are required upon the occurrence of certain events, including, among other things and subject to certain exceptions, equity issuances, a change of control of the Company, certain debt issuances, assets sales and excess cash flow. Commencing with the fiscal year ending December 31, 2017, the Company will be required to remit an amount equal to 50% of the excess cash flow (as defined in the Credit Agreement) of the Company, which percentage will be reduced based on the Senior Leverage Ratio (as defined therein). The Company may voluntarily prepay the loans at any time subject to the limitations set forth in the new senior credit facility.

The equity interests of the Company’s subsidiaries have been pledged as security for the obligations under the Credit Agreement. The Credit Agreement includes customary events of default, including, among other items, payment defaults, cross-defaults to other indebtedness, a change of control default and events of default with respect to certain material agreements. Additionally, with respect to the Company, an event of default occurs if the Company’s securities cease to be registered with the SEC pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In case of an event of default,

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 7 — Debt  – (continued)

the administrative agent would be entitled to, among other things, accelerate payment of amounts due under the new senior credit facility, foreclose on the equity of the Company’s subsidiaries, and exercise all rights of a secured creditor on behalf of the lenders.

The additional margin applied to both the revolver and term loan is determined based on levels achieved under the Company’s Senior Leverage Ratio covenant.

The following is a summary of the additional margin:

Level	Additional Margin for Base Rate loans	Additional Margin for Libor Rate loans	Commitment Fee
I	3.00%	4.00%	.50%
II	2.75%	3.75%	.50%
III	2.50%	3.50%	.50%
IV	2.25%	3.25%	.50%

The Company had $9.9 million of availability under this revolving credit facility at September 30, 2016. The Company had an irrevocable letter of credit with its lender to secure obligations under its self-insurance program. At September 30, 2016, the outstanding letters of credit related to this program were $3.4 million.

New Subordinated Debt

In conjunction with the completion of the Business Combination, the Company’s existing subordinated debt was paid in full and the Company entered into a new subordinated debt agreement. The new subordinated debt agreement consists of a $13.0 million loan with a maturity date of July 20, 2022 (the “Subordinated Loan”). Principal payments are not required prior to maturity. Outstanding borrowings bear interest at 16.0%, with 13.0% payable quarterly in cash, and the Company having the option either to pay the remaining 3.0% in cash or have it deferred and capitalized into the loan balance. For the Successor period from July 20, 2016 through September 30, 2016, $84 thousand of deferred interest was expensed and added to the Subordinated Loan balance.

Upon a Conversion Event (defined as a prepayment of more than 75% of the original principal of the loans, an acceleration, a Change of Control (as defined therein) or maturity), the Subordinated Loan holders may elect to receive, in satisfaction of all or a portion of the outstanding principal of the Subordinated Loan (which constitutes the deferred interest portion of the loan), the number of shares of Limbach common stock equal to the deferred interest portion of the loan divided by $10.00 per share (the “Conversion Shares”). The Subordinated Loan holders may further elect to be paid entirely in Limbach stock or to receive a cash payment equal to the deferred interest portion of the loan being converted, plus shares of Limbach stock determined by a formula equal to the Conversion Shares, minus the Liquidation Shares (defined as the portion of the deferred interest portion of the loan being converted, divided by the five-day weighted trading average of a share of Limbach Stock for the five Business Days preceding the trigger date). Upon a Conversion Event, the subordinated debt holders will have registration rights with respect to such shares, including one demand registration right and usual and customary “piggy-back” registration rights, pursuant to a registration rights agreement.

Mandatory prepayments are required upon the occurrence of certain events, including, among other things and subject to certain exceptions, equity issuances, a change of control of the Company or its subsidiaries, certain debt issuances and asset sales. The Company may voluntarily prepay the loan at any time subject to a prepayment fee. If prepayment occurs prior to July 20, 2017, the prepayment fee will be 3.0% of the principal amount of the loan being prepaid plus all interest that would be due on the loan if the same had remained

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 7 — Debt  – (continued)

outstanding until July 20, 2017. After July 20, 2017 and prior to July 20, 2018, the prepayment fee is 3.0% of the principal amount of the loan being paid. After July 20, 2018, there is no prepayment fee.

Predecessor

Senior Credit Facility

The Predecessor had a senior credit facility with a single lender. The revolving credit facility permitted borrowings up to $30.0 million. Outstanding borrowings bore interest at Libor plus 2.75% at December 31, 2015 (2.99% assuming 30-day Libor). Subsequent to year end, in January 2016, the credit facility was increased to $35.0 million and the maturity date was extended to May 2018. It was collateralized by substantially all of the Company’s assets except for real property. The credit facility contained certain restrictive covenants, which, among other things, required the Company to maintain certain financial ratios. The credit facility also contained cross-default provisions related to the subordinated debt facility and the underwriting agreement with the Company’s surety. Outstanding borrowings bore interest at Libor plus 3.25% at December 31, 2015 (3.49% assuming 30-day Libor), payable monthly. In January 2016, the term loan was converted into a “draw term” loan facility and the amount of the facility was increased to $7.5 million, of which $5.5 million was available to be drawn in increments not to exceed $2.0 million.

The Company had $18.0 million of availability under this revolving credit facility at December 31, 2015. A commitment fee was payable on the average daily unused amount of the senior credit facility. The fee was 0.4% of the unused amount. The Company had an irrevocable letter of credit with its lender to secure obligations under its self-insurance program. At December 31, 2015, the outstanding letters of credit related to this program were $3.4 million.

Subordinated Debt

The subordinated debt was unsecured and bore paid-in-kind interest at 13.0%. The subordinated debt contained similar covenants to the senior credit facility. This debt was held entirely by the majority owner of the Company. The Company was permitted to pay monthly on the subordinated interest as long as the Company exceeded certain tangible net worth and working capital baselines. The Company exceeded those thresholds but management elected to suspend any interest payments in the interim. In January 2016, the maturity date of the principal and the paid in kind interest was extended to December 2018.

Note 8 — Equity

Successor

The Company’s second amended and restated certificate of incorporation currently authorizes the issuance of 100,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. Prior to the Business Combination, there were 5,948,000 shares of common stock and 400,000 shares of preferred stock issued and outstanding.

In connection with its initial public offering in July 2014, the Company sold units comprised of one common share, one warrant, and one right to automatically obtain one-tenth of a common share upon the consummation of a business combination. At the time of the Business Combination, 4,798,000 outstanding rights were automatically converted into 479,800 common shares.

The Company also has outstanding warrants exercisable for 4,665,676 shares of common stock, consisting of: (i) 4,600,000 Public Warrants; (ii) 198,000 warrants, each exercisable for one-half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per whole share) (“Sponsor Warrants”); (iii) 600,000 warrants, each exercisable for one share of common stock at an exercise price of $15.00 per share (“$15 Exercise Price Warrants”); (iv) 666,670 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share (“Merger Warrants”); and (v) 1,000,006 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share (“Additional Merger Warrants”).

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 8 — Equity  – (continued)

The Public Warrants, Sponsor Warrants and $15 Exercise Price Warrants were issued under a warrant agreement dated July 15, 2014, between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Merger Warrants and Additional Merger Warrants were issued to the sellers of LHLLC.

As part of the Business Combination, the Company used equity securities as part of the consideration utilizing a private placement under U.S. Securities Rule 144. Rule 144 restrictions on the sale of Company securities constitutes a security-specific restriction under fair value guidance, and therefore a price adjustment to the fair value is appropriate for affiliates of the Company who own in excess of 10% of the outstanding securities.

Fair value determinations for the securities used as consideration are valued at market prices, unless they have a security-specific restriction.

Fair value determination for securities with security-specific restrictions under U.S. Securities Law incorporate a price adjustment to the market price.

There were 2,200,005 equity shares issued, 666,670 Merger Warrants, and 1,000,006 Additional Warrants.

Non-affiliate shareholders, as defined under U.S. Securities Law, who received securities resulting from the Business Combination own the following Company securities:

•	457,005 common shares, valued at $9.01 (Merger Shares)
•	137,569 Merger Warrants, 7-year expiration, each exercisable for one share of common stock at a price of $12.50 per share, valued at $1.13 per warrant
•	206,355 Additional Warrants, 5-year expiration, each exercisable for one share of common stock at a price of $11.50 per share, valued at $0.98 per warrant

One shareholder entity qualified as an affiliate of the Company under U.S. Securities Law, and those securities were subject to a price adjustment. The affiliate owns the following securities resulting from the business combination:

•	1,743,000 Merger Shares, valued at $7.66
•	529,101 Merger Warrants, 7-year expiration, each exercisable for one share of common stock at a price of $12.50 per share, valued at $0.63 per warrant
•	793,651 Additional Warrants, 5-year expiration, each exercisable for one share of common stock at a price of $11.50 per share, valued at $0.50 per warrant

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 8 — Equity  – (continued)

The valuation of the warrants was performed using the Black-Scholes option model with the following inputs. A price adjustment of 15% to the stock price input was made to the securities held by the affiliate. Non-affiliates used 100% of the stock price fair value. The valuation of the stock price and warrants is based upon preliminary valuations and are subject to adjustments to reflect final valuations.

At July 20, 2016	Affiliate	Non-Affiliates
Merger Shares
Current stock price	$7.66	$9.01
12.50 Merger Warrants
Current stock price	$7.66	$9.01
Exercise price	12.50	12.50
Risk-free rate	1.27%	1.27%
Expected term (in years)	7.00	7.00
Expected volatility	20%	20%
Expected dividend yield	0.00%	0.00%
$11.50 Merger Warrants
Current stock price	$7.66	$9.01
Exercise price	11.50	11.50
Risk-free rate	1.15%	1.15%
Expected term (in years)	5.00	5.00
Expected volatility	20%	20%
Expected dividend yield	0.00%	0.00%

Predecessor

The Predecessor’s LLC agreement authorized the Predecessor to issue up to 10,000,000 Class A Member Units and 2,000,000 Class C Units. As of December 31, 2015, there were 10,000,000 Class A units authorized, issued and outstanding. No Class C units were issued or outstanding.

In conjunction with the business combination (see Note 4 — Business Combination), the securities that were in existence in the Predecessor periods, as further discussed below, were settled and no longer outstanding subsequent to July 20, 2016.

Note 9 — Cumulative Redeemable Convertible Preferred Stock

Successor

The Company’s second amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by its board of directors. In connection with the Business Combination the Company issued 400,000 shares of Class A preferred stock (the “Preferred Stock”). Each share of Preferred Stock may be converted (at the holder’s election) into 2.00 shares of the Company’s common stock (as may be adjusted for any stock splits, reverse stock splits or similar transactions), representing a conversion price of $12.50 per share of the Company’s common stock; provided, that such conversion is in compliance with Nasdaq’s listing requirements. The Preferred Stock ranks senior to all classes and series of outstanding capital stock. The Company has agreed to not issue any other shares of capital stock that rank senior or pari passu to the Preferred Stock while the Preferred Stock is outstanding, unless at least 30% of the proceeds from such issuance are used to redeem Preferred Stock. The holders of the Preferred Stock will, in priority to any other class or series of capital stock, be entitled to receive, as and when declared by the board of directors fixed, cumulative, preferential dividends at a rate of: (i) 8% per annum in years one through three from issuance;

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 9 — Cumulative Redeemable Convertible Preferred Stock  – (continued)

(ii) 10% per annum in years four through five from issuance; and (iii) 12% per annum thereafter, payable in equal quarterly installments. Dividends on outstanding Preferred Stock will accrue from day to day from the date of issuance of the Preferred Stock. No dividends may be made in excess of the accrued and unpaid preferred yield in respect of the Preferred Stock.

So long as the Preferred Stock is outstanding, the Company is restricted from repurchasing, redeeming or retiring any shares of its capital stock other than the Preferred Stock. In the event of liquidation, dissolution or winding up, the holders of the Preferred Stock will be entitled to receive $25.00 per share of Preferred Stock, plus accrued but unpaid dividends thereon, whether declared or not, before any amount is paid or any assets are distributed to holders of junior capital stock. After payment to the holders of Preferred Stock of the liquidation amounts, such holders shall not be entitled to share in any further distribution payment in respect of the assets of the Company. The Company will redeem all outstanding shares of Preferred Stock on the six-year anniversary from the date of issuance for the price of $25.00 per share of Preferred Stock (as may be adjusted for any stock splits, reverse stock splits or similar transactions), plus accrued but unpaid dividends thereon, whether or not declared, up to and including the date specified for redemption. The holders are not entitled to vote.

Note 10 — Income Taxes

The Company is taxed as a C Corporation. The historical audited financial results and other Predecessor financial information included herein reflect the Predecessor results as a limited liability company, which was taxed as a partnership for federal income tax purposes and not at the entity level. Following the Business Combination, the Company is treated as a disregarded entity; therefore, the financial results include the effects of federal and state income taxes at the parent level.

The provision for income taxes for the 2016 Successor period consists of the following:

Successor
(in thousands)	July 20, 2016 through September 30, 2016
Current
U.S. Federal	$319
State and local	71
Total current	390
Deferred tax benefit
U.S. Federal	(2,667)
State and local	—
Total deferred tax benefit	(2,667)
Provision (benefit) for income taxes	$(2,277)

Prior to the Business Combination, the Company had a deferred tax asset of $2.3 million which was offset by an equivalent valuation allowance. The valuation allowance was recorded due to management’s assumptions and judgments regarding the recoverability of the deferred tax asset, based on the more likely than not criterion. Upon the consummation of the Business Combination, management determined that no valuation allowance was required and it was reversed. This resulted in $2.3 million of deferred income tax benefit, and an unusually high effective tax rate of 364.6%, within the Successor period from July 20, 2016 through September 30, 2016. No valuation allowance was required as of September 30, 2016.

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 10 — Income Taxes  – (continued)

The components of deferred tax assets (liabilities) were as follows:

Successor
(in thousands)	July 20, 2016 through September 30, 2016
Deferred tax assets
Accrued expenses	$476
Allowance for doubtful accounts	126
Intangibles	456
Goodwill	6,712
Startup costs	180
Total deferred tax assets	7,950
Deferred tax liabilities
Fixed assets	(4,902)
Total deferred tax liabilities	(4,902)
Net deferred tax asset	$3,048

The Company performed an analysis of its tax positions and determined that no material uncertain tax positions exist. Accordingly, there is no liability for uncertain tax positions as of September 30, 2016. Based on the provisions of ASC 740-10, the Company had no material unrecognized tax benefits as of September 30, 2016.

A reconciliation of the federal statutory income tax rate to the Company’s effective tax rate is as follows:

Successor
As of September 30, 2016
Federal statutory income tax rate	34.0%
State income taxes, net of federal tax effect	4.6%
Change in valuation allowance	372.8%
Nondeductible expenses	-46.8%
Effective tax rate	364.6%

Note 11 — Operating Segments

The Company determined its operating segments on the same basis that it assesses performance and makes operating decisions. The Company manages and measures the performance of its business in two distinct operating segments: Construction and Service. These segments are reflective of how the Company’s Chief Operating Decision Maker (“CODM”) reviews operating results for the purposes of allocating resources and assessing performance. The Company’s CODM is comprised of its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates performance based on income from operations of the respective business units after the allocation of Corporate office operating expenses. Transactions between segments are eliminated in consolidation. Our Corporate office provides general and administrative support services to our two operating segments. Management allocates costs between segments for selling, general and administrative expenses and depreciation expense.

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 11 — Operating Segments  – (continued)

All of the Company’s identifiable assets are located in the United States, which is where the Company is domiciled. The Company does not have sales outside the United States. For the Successor period from July 20, 2016 through September 30, 2016, the Company had a customer which represented approximately 17% of its total revenues. This resulted from a construction project which commenced in early 2016, on which significant activity occurred during August and September 2016. No single customer accounted for more than 10% of total revenues in any of the Predecessor periods presented.

The Company does not identify capital expenditures and total assets by segment in its internal financial reports due in part to the shared use of a centralized fleet of vehicles and specialized equipment. Interest expense is not allocated to segments because of the corporate management of debt service including interest.

Segment information for the periods presented is as follows:

	Successor	Predecessor	Predecessor
(in thousands)	July 20, 2016 through September 30, 2016	July 1, 2016 through July 19, 2016	July 1, 2015 through September 30, 2015
Statement of Operations Data:
Revenue
Construction	$73,917	24,150	$66,739
Service	17,972	2,774	16,160
Total revenue	91,889	26,924	82,899
Gross profit
Construction	8,049	2,639	8,015
Service	4,022	515	3,504
Total gross profit	12,071	3,154	11,519
Selling, general and administrative expenses
Construction	4,399	1,149	4,981
Service	2,431	563	2,419
Corporate	3,377	2,187	1,807
Total selling, general and administrative expenses	10,207	3,899	9,207
Amortization of intangibles	1,454	—	—
Operating income (loss)	$410	(745)	$2,312
Other Data:
Depreciation and amortization
Construction	767	93	360
Service	378	26	125
Corporate	1,644	30	109
	$2,789	149	$594

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 11 — Operating Segments  – (continued)

	Successor	Predecessor	Predecessor
(in thousands)	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016	January 1, 2015 through September 30, 2015
Statement of Operations Data:
Revenue
Construction	$73,917	183,100	$194,284
Service	17,972	38,291	45,286
Total revenue	91,889	221,391	239,570
Gross profit
Construction	8,049	20,300	22,137
Service	4,022	8,180	10,113
Total gross profit	12,071	28,480	32,250
Selling, general and administrative expenses
Construction	4,399	11,680	14,982
Service	2,431	6,302	7,452
Corporate	3,377	6,033	5,020
Total selling, general and administrative expenses	10,207	24,015	27,454
Amortization of intangibles	1,454	—	—
Operating income	$410	4,465	$4,796
Other Data:
Depreciation and amortization
Construction	767	953	1,095
Service	378	333	378
Corporate	1,644	296	379
Total other data	$2,789	1,582	$1,852

Note 12 — Backlog

At September 30, 2016 and December 31, 2015, the Company’s contractual construction backlog, which represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress, was $402.0 million and $355.4 million, respectively. In addition, Service backlog as of September 30, 2016 and December 31, 2015 was $48.1 million and $22.7 million, respectively.

Note 13 — Related-Party Transactions

Successor

Upon consummation of the Business Combination, a note receivable due from Limbach Management Holding Company, LLC (LMHC) together with accrued interest, was repaid. See Predecessor discussion below.

Upon consummation of the Business Combination, a management services agreement with LMHC and an affiliate of another equity member, FdG Associates LLC, to perform certain advisory and consulting services was terminated. See Predecessor discussion below.

Upon consummation of the Business Combination, the subordinated debt held by the majority owner of the Company was repaid and terminated.

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 13 — Related-Party Transactions  – (continued)

Predecessor

In 2002, LMHC contributed capital of $4.0 million to Limbach Holdings LLC, of which $1.0 million was evidenced by a note payable to the Company which was included in Member’s Equity. The interest rate on the note was 6.0%. The note matured upon the earlier of the date of a change in control (as defined in the note), the date that was one year after the consummation of an initial public offering of the Company, or the date on which there was a dissolution of the Company. If accrued interest was outstanding, interest receivable related to the note would be included in other assets. The note, together with accrued interest, totaling $1.0 million, was paid at the consummation of the Business Combination on July 20, 2016.

Limbach Holdings LLC also had a management services agreement with LMHC and an affiliate of another equity member, FdG Associates LLC (FdG), for LMHC and FdG to perform certain advisory and consulting services. In consideration for such services, the Company was charged a quarterly fee of $50 thousand by LMHC and $250 thousand by FdG. As of December 31, 2015, amounts owed to LMHC and FdG relating to the agreement totaled $50 thousand and $250 thousand, respectively. Under these agreements, the Predecessor incurred related costs totaling $71 thousand for the period from July 1, 2016 to July 19, 2016, $671 thousand for the period from January 1, 2016 through July 19, 2016, $300 thousand for the three months ended September 30, 2015, and $900 thousand for the nine months ended September 30, 2015.

As detailed in Note 7 — Debt, the Company had a subordinated note which was held by the majority owner of the Company. The subordinated debt contained similar covenants to the senior credit facility. This subordinated note balance of $23.6 million was repaid at the consummation of the Business Combination.

Note 14 — Commitments and Contingencies

Leases.  Operating leases consist primarily of leases for real property and equipment. The leases frequently include renewal options, escalation clauses, and require the Company to pay certain occupancy expenses. Lease expense was approximately $0.7 million for the period from July 20, 2016 through September 30, 2016 (Successor), $1.7 million for the period from January 1, 2016 through July 19, 2016 (Predecessor) and $0.2 million from July 20, 2016 through September 30, 2016.

Capital leases consist primarily of leases for vehicles (see Note 7 — Debt). The leases are collateralized by the vehicles and require monthly payments of principal and interest. All leases transfer title at lease end for a nominal cash buyout.

Legal.  The Company is continually engaged in administrative proceedings, arbitrations, and litigation with owners, general contractors, suppliers, and other unrelated parties, all arising in the ordinary courses of business. In the opinion of the Company’s management, typically, the results of these actions will not have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

Energy Contracts.  The Company enters into contracts with certain state agencies in Ohio to acquire, construct, implement, and install energy conservation measures, as described in the contracts. The contracts include guarantees related to yearly energy costs savings by these customers, typically over a ten-year period. To the extent the yearly savings guarantees are unmet, the Company would be required to pay the customer the difference between the amount of energy costs savings guarantee and actual savings realized. The total of those guarantee amounts for each year ending December 31, 2016, 2017 and 2018 are $0.3 million, $0.3 million and $0.2 million, respectively.

Under the terms of the contracts, the Company provides a guarantee bond to its customers in the amount of the guaranteed savings. The Company also maintains a Service Maintenance Agreement on most of the contracts so it can ensure proper maintenance of the equipment. On contracts without a Service Maintenance Agreement, the Company has no obligation for the guarantee if the equipment is not properly maintained.

LIMBACH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 14 — Commitments and Contingencies  – (continued)

Since the inception of these contracts in 1997, the Company has not been required to make any material payments for unmet energy savings under any of the contracts through September 30, 2016.

As a result of the guarantee bonds and its experience with these arrangements, the Company does not expect to incur any material liabilities with respect to the contracts. Accordingly, no liability has been recorded for the contract guarantees.

Surety.  The terms of our construction contracts frequently require that we obtain from surety companies (“Surety Companies”) and provide to our customers, payment and performance bonds (“Surety Bonds”) as a condition to the award of such contracts. The Surety Bonds secure our payment and performance obligations under such contracts, and we have agreed to indemnify the Surety Companies for amounts, if any, paid by them in respect of Surety Bonds issued on our behalf. In addition, at the request of labor unions representing certain of our employees, Surety Bonds are sometimes provided to secure obligations for wages and benefits payable to or for such employees. Public sector contracts require Surety Bonds more frequently than private sector contracts, and accordingly, our bonding requirements typically increase as the amount of public sector work increases. As of September 30, 2016, we had approximately $166.6 million in surety bonds outstanding. The Surety Bonds are issued by Surety Companies in return for premiums, which vary depending on the size and type of bond.

Collective Bargaining Agreements.  Many of the Company’s craft labor employees are covered by collective bargaining agreements. The agreements require the Company to pay specified wages, provide certain benefits and contribute certain amounts to multi-employer pension plans. If the Company withdraws from any of the multi-employer pension plans or if the plans were to otherwise become underfunded, the Company could incur additional liabilities related to these plans. Although the Company has been informed that some of the multi-employer pension plans to which it contributes have been classified as “critical” status, the Company is not currently aware of any significant liabilities related to this issue.

Self-Insurance

The Company purchases workers’ compensation and general liability insurance under policies with per-incident deductibles of $250 thousand and a maximum aggregate deductible loss limit per year.

The components of the self-insurance as of September 30, 2016 and December 31, 2015 are as follows:

	Successor	Predecessor
(in thousands)	September 30, 2016	December 31, 2015
Current liability – workers’ compensation and general liability	$339	$619
Current liability – medical and dental	310	259
Non-current liability	616	531
Total liability	$1,265	$1,409
Cash and cash equivalents-restricted	$63	$63

The restricted cash balance represents an imprest cash balance set aside for the funding of workers’ compensation and general liability insurance claims. This amount is replenished either when depleted or at the beginning of each month.

       Shares

Limbach Holdings, Inc.

Common Stock

PROSPECTUS
         , 2016

D.A. Davidson & Co.      Craig-Hallum Capital Group

Through and including            , 2016 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee.

Amount
SEC registration fee	$3,000
FINRA filing fee	4,300
Legal fees and expenses	250,000
Accounting fees and expenses	25,000
Printing fees and expenses	25,000
Total	$307,300

Item 14. Indemnification of Directors and Officers.

Our second amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our second amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL unless they violated their duty of loyalty to the Company or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful conversions, or derived improper personal benefit from their actions as directors. The effect of this provision of our second amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our second amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our second amended and restated certificate of incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of the Company, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our second amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by our second amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of the Company) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our second amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our second amended and restated certificate of incorporation may have or hereafter acquire under law, our second amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our second amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our second amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our second amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect the Company and/or any director, officer, employee or agent of the Company or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding unregistered securities that were sold by the Company within the past three years.

In April 2014, we issued 1,150,000 shares of common stock to 1347 Investors LLC (“1347 Investors”) for $25,000, in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as they were sold to accredited investors. In addition, 1347 Investors purchased an aggregate of 198,000 private units and 600,000 $15 Exercise Price Sponsor Warrants from us on a private placement basis simultaneously with the consummation of our initial public offering, for an aggregate purchase price of $2,118,000. These purchases were made on a private placement basis simultaneously with the consummation of our initial public offering pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In connection with the closing of the Business Combination, on July 20, 2016, we issued 400,000 shares of preferred stock to 1347 Investors for a purchase price of $12.50 per share, or $10 million in the aggregate. We also issued (i) 666,670 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share (“Merger Warrants”) and (ii) 1,000,006 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share (“Additional Merger Warrants”), in each case, to the former equity holders of Limbach Holdings LLC, and 100,000 shares of common stock to EarlyBirdCapital, Inc. These issuances were made on a private placement basis pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibit index following the signature page hereto is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on November 30, 2016.

Limbach Holdings, Inc.

By:	/s/ Charles A. Bacon III Charles A. Bacon III President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Limbach Holdings, Inc. hereby constitute and appoint each of Charles A. Bacon III, John Jordan and Scott Wright as the attorneys-in-fact and agents for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date
/s/ Charles A. Bacon III Charles A. Bacon III	President and Chief Executive Officer (principal executive officer)	November 30, 2016
/s/ John T. Jordan, Jr. John T. Jordan, Jr.	Chief Financial Officer (principal financial and accounting officer)	November 30, 2016
/s/ Gordon G. Pratt Gordon G. Pratt	Director	November 30, 2016
/s/ Larry G. Swets, Jr. Larry G. Swets, Jr	Director	November 30, 2016
/s/ Samuel Matthew Katz Samuel Matthew Katz	Director	November 30, 2016
/s/ David S. Gellman David S. Gellman	Director	November 30, 2016
/s/ Norbert W. Young Norbert W. Young	Director	November 30, 2016

EXHIBIT INDEX

Exhibit No.	Description
1.1+	Form of Underwriting Agreement.
2.1*	Agreement and Plan of Merger, dated March 23, 2016, by and among Limbach Holdings LLC, 1347 Capital Corp. and FdG HVAC LLC (“Merger Agreement”) (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-36541), filed with the SEC on March 29, 2016).
2.2*	Amendment No. 1 to Agreement and Plan of Merger, dated July 11, 2016, by and among 1347 Capital Corp., Limbach Holdings LLC and FdG HVAC LLC (incorporated by reference to Exhibit 2.1 to 1347 Capital Corp.’s Current Report on Form 8-K (File No. 001-36541), filed with the SEC on July 13, 2016).
2.3*	Amendment No. 2 to Agreement and Plan of Merger, dated July 18, 2016, by and among 1347 Capital Corp., Limbach Holdings LLC and FdG HVAC LLC (incorporated by reference to Exhibit 2.1 to 1347 Capital Corp.’s Current Report on Form 8-K (File No. 001-36541), filed with the SEC on July 18, 2016).
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36541), filed with the SEC on July 26, 2016).
3.2	Certificate of Designation of Class A Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-36541), filed with the SEC on July 26, 2016).
3.3	Certificate of Correction to Certificate of Designation of Class A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36541), filed with the SEC on August 24, 2016).
3.4	Bylaws of 1347 Capital Corp. (incorporated by reference to Exhibit 3.3 to Amendment No. 2 to 1347 Capital Corp.’s Registration Statement on Form S-1 (File No. 333-195695), filed with the SEC on June 30, 2014).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to 1347 Capital Corp.’s Registration Statement on Form S-1 (File No. 333-195695), filed with the SEC on June 30, 2014).
4.2	Warrant Agreement, dated July 15, 2014, between 1347 Capital Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to 1347 Capital Corp.’s Current Report on Form 8-K (File No. 333-195695), filed with the SEC on July 21, 2014).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to 1347 Capital Corp.’s Registration Statement on Form S-1 (File No. 333-195695), filed with the SEC on June 30, 2014).
4.4	Form of Merger Warrant issued pursuant to the Merger Agreement (incorporated by reference to Exhibit 4.4 to the Company’s Form S-3 (File No. 333-213646), filed with the SEC on September 15, 2016).
4.5	Form of Additional Merger Warrant issued pursuant to the Merger Agreement (incorporated by reference to Exhibit 4.5 to the Company’s Form S-3 (File No. 333-213646), filed with the SEC on September 15, 2016).
5.1	Form of Opinion of Winston & Strawn LLP.
10.1	Amended and Restated Registration Rights Agreement, dated as of July 20, 2016, by and among the Company and the parties named on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 26, 2016).

Exhibit No.	Description
10.2	Employment Agreement, dated as of March 23, 2016, by and between 1347 Capital Corp. and Charles A. Bacon III (incorporated by reference to Exhibit 10.2 to 1347 Capital Corp.’s Current Report on Form 8-K (File No. 333-195695), filed with the SEC on March 29, 2016).
10.3	Credit Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto, Fifth Third Bank, The PrivateBank and Trust Company and Wheaton Bank & Trust Company, a subsidiary of Wintrust Financial Corp. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 26, 2016).
10.4	Security Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, the Company, the other debtors party thereto and Fifth Third Bank (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 26, 2016).
10.5	Copyright Collateral Agreement, dated as of July 20, 2016, by and between the Company and Fifth Third Bank (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 26, 2016).
10.6	Loan Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto and Alcentra Capital Corporation (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 26, 2016).
10.7	Subordination and Intercreditor Agreement, dated as of July 20, 2016, by and between Fifth Third Bank and Alcentra Capital Corporation (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 26, 2016).
10.8	Registration Rights Agreement, dated as of July 20, 2016, by and between the Company and Alcentra Capital Corporation (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 26, 2016).
10.9	Note issued by Limbach Facility Services LLC to Alcentra Capital Corporation, dated July 20, 2016 (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 26, 2016).
10.10	Stockholder Lockup Agreement, dated as of July 20, 2016, by and between the Company and Charles A. Bacon, III (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 26, 2016).
10.11	Stockholder Lockup Agreement, dated as of July 20, 2016, by and between the Company and FdG HVAC LLC (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 26, 2016).
10.12	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 26, 2016).
10.13	Amendment No. 1 to Amended and Restated Registration Rights Agreement, among the Company and the signatories thereto (incorporated by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q (File No. 1-36541) filed with the SEC on November 14, 2016).
10.14	Offer Letter, dated March 18, 2015, by and between the Company and John T. Jordan, Jr.
10.15	Promotion Letter, dated April 24, 2015, by and between the Company and Kristopher L. Thorne.
16.1	Letter from BDO USA LLP (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K (File No. 1-36541).

Exhibit No.	Description
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 26, 2016).
23.1	Consent of Crowe Horwath LLP.
23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
101.INS+	XBRL Instance Document.
101.SCH+	XBRL Taxonomy Extension Schema Document.
101.CAL+	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF+	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB+	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE+	XBRL Taxonomy Extension Presentation Linkbase Document.

*	The exhibits to this Exhibit have been omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementary copies of such omitted exhibits to the SEC upon request.
+	To be filed by amendment.